UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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PPG Industries, Inc.
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# 2023 Proxy Statement

and Notice of Annual Meeting of Shareholders

PPG

A MESSAGE FROM PPG’S INDEPENDENT LEAD DIRECTOR

In 2022, PPG’s more than 50,000 employees across the world stayed focused on being a trusted partner for our customers, delivering results for our shareholders, and supporting the communities where we operate around the world.

Despite challenges that included historic cost inflation, geopolitical issues, COVID-19-related impacts, supply disruptions and labor shortages, PPG achieved record full-year 2022 reported net sales of approximately $17.7 billion, up 5% compared with 2021. Organic sales were higher by 8%, driven by higher selling prices.

Strategically, PPG continued to grow and strengthen the company, successfully integrating five recent acquisitions that have annualized sales of about $1.7 billion.

The success of the team’s work throughout the year has enabled PPG to continue to reward shareholders, paying $570 million in dividends for the year. PPG has raised its annual dividend payout for 51 consecutive years and has paid uninterrupted annual dividends for 123 years. PPG also continues to have strong financial flexibility with cash and short-term investments totaling approximately $1.2 billion at year end.

Throughout 2022, PPG took actions to further advance its environmental, social and governance (ESG) commitments. These included strengthening the governance and Board oversight of the company’s ESG program. In addition, PPG remained focused on diversity, equity and inclusion (DE&I), publishing the company’s first DE&I report. At the Board level, we strengthened our governance, receiving shareholder approval to declassify the Board and remove the supermajority voting requirements from our Articles of Incorporation and Bylaws.

On behalf of the Board of Directors, it is my pleasure to invite you to PPG’s 2023 Annual Meeting of Shareholders, which is to be held at 11:00 a.m., Eastern Time, on Thursday, April 20, 2023, via live audio webcast at https://www.cesonlineservices.com/ppg23_vm. We encourage you to read the attached Proxy Statement and vote on the included proposals.

We thank you for your continued support of and investment in PPG.

Hugh Grant Independent Lead Director PPG Board of Directors

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

WHEN	April 20, 2023 at 11:00 a.m. Eastern Time
WHERE	We will have a virtual meeting which you can attend by visiting https://www.cesonlineservices.com/ppg23_vm. There will be no physical location for in-person attendance at the Annual Meeting.
WHAT	1.	To elect as directors the five named nominees to serve in a class whose term expires in 2025;
	2.	To vote on a nonbinding resolution to approve the compensation of the Company’s named executive officers on an advisory basis;
	3.	To vote on the frequency of future advisory votes on executive compensation on an advisory basis;
	4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2023;
	5.	To vote on a shareholder proposal to adopt a policy requiring an independent board chair, if properly presented; and
	6.	To transact any other business that may properly come before the meeting.
RECORD DATE	February 17, 2023
ANNUAL MEETING ADMISSION

To attend the virtual Annual Meeting, please follow the instructions at:

https://www.cesonlineservices.com/ppg23_vm

You will not be able to attend the Annual Meeting in person. If you plan to participate in the virtual meeting, you will need to pre-register by 5:00 p.m. Eastern Time on April 19, 2023. To pre-register for the meeting, please follow the instructions provided under the General Matters section found in the accompanying Proxy Statement. Shareholders may only participate online and must pre-register to vote and ask questions at the virtual meeting.

2023 Proxy Statement 1

PLEASE VOTE

Please know that your vote is very important to us, and we encourage you to vote promptly. Whether or not you expect to attend the virtual Annual Meeting, please vote via the Internet or telephone, or by paper proxy card or vote instruction form, which you should complete, sign and return by mail, so that your shares may be voted.

Beneficial Shareholders (Shares are held in a stock brokerage account or by a bank or other holder of record)

Internet Visit www.proxyvote.com. You will need the control number included in your proxy card, voter instruction form or notice.	Mobile App You can scan this QR code to vote with your mobile phone. You will need the control number included in your proxy card, voter instruction form or notice.	Phone Call 1-800-690-6903. You will need the control number included in your proxy card, voter instruction form or notice.	Mail Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	In Person See above regarding attendance at the virtual meeting.

Registered Shareholders and Employee Savings Plan Participants (Shares are registered in your name with PPG’s transfer agent or held in a Company-sponsored employee savings plan)

Internet Visit www.cesvote.com. You will need the control number included in your proxy card, voter instruction form or notice.	Mobile App You can scan this QR code to vote with your mobile phone. You will need the control number included in your proxy card, voter instruction form or notice.	Phone Call 1-888-693-8683. You will need the control number included in your proxy card, voter instruction form or notice.	Mail Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	In Person See above regarding attendance at the virtual meeting.

Joseph R. Gette Vice President, Deputy General Counsel and Secretary
March 9, 2023

2 2023 Proxy Statement

FORWARD-LOOKING STATEMENTS

This Proxy Statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our compensation program; sustainability; culture; diversity, equity and inclusion; community engagement; and related goals, commitments and strategies. These statements involve risks and uncertainties. Our actual future results, including the achievement of our targets, goals or commitments, could differ materially from our projected results as the result of changes in circumstances, assumptions not being realized, or other risks, uncertainties and factors, including due to the risks and uncertainties that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q, current reports on Form 8-K and subsequent filings. We assume no obligation to update any forward-looking statements or information, which speak as of the date of this Proxy Statement. This Proxy Statement includes several website addresses and references to additional materials found on those websites. These websites and materials are not incorporated herein by reference.

2023 Proxy Statement 3

PROXY STATEMENT SUMMARY

About the Meeting

Time and Place Thursday, April 20, 2023 11:00 a.m. Eastern Time

Virtual Shareholders’ Meeting

We will have a virtual meeting which you can attend by visiting https://www.cesonlineservices.com/ppg23_vm. There will not be a physical location for the meeting, and you will not be able to attend the meeting in person.

ATTENDING THE VIRTUAL ANNUAL MEETING

You will be able to attend the virtual Annual Meeting, vote, and submit your questions during the Annual Meeting via live online webcast by visiting https://www.cesonlineservices.com/ppg23_vm. You will not be able to attend the Annual Meeting in person. If you plan to participate in the virtual meeting, you will need to pre-register by 5:00 p.m. Eastern Time on April 19, 2023. To pre-register for the meeting, please follow the instructions provided under General Matters beginning on page 88. Shareholders may only participate online and must pre-register to vote and ask questions at the virtual meeting. A listen-only, live webcast of the virtual Annual Meeting will also be available to all shareholders and guests who do not pre-register at https://www.cesonlineservices.com/ppg23_vm.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Please see General Matters beginning on page 88 for important information about the proxy materials, voting, accessing the 2023 Annual Meeting and the deadlines to submit shareholder proposals and director nominees for the 2024 Annual Meeting of Shareholders.

Who We Are

We were founded in 1883 as Pittsburgh Plate Glass by Captain John B. Ford and John Pitcairn in Pittsburgh, Pennsylvania. Today, PPG is a leading, global supplier of paints, coatings and specialty materials.

Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company.

~52,000	70+	140 years	$17.7B
~52,000 employees globally	Operations in 70+ countries	Trusted by customers for nearly 140 years	$17.7 billion in sales in 2022

WELL POSITIONED FOR GROWTH

Specialty Producer	Sustainable	Aftermarket	Innovative	Consolidating
Global and diverse producer of specialty products with key functional value	Growing portfolio of sustainable products	High percentage of sales to aftermarket end-use markets	Strong pipeline of innovative products	Successful acquirer of coatings assets and businesses

4 2023 Proxy Statement

Proposals Roadmap

Voting Matters	Board Recommendations		Page
Election of Five Director Nominees	FOR	√	13
Advisory Vote on Approval of the Compensation of the Named Executive Officers	FOR	√	76
Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	ONE YEAR	√	79
Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2023	FOR	√	81
Vote on a Shareholder Proposal to Adopt a Policy Requiring an Independent Board Chair, if Properly Presented	AGAINST	X	82

Our Director Nominees

NOMINEES TO SERVE IN A CLASS WHOSE TERM EXPIRES IN 2025

Director	Age	Primary Occupation	Other Public Company Boards	Independent	Director Since	Committee Memberships
Stephen F. Angel	67	Chairman of the Board of Linde plc	General Electric Company	√	2010
Hugh Grant	64	Retired Chairman of the Board and Chief Executive Officer of Monsanto Company	Freeport-McMoRan Inc. Linde plc	√	2005
Melanie L. Healey	61	Former Group President, North America of The Procter & Gamble Company	Hilton Worldwide Holdings Inc. Target Corporation Verizon Communications Inc.	√	2016
Timothy M. Knavish	57	President and Chief Executive Officer of PPG Industries, Inc.	None		2022	None
Guillermo Novo	60	Chairman and Chief Executive Officer of Ashland Inc.	None	√	2021

Audit Committee	Human Capital Management and Compensation Committee	Nominating and Governance Committee	Sustainability and Innovation Committee

2023 Proxy Statement 5

Governance Highlights

Independence	10 of 12 directors are independent
All Board committee members are independent
Independent directors regularly meet without management present
Strong independent Lead Director with clearly defined duties that are publicly disclosed

Accountability	Majority voting in uncontested elections
Annual Board and committee self-evaluations
Board oversight of Company strategy

Shareholder Rights	No dual class structure; each shareholder gets one vote per share
Proxy access right with market terms
Extensive shareholder engagement
No poison pill

Financial Highlights

NET SALES	ADJUSTED EARNINGS PER DILUTED SHARE*	OPERATING CASH FLOW
Up 5%	$6.05	~$1 Billion

*From continuing operations. See reconciliation in Appendix A

Executive Compensation Highlights

Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value creation.

Compensation Component	Overview	Objectives
Base Salary	Fixed compensation that is established annually	Maintain parity with the competitive market for executives in comparable positions
Annual Incentive Awards	Variable compensation that is based on Company, business, and individual performance	Incentivize executive officers to achieve our short-term performance objectives
Long-Term, Equity-Based Incentives	Variable compensation that is based solely on Company performance	Retain our executive officers, align their financial interests with the interests of shareholders, and incentivize achievement of our long-term strategic goals

6 2023 Proxy Statement

EXECUTIVE TARGET PAY MIX

Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value creation. To this end, a substantial portion of our executives’ annual and long-term compensation is performance-based, with the payment being contingent on the achievement of performance goals.

Chief Executive Officer Pay Mix	Average Other Named Executive Officer Pay Mix

CHOOSE ELECTRONIC DELIVERY

We encourage PPG shareholders to voluntarily elect to receive future proxy and annual report materials electronically to help contribute to our sustainability efforts. If you are a registered shareholder, please visit www.cesvote.com for instructions. Beneficial shareholders can opt for e-delivery at www.proxyvote.com or by contacting their stockbroker or other nominee.

Combined with your adoption of Electronic Delivery of Proxy Materials, and the elimination of approximately 74,336 sets of proxy materials, we can ideally reduce the impact on the environment by:
using approximately 151 fewer tons of wood, or 906 fewer trees (14.1 acres of forest)	saving approximately 810,000 gallons of water, or the equivalent of filling approximately 37 swimming pools
using approximately 965 million fewer BTUs, or the equivalent of the amount of energy used by 1,150 residential refrigerators for one full year	using approximately 680,000 fewer pounds of greenhouse gases, including CO2, or the equivalent of 61.8 automobiles running for one year
eliminating approximately 44,600 pounds of solid waste	reducing hazardous air pollutants by approximately 60.4 pounds
Environmental impact estimates were calculated using the Environmental Paper Network Paper Calculator. For more information visit www.papercalculator.org.

2023 Proxy Statement 7

SUSTAINABILITY, CULTURE AND HUMAN RIGHTS

Our Culture

At PPG, we aim to champion all employees, empowering them to be their authentic selves and allowing everyone to reach their full potential. In 2022, we achieved several key milestones, including:

●	Launched our inaugural Diversity, Equity & Inclusion Report.
●	Earned a score of 100 on the 2022 DISABILITY EQUALITY INDEX®.
●	Formally scaled a global recruiting process for non-frontline roles by using labor market data to build diverse candidate slates for recruitment.
●	Launched a new leadership competency model, The PPG Way to Lead, to connect our behaviors to our values, providing clarity and consistency for what great leadership looks like at PPG.
●	Created a safe forum for conversations and storytelling around bias, discrimination and inclusion at a personal level by launching our Listen & Learn sessions.
●	Our eight Employee Resource Networks (“ERNs”) have grown to more than 7,550 members and are active in more than 60 countries. Through 2022, there were more than 22,000 participants in more than 30 ERN-sponsored events.
●	Expanded our Employee Assistance Program to include all global employees, ensuring access to a variety of tools and resources to manage the many facets of wellness.

Our Communities

At PPG, our community engagement supports our purpose to protect and beautify the world. Our efforts are focused on education, employee engagement and community sustainability, three areas that represent an intersection of our business strengths and our ability to create positive impacts across our communities, all while integrating and upholding our values of diversity, equity and inclusion. Our global giving totaled more than $16.2 million in 2022, supporting hundreds of community organizations worldwide.

Within education, we seek to build the next generation of diverse and innovative leaders in science, technology, engineering and mathematics (“STEM”) through programs such as Girls in Tech initiative in Sumaré, Brazil, Centrum JongerenCommunicatie Chemie (C3) in Uithoorn, the Netherlands and X-Bots Robotics in Anaheim, California. In 2022, we invested $9.2 million in advancing STEM education, reaching 70% progress toward our commitment to invest $20 million by 2025 to advance racial equity in the U.S. by funding educational pathways for Black communities and people of color.

Our community sustainability investments deliver community transformations through colorful spaces, support essential needs (particularly in times of disaster), and provide opportunities to thrive in the communities where we operate. We activate the time and talent of our employees to make a difference in our local communities. Our COLORFUL COMMUNITIES® program brings together PPG volunteers, PPG products and financial support to provide a fresh coat of paint and rejuvenation to community spaces. We completed 87 projects around the world in 2022, including 36 school makeovers as part of the program’s New Paint for a New Start campaign.

Our Environment

At PPG, we are committed to using resources efficiently, developing industry-leading sustainable solutions, and prioritizing decarbonization to protect the world for current and future generations.

In 2022, we continued to advance our sustainability strategy, committed to the Science Based Target initiative and submitted Scope 1, 2 and 3 GHG emissions reduction targets for 2030 to the organization for validation. PPG will announce our 2030 sustainability goals in 2023. We also finalized our global sustainability organization, embedding

8 2023 Proxy Statement

sustainability business partners who work with customers to innovate solutions that enable our customers’ sustainability ambitions.

Our sustainable paints, coatings and specialty materials create value and deliver sustainability benefits to our customers, suppliers and a variety of stakeholders. In 2022, we launched several sustainable offerings. One example is PPG INNOVEL® PRO, an internal beverage can coating that does not contain bisphenol-A (BPA) or bisphenol starting substances, and provides enhanced application, leading to less waste for infinitely recyclable aluminum beverage cans. PPG Innovel PRO earned a Cradle to Cradle Certified Material Health Certificate™ at the Platinum level. We have also initiated supplier collaborations to identify more sustainable raw material solutions for our products.

Minimizing the environmental footprint of our operations is an ongoing focus, and our locations are guided by our 2025 sustainability goals. One example of our efforts to introduce more sustainable operations is our Adrian, Michigan, automotive adhesives and sealants manufacturing facility, which entered into a 1.5 megawatt (MW) agreement with Constellation that will help PPG purchase the clean, renewable energy equivalent to the annual electricity use of the facility.

2022 Achievements

Sustainably Advantaged Products	Energy Use	Greenhouse Gas Emissions

39%	⇩ 8%	⇩ 16%

39% of sales from products and processes with improved sustainability, allowing customers to reduce their environmental impact	8% of reduction in energy use from our 2017 baseline	16% reduction in greenhouse gas emissions from our 2017 baseline

Water Withdrawal	Spill and Release Rate	Waste Efficiency

⇩ 11%	⇩ 20%	⇩ 21%

11% reduction in water withdrawn from our 2017 baseline	20% reduction in PPG’s spill and release rate from our 2017 baseline	21% reduction in the quantity of waste disposed from our 2017 baseline

Human Rights

We respect the dignity and human rights of all people. As stated in our Global Code of Ethics, available at www.ppg.com, we comply with all laws pertaining to freedom of association, privacy, collective bargaining, immigration, working time, and wages and hours in our operations throughout the world. We also uphold laws prohibiting forced, compulsory and child labor, human trafficking and employment discrimination. We are committed to valuing differences among us in experience, perspective, background, race, age, national origin, religion, sex, sexual orientation, gender identity and/or expression, culture, interests, geography and style. We strive for a collaborative environment in which everyone is embraced for their differences and has an equal chance to succeed. We base employment decisions on job qualifications and merit, which include education, experience, skills, ability and performance. We give equal employment opportunity to – and will not discriminate against – individuals on the basis of any status protected by applicable laws.

2023 Proxy Statement 9

Recognition

PPG’s leadership and progress in key environmental, social and governance (“ESG”) areas has been recognized by reputable external organizations. Our recent awards include:

EcoVadisTM	Human Rights Campaign Foundation	Forbes

Gold Rating – better than 94% of companies surveyed	Perfect Score on 2022 Corporate Equality Index	America’s Best Large Employers

JUST Capital	FTSE4Good® Index Series	Newsweek

America’s Most JUST Companies 2023	Listed for fourth consecutive year in 2022	List of America’s Most Responsible Companies

Disability Equality Index®	R&D Magazine’s R&D 100 Awards	Forbes

Best Place to Work for Disability Inclusion	COPPER ARMORTM and Comex VINIMEX® TOTAL antiviral and antibacterial paints	America’s Best Employers for Veterans

Learn More

You can learn more about PPG by visiting our website at www.ppg.com and PPG’s Sustainability Report website at www.sustainability.ppg.com, which highlights the Company’s sustainability achievements and progress against key ESG initiatives. In May, our latest ESG Report will be available with updates on the progress we made in 2022.

10 2023 Proxy Statement

DIVERSITY OF OUR DIRECTORS

We value boardroom diversity as integral to effective corporate governance. We believe that board diversity – gender, race, age, insight, background and professional experience – is a necessity that improves the quality of decision-making and strategic vision, and represents the kind of company we aspire to be. Our Board of Directors is representative of a diverse group of industries, geographies, cultural backgrounds, ethnic backgrounds, viewpoints and ages. The Nominating and Governance Committee seeks to find director candidates who have demonstrated executive leadership ability and who are representative of the broad scope of shareholder interests by identifying candidates from varied industries having diverse cultural or ethnic backgrounds, viewpoints and ages. The Nominating and Governance Committee believes that the current members of the Board provide this diversity. Below are self-identified diversity characteristics of our directors.

	Gender	International Origin	Hispanic or Latino	White / Caucasian	American Indian	Asian	Black or African American
ANGEL	M			√
GRANT	M	√		√
HEALEY	F	√	√	√
HEMINGER	M			√
KNAVISH	M			√
LAMACH	M			√
LIGOCKI	F			√
MCGARRY	M			√
NALLY	M			√
NOVO	M		√
RICHENHAGEN	M	√		√
SMITH	F			√	√

Independence	Board Tenure	Age

10 out of 12 directors are independent	Diversity of Board Tenure	Mandatory Retirement Age of 72

Board Refreshment	Female Committee Chairs

9 out of 12 directors have been elected since the end of 2014	2 out of 4 committees are chaired by women

2023 Proxy Statement 11

Since the end of 2012, the average age of our directors has decreased from 64 to 62 and our average director tenure has decreased from approximately 10 years to approximately seven years. Although our average director tenure has fallen with the addition of new directors, the Board believes that it is important to have longer-serving directors on the Board who have an intimate knowledge of our operations and our corporate philosophy. These longer-serving directors have also guided PPG through the peaks and troughs of the business cycle and can share this experience with our newer directors.

SKILLS, EXPERTISE AND EXPERIENCE OF OUR DIRECTORS

The table below lists some of the key skills, experience and expertise possessed by our directors. The skills listed below are those that are valued by our Board in guiding PPG, a global manufacturer and retailer of high technology paints, coatings and specialty materials for industrial and consumer markets, with operations in approximately 70 countries and approximately $17.7 billion in sales, and in overseeing our strategy for future growth. A checkmark indicates a specific area of focus or expertise on which the Board particularly relies. The biographies of our directors include more information about our directors’ relevant skills, experience and qualifications.

	Leadership	Finance	Manufacturing	Global	Mergers & Acquisitions	Environment	Retail / Marketing	Technology
Stephen F. Angel	√	√	√	√	√	√	√	√
Hugh Grant	√	√		√	√	√	√	√
Melanie L. Healey	√	√	√	√			√
Gary R. Heminger	√	√	√	√	√		√
Timothy M. Knavish	√	√	√	√	√	√		√
Michael W. Lamach	√	√	√	√	√	√		√
Kathleen A. Ligocki	√	√	√	√	√	√	√	√
Michael H. McGarry	√	√	√	√	√	√	√	√
Michael T. Nally	√	√		√	√		√	√
Guillermo Novo	√	√	√	√	√	√	√	√
Martin H. Richenhagen	√	√	√	√	√		√
Catherine R. Smith	√	√	√	√	√		√

12 2023 Proxy Statement

PROPOSAL 1: Election of Directors to Serve in a Class Whose Term Expires in 2025

Five directors are nominated for election to a class that will serve until the 2025 Annual Meeting of Shareholders and until their successors have been duly elected and qualified, or their earlier retirement or resignation. It is intended that the shares represented by each proxy will be voted, in the discretion of the proxies, FOR the nominees for directors set forth below, each of whom is an incumbent, or for any substitute nominee or nominees designated by our Board of Directors in the event any nominee or nominees become unavailable for election. In the event that an incumbent director receives a greater number of votes against their election than votes for such election, they are required to tender their resignation for consideration by the Nominating and Governance Committee of the Board of Directors in accordance with our Bylaws, as under “Director Resignation Policy.” The principal occupations of, and certain other information regarding, the nominees and our continuing directors are set forth below. In addition, information about each director’s specific experience, attributes and skills that led the Board to the conclusion that each of the directors is highly qualified to serve as a member of the Board is set forth below.

The Board believes that each of the Company’s directors is highly qualified to serve as a member of the Board. Each of our directors has contributed to the mix of skills, core competencies and qualifications of the Board. Our directors are highly educated and have diverse backgrounds and talents and extensive track records of success in what we believe are highly relevant positions with some of the most admired organizations in the world. Many of our directors also benefit from an intimate knowledge of our operations and corporate philosophy. The Board believes that each director’s service as the chair, chief executive officer, chief operating officer, president, chief financial officer or group president of a well-respected company has provided the directors with skills that are important to serving on our Board. The Board has also considered the fact that all of our directors have worked for, or served on the boards of directors of, a variety of companies in a wide range of industries. Specifically, the Board has noted that our directors have skills that, among others, have made them particularly suited to serve as a director of PPG, a global manufacturer and retailer of high technology paints, coatings and specialty materials for industrial and consumer markets, with operations in approximately 70 countries and approximately $17.7 billion in sales. The Board believes that through their varying backgrounds, our directors bring a wealth of experiences, new ideas and solutions to our Board.

On October 20, 2022, the Board of Directors elected Timothy M. Knavish as a director of PPG, effective that day, and assigned him to the class of directors who are standing for election at the 2023 Annual Meeting. The Board assigned Mr. Knavish to the class of directors who are standing for election at the 2023 Annual Meeting as a matter of good corporate governance to bring him before the Company’s shareholders at the next annual meeting after his election to the Board.

PPG’s Articles of Incorporation currently provide that the Board shall be divided into three classes as nearly equal in number as possible. At the 2022 Annual Meeting, PPG’s shareholders voted in favor of a Board-sponsored proposal to declassify the Board of Directors. On May 13, 2022, PPG’s Articles of Incorporation were amended to provide that all directors will be elected annually beginning at the 2025 Annual Meeting. The directors to be elected at the 2023 Annual Meeting will be elected to serve a two-year term. The directors to be elected at the 2024 Annual Meeting will be elected to serve a one-year term. At the 2025 Annual Meeting and at each meeting of shareholders thereafter, all directors will be elected annually.

Vote Required

Each director nominee who receives a majority of the votes cast (the number of shares voted “for” the director must exceed 50% of the votes cast with respect to that director) at the Annual Meeting will be elected as a director.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

2023 Proxy Statement 13

A Tribute to Steven A. Davis

PPG director Steven A. Davis unexpectedly passed away on July 10, 2022 at the age of 64. Mr. Davis was elected as a director of PPG in 2019 and served on the Audit, Sustainability and Innovation and Nominating and Governance Committees during his tenure.

Steve was a respected and trusted member of PPG's Board and our global family. His invaluable expertise and leadership had a dynamic impact on our organization. His involvement also extended deep into our organization through our Black Employee Network and other employee resource networks. Steve also participated in a variety of events and global webcasts involving our employees. His passion to help others grow and succeed made a positive impact throughout our organization and went well beyond his Board role. Earlier in 2022, Davis was included in the 16th Annual Directorship 100™ list of the nation's “Most Influential Corporate Directors and Governance Experts" by The National Association of Corporate Directors. The list recognized the most influential peer-nominated leaders in the boardroom and corporate governance community.

Mr. Davis served as Chairman and Chief Executive Officer of Bob Evans Farms from 2006 to 2015. He also held a variety of leadership positions in the restaurant and consumer packaged goods industries, including President of Yum! Brands' Long John Silver's and A&W All-American Food Restaurants and other senior executive and operational positions at Yum! Brands and at Kraft General Foods. At the time of his passing, he served on the boards of directors of Albertsons Companies, Inc., American Eagle Outfitters, Inc., and Marathon Petroleum Corporation. He previously served on the boards of CenturyLink, Inc., Legacy Acquisition Corp., the Sonic Corp and Walgreens Boots Alliance. He also served on the International Board of Directors of the Juvenile Diabetes Research Foundation.

Nominees to Serve in a Class Whose Term Expires in 2025

The following directors, except Mr. Knavish who was elected to the Board in October 2022, were elected in 2020 for a three-year term expiring at the 2023 Annual Meeting. Under PPG’s amended Articles of Incorporation, at this Annual Meeting these directors will be elected for a two-year term expiring at the 2025 Annual Meeting.

4

-performance surface coatings, since October 31, 2018 upon the closing of the combination of Praxair, Inc. with Linde AG to form Linde plc. He served as Chairman of the Board, President and Chief Executive Officer of Praxair, Inc. from 2007 until October 31, 2018. Mr. Angel served as President and Chief Operating Officer of Praxair, Inc. from March to December 2006 and as Executive Vice President of Praxair, Inc. from 2001 to 2006. Prior to joining Praxair, Inc., Mr. Angel spent 22 years in a variety of management positions with General Electric Company.

Stephen F. Angel
Age: 67 Chairman of the Board of Linde plc

Professional Experience:

Mr. Angel has been a Director of PPG since 2010. He has been Chairman of the Board of Linde plc, a global producer and distributor of atmospheric and process gases and high-performance surface coatings, since March 1, 2022. Mr. Angel served as Chief Executive Officer and a director of Linde plc from October 31, 2018 upon the closing of the combination of Praxair, Inc. with Linde AG to form Linde plc until February 28, 2022. He served as Chairman of the Board, President and Chief Executive Officer of Praxair, Inc. from 2007 until October 31, 2018. Mr. Angel served as President and Chief Operating Officer of Praxair, Inc. from March through December 2006 and as Executive Vice President of Praxair, Inc. from 2001 to 2006. Prior to joining Praxair, Inc., Mr. Angel spent 22 years in a variety of management positions with General Electric Company. Mr. Angel is also a director of General Electric Company.

Qualifications: Mr. Angel has diverse managerial and operational experience within the manufacturing industry. As the former Chief Executive Officer of Linde plc and a former senior operating executive at General Electric, Mr. Angel understands the challenges faced by a global manufacturer of diversified products, and his experience provides the Board with insight into sales and marketing and operational matters.

14 2023 Proxy Statement

-off of the company in 2002.
Hugh Grant
Age: 64 Retired Chairman of the Board and Chief Executive Officer of Monsanto Company

Professional Experience:

Mr. Grant has been a Director of PPG since 2005. Mr. Grant retired as Chairman of the Board and Chief Executive Officer of Monsanto Company, a global provider of technology-based solutions and agricultural products that improve farm productivity and food quality, on June 7, 2018 upon the closing of the merger of Monsanto Company and Bayer AG. Mr. Grant served as Chairman of the Board and Chief Executive Officer of Monsanto Company from 2003 until June 7, 2018. He previously served as Executive Vice President and Chief Operating Officer of Monsanto Company at the time of an initial public offering in 2000 and remained in that position for the subsequent spin-off of the company in 2002. Mr. Grant is also a director of Freeport-McMoRan Inc. and Linde plc.

Qualifications: Mr. Grant has an extensive background in the global agricultural technology industry, having served in various positions at Monsanto Company, where he was the Chairman of the Board and Chief Executive Officer. Mr. Grant brings to the Board significant leadership, corporate governance, managerial and operational expertise gained from years of experience leading the operations of a large multinational company.

Company
Melanie L. Healey
Age: 61 Former Group President, North America of The Procter & Gamble Company

Professional Experience:

Ms. Healey has been a Director of PPG since 2016. She served as Group President at Procter & Gamble, one of the world’s leading providers of branded consumer packaged goods, from 2007 to 2015, serving as President and Advisor to the Chairman and Chief Executive Officer from January to June 2015; as Group President, North America from 2009 to 2015; and as Group President, Global Feminine and Health Care from 2007 to 2009. She previously served as President, Global Feminine Care and Adult Care Business from 2005 to 2007 and as Vice President and General Manager, Feminine Care North America from 2001 to 2005. Ms. Healey joined Procter & Gamble in 1990. She has more than 30 years of experience in the consumer goods industry having previously held positions with S. C. Johnson & Son, Inc. and Johnson & Johnson. Ms. Healey is also a director of Hilton Worldwide Holdings Inc., Verizon Communications Inc. and Target Corporation. Target Corporation has announced that Ms. Healey will not stand for re-election at Target's 2023 annual meeting of shareholders, which is expected to take place in June 2023. She will continue to serve as a director of Target until her current term on the board expires at Target’s 2023 annual meeting of shareholders.

Qualifications: Ms. Healey has extensive experience in the consumer goods industry with three multinational companies. She has a thorough understanding of strategy, branding, consumer marketing and international operations, including 18 years working outside the United States. Ms. Healey brings to the Board significant marketing, brand building, managerial and international expertise gained from years of experience marketing consumer products to customers worldwide.

2023 Proxy Statement 15

Timothy M. Knavish
Age: 57 President and Chief Executive Officer of PPG Industries, Inc.

Professional Experience:

Mr. Knavish has been a Director of PPG since October 2022. He has served as the President and Chief Executive Officer of PPG since January 1, 2023. Mr. Knavish served as Chief Operating Officer from March 1, 2022 to December 31, 2022. Mr. Knavish previously served as Executive Vice President from October 2019 through February 2022, Senior Vice President, Architectural Coatings and President, PPG Europe, Middle East and Africa from January 2019 through September 2019, Senior Vice President, Industrial Coatings from October 2017 through December 2018, Senior Vice President, Automotive Coatings from March 2016 through September 2017, Vice President, Protective and Marine Coatings from August 2012 through February 2016 and Vice President, Automotive Coatings, Americas from March 2010 through July 2012. Mr. Knavish joined PPG in 1987.

Qualifications: Mr. Knavish has been an employee of PPG for over 35 years and has served in executive level positions at PPG since 2010, providing him with significant knowledge of the coatings industry. He has been a highly successful leader of businesses in both PPG’s Industrial Coatings and Performance Coatings segments, serving in a variety of key business and functional leadership roles in the United States, Europe and the Asia Pacific region. Mr. Knavish has been integral to PPG’s recent acquisition strategy, having led the acquisitions and integrations of Tikkurila Oyj, expanding PPG’s leading European position into Scandinavia, and Ennis-Flint to form PPG’s traffic solutions business. Mr. Knavish also has led PPG’s efforts to enhance PPG’s sales capabilities and digital offerings.

Guillermo Novo
Age: 60 Chairman and Chief Executive Officer of Ashland Inc.

Professional Experience:

Mr. Novo has been a Director of PPG since 2021. He has been Chairman and Chief Executive Officer of Ashland Inc. (formerly known as Ashland Global Holdings Inc.), a leading, global manufacturer of specialty materials for customers in a wide range of consumer and industrial markets, including architectural coatings, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceuticals, since December 31, 2019. Prior to becoming Chairman and Chief Executive Officer, Mr. Novo was an independent director of Ashland, joining the board in May 2019. Mr. Novo served as the President and Chief Executive Officer and a director of Versum Materials, Inc. from 2016 until its sale in 2019. Previously, Mr. Novo served as Executive Vice President, Materials Technologies of Air Products and Chemicals, Inc. from 2014 to 2016, leading the spin-off of Versum Materials from Air Products and Chemicals. He joined Air Products and Chemicals in 2012 as Senior Vice President, Electronics, Performance Materials, Strategy and Technology. Prior to joining Air Products and Chemicals, Mr. Novo was employed by the Dow Chemical Company where he most recently served as Group Vice President, Dow Coating Materials. He began his career in 1986 with Rohm and Haas Company (which merged with Dow in 2009) and held a variety of commercial, marketing, and general management positions, living in South America, the United States and Asia. In 1998, Mr. Novo was named a Vice President at Rohm and Haas, and in 2006 he became a corporate officer and one of five group executives on the corporate leadership team responsible for driving the overall strategy for the company. Mr. Novo served as a director of Versum Materials, Inc. from 2016 to 2019 and as a director of Bemis Company, Inc. from 2018 to 2019 when Bemis was acquired by Amcor plc.

Qualifications: Mr. Novo’s over 30 years in the specialty chemicals and specialty materials industry brings to the Board extensive understanding of our business, including the perspective of a strategic raw material supplier to the specialty chemicals industry. He also has significant experience and knowledge in the areas of business strategy, mergers and acquisitions in the chemicals industry, global business operations, manufacturing and corporate governance.

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Continuing Directors—Term Expires in 2024

The following directors were elected in 2021 for a three-year term expiring at the 2024 Annual Meeting. Under PPG’s amended Articles of Incorporation, at the 2024 Annual Meeting these directors will be elected for a one-year term expiring at the 2025 Annual Meeting.

Michael W. Lamach
Age: 59 Retired Executive Chair and Chief Executive Officer of Trane Technologies plc

Professional Experience:

Mr. Lamach has been a Director of PPG since 2015. He served as Executive Chair of Trane Technologies plc, a global leader in climate control and climate-focused innovations for buildings, homes and transportation, from July 1, 2021 until his retirement on December 31, 2021. Previously, Mr. Lamach served as Chairman and Chief Executive Officer of Trane Technologies from its separation from Ingersoll-Rand plc in February 2020 to July 1, 2021. Mr. Lamach served in several roles with Ingersoll-Rand, including Chairman and Chief Executive Officer from June 2010 to February 2020, Director from February 2010 to February 2020, President and Chief Executive Officer from February 2010 to June 2010; President and Chief Operating Officer from February 2009 to February 2010; President of Trane Commercial Systems from June 2008 to February 2009; and President of the Security Technologies Sector from February 2004 to June 2008. Prior to joining Ingersoll-Rand, Mr. Lamach spent 17 years in a variety of management positions with Johnson Controls. Mr. Lamach is also a director of Nucor Corporation. He served as a director of Iron Mountain, Inc. from 2007 to 2015 and as Chair of the Board of the National Association of Manufacturers.

Qualifications: During his career, Mr. Lamach led a number of businesses serving different end-use markets, including automotive components, controls, security systems and HVAC systems. As former Chairman and Chief Executive Officer of Trane Technologies plc and previously of Ingersoll-Rand plc, he brings to the Board experience leading global companies that sell a diverse range of products and services to both industrial and consumer customers. Mr. Lamach’s past service as the Chair of the Board of the National Association of Manufacturers provides him with keen insight into the challenges facing manufacturers.

Martin H. Richenhagen
Age: 70 Retired Chairman, President and Chief Executive Officer of AGCO Corporation

Professional Experience:

Mr. Richenhagen has been a Director of PPG since 2007. He served as Chairman, President and Chief Executive Officer of AGCO Corporation, an agricultural equipment manufacturer from 2006 through December 2020. From 2004 to 2006, he served as President and Chief Executive Officer of AGCO. From 2003 to 2004, Mr. Richenhagen was Executive Vice President of Forbo International SA, a Swiss flooring materials company. From 1998 to 2003, he was with CLAAS KgaA MbH, a German-based manufacturer of agricultural and forest machinery, serving as Group President from 2000 until 2003. Mr. Richenhagen is also a director of Linde plc, Daimler Truck Holding AG and Chair of the Board of Axios Sustainable Growth Acquisition Corporation. Mr. Richenhagen was a director of Praxair, Inc. from 2015 until the closing of its combination with Linde AG in October 2018 to form Linde plc.

Qualifications: Mr. Richenhagen led global manufacturing companies for many years. As Chairman, President and Chief Executive Officer of AGCO Corporation, he led a global manufacturer of agricultural equipment with dealers and distributors in more than 140 countries worldwide. Mr. Richenhagen brings considerable international business experience to the Board, having served as a senior executive at multinational companies located in Europe and the United States.

2023 Proxy Statement 17

Catherine R. Smith
Age: 59 Chief Financial and Administrative Officer of Bright Health Group, Inc.

Professional Experience:

Ms. Smith has been a Director of PPG since 2019. She has been Chief Financial and Administrative Officer of Bright Health Group, Inc., a diversified, consumer-focused healthcare company providing a broad range of benefits and services to consumers and care providers in local markets throughout the United States, since January 2020. Prior to joining Bright Health, Ms. Smith was Executive Vice President and Chief Financial Officer of Target Corporation, a customer-centric, omnichannel retailer with approximately 2,000 stores in the United States, from September 2015 to November 2019. From February to December 2014, Ms. Smith was Executive Vice President and Chief Financial Officer of Express Scripts Holding Company, a Fortune 20 company and the United States’ largest pharmacy benefit manager, leaving the company in March 2015. Prior to Express Scripts, Ms. Smith held Chief Financial Officer positions at Walmart International, GameStop Corp., Centex Corp. and others. Ms. Smith is also a director of Baxter International Inc.

Qualifications: Ms. Smith has significant expertise gained from years of leading the complex finance organizations of some of the largest companies in the United States. Her experience in financial reporting, accounting and internal controls brings valuable expertise to the Board. In addition, Ms. Smith has extensive experience leading retail companies with a national and international footprint similar to that of PPG.

Continuing Directors—Term Expires in 2025

The following directors were elected in 2022 for a three-year term expiring at the 2025 Annual Meeting. Under PPG’s amended Articles of Incorporation, at the 2025 Annual Meeting these directors will be elected for a one-year term expiring at the 2026 Annual Meeting.

consolidated master limited partnerships formed by Marathon Petroleum Corporation.
Gary R. Heminger
Age: 69 Retired Chairman and Chief Executive Officer of Marathon Petroleum Corporation

Professional Experience:

Mr. Heminger has been a Director of PPG since 2017. Mr. Heminger retired as Chairman and Chief Executive Officer of Marathon Petroleum Corporation in April 2020. He became Chief Executive Officer of Marathon Petroleum in 2011 and became Chairman of the Board in 2016. Marathon Petroleum is one of the largest independent petroleum product refining, marketing, retail and pipeline transportation companies in the United States. Mr. Heminger spent over 45 years in a variety of leadership, financial and marketing positions with Marathon Petroleum. From 2011 to 2017, he served as President and Chief Executive Officer of Marathon Petroleum Corporation, and from 2001 to 2011, Mr. Heminger served as both Executive Vice President – Downstream, Marathon Oil Corporation and as President of Marathon Petroleum Company LLC. Previously, he served as Executive Vice President, Supply, Transportation and Marketing for Marathon Ashland Petroleum from January to September 2001; as Senior Vice President, Business Development from 1999 to January 2001; and as Vice President, Business Development from 1998 to 1999. From 2012 to April 2020, Mr. Heminger also served as Chairman of the Board and Chief Executive Officer of MPLX GP LLC, a wholly owned, indirect subsidiary of Marathon Petroleum and the general partner of MPLX LP, a consolidated master limited partnership formed to own and operate midstream energy infrastructure assets. Mr. Heminger is also a director of Fifth Third Bancorp.

Qualifications: Mr. Heminger has significant leadership and financial expertise gained from years of service at a large petroleum product refining, transport, marketing and retail company. His over 40 years of experience leading a complex manufacturing and marketing business provides useful guidance in managing PPG’s complex organization with many of the same challenges and opportunities as faced by PPG. Mr. Heminger also brings to the Board marketing and retail expertise gained from overseeing Marathon Petroleum Corporation’s former network of gasoline retail locations and convenience stores.

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, and from 2012 to 2014 she was an operating partner at Kleiner Perkins Caufield & Byers, a top venture capital firm. From 2010 to 2012, Ms. Ligocki was President and Chief Executive Officer and a director of Next Autoworks, a start-up automobile manufacturer. From 2008 to 2010, she served as principal at Pine Lake Partners, a consultancy for start-up companies, and from 2008 to 2009 she was President and Chief Executive Officer of start-up Mexican automobile manufacturer and retailer, GS Motors, owned by Grupo Salinas, a Mexican conglomerate. From 2003 to 2007, Ms. Ligocki was Chief Executive Officer of Tower Automotive, a Fortune 1000 automotive supplier. Her previous experience includes executive leadership positions in global operations at Ford Motor Company and United Technologies Corporation as well as various leadership roles at General Motors Corporation. Ms. Ligocki is also a director of Lear Corporation and Carpenter Technology Corporation and served as a director of Ashland Inc. from 2004 to 2014.

Kathleen A. Ligocki
Age: 66 Former Chief Executive Officer of Agility Fuel Solutions, LLC

Professional Experience:

Ms. Ligocki has been a Director of PPG since 2020. Ms. Ligocki served as Chief Executive Officer of Agility Fuel Solutions, LLC, a leading manufacturer of natural gas solutions for medium and heavy-duty vehicles in North America, from 2015 to 2019. From 2014 to 2015, she was President and Chief Executive Officer and a director of start-up company, Harvest Power, Inc., a leading organic waste management company in North America, and from 2012 to 2014 she was an operating partner at Kleiner Perkins Caufield & Byers, a top venture capital firm. From 2010 to 2012, Ms. Ligocki was President and Chief Executive Officer and a director of Next Autoworks, a start-up automobile manufacturer. From 2008 to 2010, she served as principal at Pine Lake Partners, a consultancy for start-up companies, and from 2008 to 2009 she was President and Chief Executive Officer of start-up Mexican automobile manufacturer and retailer, GS Motors, owned by Grupo Salinas, a Mexican conglomerate. From 2003 to 2007, Ms. Ligocki was Chief Executive Officer of Tower Automotive, a Fortune 1000 automotive supplier. Her previous experience includes executive leadership positions in global operations at Ford Motor Company and United Technologies Corporation as well as various leadership roles at General Motors Corporation. Ms. Ligocki is also a director of Carpenter Technology Corporation and Lear Corporation. She served as a director of Qell Acquisition Corp. from October 2020 to December 2021 and as a director of Ashland Inc. from 2004 to 2014.

Qualifications: Ms. Ligocki has diverse senior leadership experience in the automotive and transportation industry, a key customer for PPG’s products. As the chief executive officer of several start-up and early stage companies, she brings to the Board significant understanding of the importance of innovation and the process of bringing new ideas to market. Ms. Ligocki also has substantial experience managing the manufacturing and operations of multinational companies.

Michael H. McGarry
Age: 65 Executive Chairman and former Chairman and Chief Executive Officer of PPG Industries, Inc.

Professional Experience:

Mr. McGarry has been a Director of PPG since 2015. Mr. McGarry became Executive Chairman of PPG on January 1, 2023. He served as Chairman and Chief Executive Officer of PPG from September 1, 2016 to December 31, 2022. Previously, he served as President and Chief Executive Officer from September 1, 2015 to September 1, 2016, President and Chief Operating Officer from March 2015 until September 1, 2015 and Chief Operating Officer from August 2014 until March 2015. Mr. McGarry has also served as Executive Vice President from 2012 until 2014; Senior Vice President, Commodity Chemicals from 2008 until 2012; Vice President, Coatings, Europe, and Managing Director, PPG Europe from 2006 until 2008; and Vice President, Chlor-Alkali and Derivatives from 2004 to 2006. He joined PPG in 1981. Mr. McGarry is also a director of United States Steel Corporation and Shin-Etsu Chemical Co. Ltd. and served as a director of Axiall Corporation from 2013 through August 2016. He also served as Chairman of the American Coatings Association.

Qualifications: Mr. McGarry has been an employee of PPG for over 40 years and has served in executive level positions at PPG since 2004, providing him with a nearly unparalleled knowledge of the coatings industry. He has served in a variety of key business and functional leadership roles in the United States, Europe and Asia. Mr. McGarry has been at the forefront of PPG’s portfolio transformation, having led: the acquisition of SigmaKalon; the separation of PPG’s former commodity chemicals business; the acquisition and integration of AkzoNobel’s North American architectural coatings business; the acquisition of Consorcio Comex, S.A. de C.V.; and the dispositions of PPG’s flat glass and fiber glass businesses. Mr. McGarry also has extensive product stewardship, manufacturing and logistics experience gained through years of working in PPG’s former commodity chemicals business.

2023 Proxy Statement 19

Michael T. Nally
Age: 47 Chief Executive Officer and Director of Generate Biomedicines, Inc. and CEO-partner of Flagship Pioneering

Professional Experience:

Mr. Nally has been a Director of PPG since 2021. He has been Chief Executive Officer of Generate Biomedicines, Inc., a company that uses machine learning algorithms to design biological compounds to combat disease, since March 31, 2021. Previously, Mr. Nally was Executive Vice President and Chief Marketing Officer of Merck & Co., Inc., a leading, global health care company that delivers innovative health solutions through prescription medicines, vaccines, biologic therapies and animal health products, from January 2019 to March 31, 2021. Mr. Nally led Merck’s human health business and was responsible for developing Merck’s growth strategy and commercialization model. From September 2016 to January 2019, Mr. Nally served as President, Global Vaccines and delivered significant business growth and a dramatic increase in the reach and public health impact of pediatric, adolescent and adult vaccines. He served as Managing Director, United Kingdom and Ireland from January 2014 through August 2016. Previously, Mr. Nally served in key management positions in strategic initiatives, commercial operations, business development and investor relations after joining Merck in 2003.

Qualifications: Mr. Nally’s leadership experience in the pharmaceutical industry brings to the Board extensive understanding of the research and development process and the importance of product innovation to growth. He also has valuable experience commercializing new technologies and marketing products to consumers. Mr. Nally also has experience managing significant global businesses for a multinational company.

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CORPORATE GOVERNANCE

Our Governance Highlights
√	10 of 12 directors are independent	√	Board oversight of Company strategy
√	All Board committee members are independent	√	Annual Board and committee self-evaluations
√	Majority voting in uncontested elections	√	Extensive shareholder engagement
√	No dual class structure; each shareholder gets one vote per share	√	Independent directors regularly meet without management present
√	Proxy access right with market terms	√	No poison pill
√	Strong independent Lead Director with clearly defined duties that are publicly disclosed

BOARD OF DIRECTORS
Chairman: Michael H. McGarry

Board’s Emphasis on Strategy

PPG’s Board is actively engaged in developing our strategy and overseeing its execution, including major business and organizational initiatives, capital allocation priorities and potential business development opportunities. The Board devotes at least one full day each year to reviewing and formulating our strategy. Throughout the year, the Board uses its experience in manufacturing, global business, science and technology, and marketing to oversee the execution of our strategy and capital allocation and works with senior management to guide our strategy.

Independent Lead Director: Hugh Grant
Meetings: 8
10 of 12 PPG Directors are Independent

√ Our independent directors meet separately, without any management present, at each meeting of the Board.
√ Each of the Board’s standing committees regularly meets without members of management present.
√ Management succession is regularly discussed by the Board with Mr. McGarry, Mr. Knavish and PPG’s Vice President and Chief Human Resources Officer.

√  The Lead Director presides over the independent director sessions at each meeting and facilitates communications and serves as a liaison between the independent directors, the Executive Chairman and the Chief Executive Officer.

99%

The average attendance at meetings of the Board and committees during 2022 was 99%, and no incumbent director attended less than 75% of the total number of meetings of the Board and committees on which such director served. PPG does not have a formal policy requiring attendance at the annual meeting of shareholders; however, all directors serving at the time of the 2022 Annual Meeting of Shareholders attended the meeting.

Board Composition, Refreshment and Diversity

PPG’s business, property and affairs are managed under the direction of the Board of Directors. The Board is currently comprised of 12 members, divided into three classes. Terms of the classes are staggered, with one class standing for election each year. At the Company’s 2022 Annual Meeting, shareholders approved a Board-sponsored proposal to amend PPG’s Articles of Incorporation to provide for the annual election of all directors. Pursuant to PPG’s amended Articles of Incorporation, all directors will be elected annually beginning at PPG’s 2025 Annual Meeting. The Board is elected by our shareholders to oversee management of the Company in the long-term interests of all shareholders. The Board also considers the interests of other stakeholders, which include customers, employees, retirees, suppliers, the communities we serve and the environment. The Board strives to ensure that PPG conducts business in accordance with the highest standards of ethics and integrity.

2023 Proxy Statement 21

The Board seeks to maintain an appropriate balance of directors with varying tenure, diversity and skills. The Nominating and Governance Committee continually evaluates potential director candidates with the goal of finding directors whose skills complement the skills of PPG’s current directors, who add to the expertise of the Board as a whole and who have experience to contribute insight into our strategy. Using a skills matrix that includes the experience and skills of our current directors and keeping in mind the skills that the Board believes would add to the capabilities and knowledge of our Board, the Nominating and Governance Committee regularly reviews the skills and experience of our directors and potential director candidates. More information about the skills and experience of our directors can be found in the matrix on page 12 and within the biographies of our directors beginning on page 14.

Our Corporate Governance Guidelines require that any director who has attained the age of 72 retire at the next annual meeting following the director's 72nd birthday. Nine new directors have joined the Board since the end of 2014. Since the end of 2012, the average age of our directors has decreased from 64 to 62 and our average director tenure has decreased from approximately 10 years to approximately seven years. Although our average tenure has fallen with the addition of new directors, the Board believes that it is important to have longer-serving directors on the Board who have an intimate knowledge of our operations and our corporate philosophy. These longer-serving directors have also guided PPG through the peaks and troughs of the business cycle and can share this experience with our newer directors.

The Nominating and Governance Committee does not a have formal policy with regard to the consideration of diversity in identifying director candidates. However, we endeavor to have a Board representing diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the Company’s global activities. The Nominating and Governance Committee seeks to find director candidates who have demonstrated executive leadership ability and who are representative of the broad scope of shareholder interests by identifying candidates from varied industries having diverse cultural or ethnic backgrounds, viewpoints and ages. The Nominating and Governance Committee believes that the current members of the Board provide this diversity as discussed more specifically on page 11.

Director Independence

In accordance with the rules of the New York Stock Exchange, the Board affirmatively determines the independence of each director and nominee for election or appointment as a director in accordance with the categorical guidelines it has adopted, which include all objective standards of independence set forth in the exchange listing standards. Based on these standards, at its meeting held on February 16, 2023, the Board determined that each of the following non-employee directors is independent and has no material relationship with PPG, except as a director and shareholder:

Stephen F. Angel	Kathleen A. Ligocki
Hugh Grant	Michael T. Nally
Melanie L. Healey	Guillermo Novo
Gary R. Heminger	Martin H. Richenhagen
Michael W. Lamach	Catherine R. Smith

In addition, based on such standards, the Board affirmatively determined that Michael H. McGarry and Timothy M. Knavish are not independent because they are officers of PPG. The categorical independence standards adopted by the Board are contained in the Corporate Governance Guidelines, which may be accessed from the Corporate Governance section of our website at investor.ppg.com.

Board Leadership Structure

We believe our Board leadership structure provides the appropriate balance of independent directors and management directors. Throughout 2022, we had a traditional board leadership structure under which Mr. McGarry served as our Chairman of the Board and Chief Executive Officer. Beginning on January 1, 2023, Mr. McGarry became PPG’s Executive Chairman and Mr. Knavish became PPG’s President and Chief Executive Officer. Having a combined position of Chairman and Chief Executive Officer or an Executive Chairman is only one element of our leadership structure, which also includes an independent Lead Director and active, independent non-employee directors. We currently have 10 non-employee directors, each of whom is independent. Our Board has four standing committees, each of which is comprised solely of independent directors with an independent committee chair. The Board has determined that the appropriate structure for the Board at this time is for Mr. McGarry, our former Chief Executive Officer, to serve as Executive Chairman of the Board, while also providing for the counterbalance of a strong independent Lead Director role, fully independent Board committees, and other good governance practices.

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The Board believes that Mr. McGarry is the best person to serve as Chairman because he is the director most familiar with our business and industry and the director most capable of identifying strategic priorities, communicating these to the Board and executing our business strategy. The Board believes Mr. McGarry’s service as Executive Chairman creates a highly effective bridge between the Board and management and provides the leadership to execute our business strategy and create shareholder value. In addition, having Mr. McGarry continue to serve as Executive Chairman demonstrates to our employees, suppliers, customers, shareholders and other stakeholders that PPG has undertaken a thoughtful and measured leadership transition. Mr. McGarry’s Board leadership will allow for the continued, orderly transition of the Chief Executive Officer role to Mr. Knavish and will allow Mr. McGarry to continue to mentor Mr. Knavish as he begins his tenure as PPG’s Chief Executive Officer. Having Mr. McGarry serve as Executive Chairman also provides the Board time to consider the best Board leadership approach for PPG after Mr. McGarry retires based on the Company’s current circumstances.

Our Board consists of directors with significant leadership skills, as discussed above. All of our independent directors have served as the chairman, chief executive officer, president, chief financial officer or group president of other companies. Accordingly, we believe that our independent directors have demonstrated leadership in large enterprises and are well versed in board processes and that having directors with significant leadership skills benefits our Company and our shareholders.

In accordance with our Bylaws and our Corporate Governance Guidelines, the Chairman is responsible for chairing Board meetings and setting the agenda for these meetings. Each director also may suggest items for inclusion on the agenda and may raise at any Board meeting subjects that are not on the agenda for that meeting. As required by our Corporate Governance Guidelines, our independent directors meet separately, without management present, at each meeting of the Board. In addition, each of the Board’s standing committees regularly meets without members of management present.

The Board has designated the chair of the Nominating and Governance Committee to serve as the Lead Director. In their discretion, the independent directors may select another independent director to serve as the Lead Director. Aside from chairing meetings of the independent directors, the Lead Director:

●	presides at all meetings where the Chairman is not present;
●	facilitates communications and serves as a liaison between the independent directors, the Executive Chairman and the Chief Executive Officer;
●	has the power to call meetings of the independent directors;
●	communicates to the Executive Chairman and the Chief Executive Officer any suggestions, views or concerns expressed by the independent directors and consults with the Executive Chairman and the Chief Executive Officer about the concerns of the Board;
●	advises the Executive Chairman and the Chief Executive Officer as to the information necessary or appropriate for the independent directors to effectively and responsibly perform their duties and provides feedback on the quality, quantity and timeliness of information submitted by management;
●	approves Board meeting agendas and other types of information sent to the Board;
●	approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;
●	is available for consultation and direct communication with major shareholders as appropriate;
●	participates in the identification and evaluation of director candidates and facilitates director development;
●	acts as a resource and advisor to the Executive Chairman and the Chief Executive Officer;
●	unless otherwise directed by the Board, serves as the independent directors’ representative in extraordinary matters such as significant corporate transactions and crisis situations;
●	recommends to the Board the formation and membership of ad-hoc committees of the Board to oversee extraordinary matters such as significant corporate transactions and crisis situations;
●	authorizes the retention of outside advisors and consultants who report directly to the Board on Board-wide issues;
●	actively participates in the Board’s review of acquisition opportunities and the management succession process; and
●	performs such other duties as the Board may from time to time designate.

As part of its annual self-evaluation process, the Board, at least annually, evaluates our leadership structure to ensure that it provides the optimal structure for PPG. We believe that having a director with day-to-day oversight of Company

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operations, coupled with experienced independent directors who have appointed a Lead Director and four wholly-independent board committees, is the appropriate leadership structure for PPG.

Shareholder Engagement

Through engagement with our shareholders, the Board and our senior management team are provided with feedback on a variety of topics, including:

●  strategic and financial performance

●  operations

●  corporate governance

●  executive compensation

●  Board composition

●  sustainability

●  diversity, equity and inclusion

	Percentage of our outstanding shares held by active, institutional investors with whom we met in 2022.	Percentage of our outstanding shares held by institutional investors with whom we held governance-focused meetings in 2022.

These constructive engagements enable the Board and management to evaluate and assess our Company from different perspectives and viewpoints. Our Lead Director, Hugh Grant, participated in a number of these governance-focused meetings. The key themes of feedback received during our engagement meetings as well as efforts we are taking in consideration of the feedback we received were shared with the Board. These initiatives help to ensure that the Board is apprised of key trends and topics being considered by our shareholders. A general outline of our approach to shareholder engagement can be found below.

Before the Annual Meeting of Shareholders	At the Annual Meeting of Shareholders	After the Annual Meeting of Shareholders

●  We reach out to investors to discuss key issues facing our Company and industry

●  Together, the Board and senior management discuss shareholder feedback and determine if additional actions are required

●  Management institutes changes as appropriate

Our shareholders:

●  elect eligible nominees to join the Board of Directors

●  vote on executive compensation

●  vote on the ratification of our auditors

●  potentially vote on other proposals brought by management or by our shareholders

●  We tabulate and review the voting results

●  Together, the Board and senior management discuss the results and determine what additional actions are appropriate

●  We prepare our agenda for further shareholder engagement

The Board’s Role in ESG

Our Board is actively engaged in our ESG programs and initiatives. Our ESG approach is grounded in our vision of delivering lasting value for stakeholders and customers by operating with integrity, working safely, respecting the contributions of our people, preserving the environment and supporting the communities where we operate. Our ESG

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oversight structure is designed to effectively govern and manage the ESG risks and opportunities that are integral to our business strategy, and Board oversight of significant ESG matters is incorporated into its oversight of our business and our strategy. Significant ESG risks are reviewed and evaluated by the Board and its committees as part of their ongoing risk oversight of our Company.

Framework for Board oversight of ESG		Environmental	Social	Governance

Sustainability and Innovation Committee	PPG Board of Directors	Nominating and Governance Committee
Employee health and safety Environmental programs Product stewardship Remediation activities Sustainability programs and performance Climate change risks and opportunities		Corporate governance oversight Recommending new directors and executive officers Government affairs and political activities Shareholder engagement ESG program governance
ESG strategy Succession planning Diversity, equity and inclusion Community engagement and charitable programs
Human Capital Management and Compensation Committee		Audit Committee
Culture and purpose Employee engagement Employee development Executive compensation Pay equity		Enterprise risk management Cybersecurity Data privacy

In 2021, the Board conducted a comprehensive review of its oversight of the Company’s ESG programs and practices to ensure that the Board or one of its committees has oversight responsibility for each of the ESG programs and practices that is significant to PPG. As a result of this review, the Board in 2021 revised our Corporate Governance Guidelines and the charters of each committee to more clearly specify the ESG programs and practices overseen by the Board and each of its committees. The Nominating and Governance Committee actively monitors the changing ESG landscape and recommends changes to PPG’s governance programs and practices.

The Board’s long-standing Sustainability and Innovation Committee (formerly known as the Technology and Environment Committee) oversees and receives regular updates on the Company’s environment, health, safety, product stewardship and sustainability initiatives, including the Company’s sustainability goals and progress toward our goals. In connection with its review of our ESG oversight program, the Board selected the Sustainability and Innovation Committee as the committee with responsibility for reviewing the risks and opportunities to PPG of the effects of climate change.

PPG recognizes the importance of corporate culture and diversity, equity and inclusion efforts to our success. The Board has been focused on employee engagement and provided its guidance in connection with the formulation and introduction of The PPG Way. Since the introduction of The PPG Way, the Board has received regular updates on our engagement progress. The Board has also endorsed our recent diversity, equity and inclusion actions, including hiring an executive level Global Head of Diversity, Equity and Inclusion, reporting of our diversity, equity and inclusion programs, achievements and statistics and the PPG Industries Foundation’s commitment to organizations focusing on social justice. In 2021, the Board repositioned the Officers-Directors Compensation Committee as the Human Capital Management and Compensation Committee and expanded its responsibilities to include oversight of our human capital strategies in the areas of culture and purpose, employee engagement, development and pay equity.

Our aim is to bring color and brightness to communities around the world. The PPG Industries Foundation is the primary vehicle for our U.S. community engagement efforts. The PPG Industries Foundation distributes over $6 million in donations annually and manages our COLORFUL COMMUNITIES® program. The Board has oversight responsibility for the PPG Industries Foundation and also receives updates on PPG’s other community engagement and global giving initiatives.

2023 Proxy Statement 25

PPG engages in the political process when we believe that doing so will serve the best interests of the Company and our stakeholders. We support public policies that contribute to the achievement of our long-term growth. The Nominating and Governance Committee has been assigned responsibility to oversee our government affairs activities and to receive periodic reports regarding the activities of our Government Affairs team. More information about PPG’s political activities, including PPG’s Political Contributions and Activities Policy and political spending reports, are available on our Government Affairs website at http://corporate.ppg.com/Our-Company/Government-Affairs.aspx.

Each Board committee will report its activities in these areas back to the full Board of Directors.

At the management level, day-to-day implementation of our ESG initiatives is led by our Vice President, Global Sustainability, a new position created in 2021 to coordinate PPG’s ESG and sustainability programs and to communicate our ESG progress with our customers, shareholders and other stakeholders. The Vice President, Global Sustainability works with PPG’s Sustainability Committee, a committee of management consisting of senior corporate executives, to establish and monitor our sustainability goals, policies, programs and procedures that incorporate sustainability into our business practices, including resource management, climate change impacts, innovation, communications, community engagement, procurement, manufacturing and employee wellness.

Board Oversight of PPG’s Strategy

PPG’s Board is actively engaged in developing and overseeing the execution of our strategy, including major business and organizational initiatives, capital allocation priorities and potential business development opportunities. Throughout the year, the Board applies its experience in manufacturing, global business, science and technology and marketing to oversee the execution of our strategy and capital allocation and works with senior management to guide our strategy. At its October meeting, the Board devotes one full day to reviewing and formulating our strategy. At each Board meeting and during our annual strategy session, directors engage with PPG’s senior leadership in robust discussions about the Company’s overall strategy, priorities for its businesses and long-term growth opportunities.

The Board’s Role in Risk Management

Management	Our management team, led by the Enterprise Risk Committee, is responsible for the day-to-day management of risk.	Board of Directors

Our Board has broad oversight responsibility for our risk-management programs. While the Audit Committee has primary responsibility for overseeing our enterprise risk assessment and management process, our entire Board is actively involved in overseeing risk management for the Company by engaging in periodic discussions with Company officers and other employees as the Board may deem appropriate. We believe that the leadership structure of our Board supports the Board’s effective oversight of the Company’s risk management.

Audit Committee Focuses on risks inherent in our accounting, financial reporting, legal and regulatory compliance, cybersecurity, data privacy and internal controls.

Sustainability and Innovation Committee

Considers risks related to our environment, health, safety, product stewardship, climate change and our sustainability programs. Reviews our approach to innovation, science and technology.

Human Capital Management and Compensation Committee Considers the risks that may be implicated by our executive compensation and human capital management programs.

26 2023 Proxy Statement

● ●

Special Role of Audit Committee:

●
In accordance with New York Stock Exchange requirements, our Audit Committee charter provides that the Audit Committee is responsible for overseeing our risk management process.
●
The Audit Committee is updated on a regular basis on relevant and significant risk areas. This includes periodic updates from certain officers of the Company and a formal annual update by the Director, Corporate Audit Services (the leader of PPG’s internal audit function). The annual update provides a comprehensive review of PPG’s enterprise risks and includes the feedback from the Company’s officers and key managers. The Audit Committee, in turn, reports to the full Board.

PPG’s Enterprise Risk Committee (“ERC”), a committee of management, has overall management responsibility for PPG’s enterprise risk management processes. The membership of the ERC includes the Executive Committee of the Company and the Director, Corporate Audit Services. Its responsibilities include:

●	developing and fostering PPG’s risk management culture;
●	identifying and monitoring the risks to PPG;
●	monitoring PPG’s risk management capabilities and crisis preparedness and recovery plans;
●	reviewing the steps management has taken to monitor and control major risk exposures, including the Company’s risk assessment and risk management policies; and
●	reviewing and assessing the effectiveness of PPG’s enterprise-wide risk assessment processes.

The ERC provides updates on its key activities and PPG’s enterprise risk management programs and risk posture to the Board or its committees, as appropriate.

Executive Succession Planning

One of the Board’s primary responsibilities is to oversee the development of appropriate executive-level talent to successfully execute PPG’s strategy. Management succession is regularly discussed by the Board with the Executive Chairman, the President and Chief Executive Officer and PPG’s Vice President and Chief Human Resources Officer. The Board reviews candidates for all executive officer positions to confirm that qualified successor-candidates are available for all key positions and that development plans are being utilized to strengthen the skills and qualifications of successor-candidates. At least annually, as required by our Corporate Governance Guidelines, and typically more often, the Board’s discusses Chief Executive Officer succession planning. The current Chief Executive Officer provides the Board with recommendations for and evaluations of potential Chief Executive Officer successors and reviews with the Board development plans for these successors. Directors engage with potential Chief Executive Officer and senior management talent at Board and committee meetings and in less formal settings to enable directors to personally interact with candidates. The Board reviews management succession in the ordinary course of business as well as contingency planning in the event of an emergency or unanticipated event.

Corporate Governance Guidelines, Board Self-Evaluation and Board Orientation

The Board has adopted Corporate Governance Guidelines. These guidelines are revised from time to time to better address particular needs as they change over time. The Board revised the Corporate Governance Guidelines in 2021 to clarify the ESG responsibilities of the Board of Directors. The Corporate Governance Guidelines may be accessed from the Corporate Governance section of our website at investor.ppg.com.

The Board annually evaluates its own performance and that of its standing committees. The evaluation process is coordinated by the Nominating and Governance Committee and has three parts: committee self-assessments, full Board evaluations and evaluations of the individual directors in the class whose term is expiring at the next annual meeting. The committee self-assessments consider whether and how well each committee has performed the responsibilities listed in its charter. The full Board evaluations consider the committee self-assessments as well as the quality of the Board’s meeting agendas, materials and discussions. All assessments and evaluations focus on both strengths and opportunities for improvement and are shared with the Board.

The Board has a program for orienting new directors which includes presentations from members of senior management regarding our operations, technologies, governance, finances, compensation programs and other topics of interest to our new directors. The Company also provides for continuing education for all directors, including the reimbursement of expenses for continuing education.

2023 Proxy Statement 27

Director Resignation Policy

Our Bylaws provide that if an incumbent director is not elected by majority vote in an “uncontested election” (where the number of nominees does not exceed the number of directors to be elected), the director must offer to tender their resignation to our Board of Directors. The Nominating and Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders their resignation will not participate in the Board’s decision with respect to their resignation. The election of directors that will be held at the 2023 Annual Meeting is an uncontested election.

Review and Approval or Ratification of Transactions with Related Persons

The Board and its Nominating and Governance Committee have adopted written policies and procedures relating to approval or ratification of “Related Person Transactions.” Under these policies and procedures, the Nominating and Governance Committee (or its chair, under some circumstances) reviews the relevant facts of all proposed Related Person Transactions and either approves or disapproves of the Related Person Transaction, by taking into account, among other factors it deems appropriate:

●	the benefits to PPG of the transaction;
●	the impact on a director’s independence, in the event the “Related Person” is a director or an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;
●	the availability of other sources for comparable products or services;
●	the terms of the transaction; and
●	the terms available to unrelated third parties or to employees generally.

No director may participate in any consideration or approval of a Related Person Transaction with respect to which they or any of their immediate family members is the Related Person. Related Person Transactions are approved only if they are determined to be in, or not inconsistent with, the best interests of PPG and its shareholders.

If a Related Person Transaction that has not been previously approved or previously ratified is discovered, the Nominating and Governance Committee, or its chair, will promptly consider all of the relevant facts. In addition, the committee generally reviews all ongoing Related Person Transactions on an annual basis to determine whether to continue, modify or terminate the Related Person Transaction.

Under our policies and procedures, a “Related Person Transaction” is generally a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which PPG was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is generally any person who is, or at any time since the beginning of PPG’s last fiscal year was, (i) a director or executive officer of PPG or a nominee to become a director of PPG; (ii) any person who is known to be the beneficial owner of more than 5% of any class of PPG’s voting securities; or (iii) any immediate family member of any of the foregoing persons.

Certain Relationships and Related Transactions

As discussed above, the Nominating and Governance Committee is charged with reviewing potential conflicts of interest and all Related Person Transactions. PPG and its subsidiaries purchase products and services from and/or sell products and services to companies of which certain of the directors and/or executive officers of PPG are directors and/or executive officers. During 2022, PPG entered into the following transactions with Related Persons that are required to be reported under the rules of the Securities and Exchange Commission:

Stephen F. Angel, a director of PPG, is Chairman of the Board of Linde plc. During 2022, PPG and its subsidiaries purchased approximately $3.5 million of industrial gases from Linde plc.

Guillermo Novo, a director of PPG, is Chairman and Chief Executive Officer of Ashland Inc. During 2022, PPG and its subsidiaries purchased approximately $36.1 million of products and services from Ashland Inc.

The Nominating and Governance Committee does not consider the amounts involved in such transactions material. Such purchases from and sales to each company involved less than 2% of the consolidated gross revenues for 2022 of each of the purchaser and the seller and all of such transactions were in the ordinary course of business.

28 2023 Proxy Statement

Board Committees

The Board currently has four standing committees: Audit Committee, Nominating and Governance Committee, Human Capital Management and Compensation Committee and Sustainability and Innovation Committee. The current composition of each Board committee is indicated below. The charter of each Board committee is available on the Corporate Governance section of our website at investor.ppg.com.

AUDIT COMMITTEE

Primary Role of this Committee:

The primary role of the Audit Committee is to oversee and review on behalf of the Board of Directors PPG’s processes to provide for the reliability and integrity of the Company’s financial reporting, including the Company’s disclosure practices, risk management processes and internal controls.

Meetings: 5
Chair: Catherine R. Smith
Other Members:
● Gary R. Heminger
● Kathleen A. Ligocki
● Michael T. Nally
● Guillermo Novo

Key Responsibilities:
● oversees our independent auditors and internal auditors
● reviews audits, annual and quarterly financial statements and accounting and financial controls
● appoints our independent registered public accounting firm
● assists the Board in oversight of our compliance with legal and regulatory requirements
● oversees the risk management process, including cybersecurity and data privacy

The Audit Committee is comprised entirely of directors who are independent under the standards adopted by the Board, the listing standards of the New York Stock Exchange and the applicable rules of the Securities and Exchange Commission. The committee’s charter, which may be accessed on the Corporate Governance section of our website at investor.ppg.com, describes the composition, purposes and responsibilities of the committee. Among other things, the charter provides that the committee will be comprised of independent, non-employee directors.

The functions of the committee are primarily to review with our independent auditors and our internal auditors their respective reports and recommendations concerning audit findings and the scope of and plans for their future audit programs and to review audits, annual and quarterly financial statements and accounting and financial controls. The committee also appoints our independent registered public accounting firm, oversees our internal audit department, assists the Board in oversight of our compliance with legal and regulatory requirements related to financial reporting matters and oversees the risk management process.

The Board has determined that each member of the committee is “financially literate” in accordance with the applicable rules of the New York Stock Exchange. In addition, the Board has determined that all of the members of the committee, including Ms. Smith, the chair of the committee, are “audit committee financial experts” in accordance with the applicable rules of the Securities and Exchange Commission.

Audit Committee Report to Shareholders

The primary role of the Audit Committee is to oversee and review on behalf of the Board of Directors PPG’s processes to provide for the reliability and integrity of the Company’s financial reporting, including the Company’s disclosure practices, risk management processes and internal controls. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee is responsible for the appointment of the independent registered public accounting firm and PPG’s lead internal auditor, the Director of Corporate Audit Services. In addition, the Audit Committee led the appointment and retention of PricewaterhouseCoopers LLP as PPG’s independent registered public accounting firm for 2022. For the work performed on the 2022 audit, the Audit Committee discussed and evaluated PricewaterhouseCoopers’ performance, which included an evaluation by the Company’s management of PricewaterhouseCoopers’ performance. The Audit Committee is responsible for the compensation of the independent registered public accounting firm and has reviewed and approved in advance all services performed by PricewaterhouseCoopers.

The Audit Committee discussed with, and received regular status reports from, the Director of Corporate Audit Services and PricewaterhouseCoopers on the overall scope and plans for their audits, their plans for evaluating the effectiveness

2023 Proxy Statement 29

of PPG’s internal control over financial reporting and the coordination of efforts between them. The Audit Committee reviewed and discussed the key risk factors used in developing PPG’s internal audit and PricewaterhouseCoopers’ audit plans. The Audit Committee also reviewed with the Company’s management PPG’s risk management practices and an assessment of significant risks.

The Audit Committee met separately with the Vice President and Controller, the Director, Corporate Audit Services and PricewaterhouseCoopers, with and without management present, to discuss the results of their examinations, their audits of PPG’s financial statements and internal control over financial reporting and the overall quality of PPG’s financial reporting. The Audit Committee also met separately with the Company’s Senior Vice President and Chief Financial Officer and with the Company’s Senior Vice President and General Counsel. The Audit Committee annually reviews its performance and receives feedback on its performance from the Company’s management and PricewaterhouseCoopers, when appropriate.

The Company’s management is responsible for the preparation and accuracy of PPG’s financial statements. The Company is also responsible for establishing and maintaining adequate internal control over financial reporting. In 2022, PPG’s independent registered public accounting firm, PricewaterhouseCoopers, was responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of PPG’s internal control over financial reporting.

In carrying out its responsibilities, the Audit Committee discussed and reviewed with the Company’s management the process to assemble the financial statements, including the Company’s internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.

The Audit Committee reviewed and discussed the audited consolidated financial statements as of and for the year ended December 31, 2022 and management’s report on internal control over financial reporting with management and with PricewaterhouseCoopers. The Audit Committee also discussed with PricewaterhouseCoopers the matters required by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

The Audit Committee has received the written independence disclosures and letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers its independence. In addition, the Audit Committee considered whether PricewaterhouseCoopers’ provision of non-audit services to PPG is compatible with maintaining its independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the Securities and Exchange Commission.

The Audit Committee:

Gary R. Heminger

Kathlen A. Ligocki

Michael T. Nally

Guillermo Novo

Catherine R. Smith (Chair)

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Audit Committee Report to Shareholders shall not be incorporated by reference into any such filings.

30 2023 Proxy Statement

NOMINATING AND GOVERNANCE COMMITTEE

Primary Role of this Committee:

The primary role of the Nominating and Governance Committee is to oversee PPG’s corporate governance framework and the composition of PPG’s Board of Directors and the Board’s committees.

Meetings: 6
Chair: Hugh Grant
Other Members:
● Stephen F. Angel
● Melanie L. Healey
● Gary R. Heminger
● Michael W. Lamach

Key Responsibilities:
● reviews the Company’s corporate governance framework, including all significant governance policies and procedures
● identifies and recommends nominees to stand for election as directors at each annual meeting of shareholders and recommends nominees to fill any vacancies on the Board or executive management team
● recommends actions to be taken regarding the structure, organization and functioning of the Board, including membership of the Board’s committees
● develops corporate governance guidelines, including the process and criteria to be used in evaluating the performance of the Board
● reviews the Company’s policies and practices regarding government affairs, public policy advocacy, and political spending and activities
● reviews the Company’s environmental, social and governance programs and practices
● reviews the performance of the Board
● reviews the performance of the committees of the Board and the adequacy of the committees’ charters

The Nominating and Governance Committee is comprised entirely of directors who are independent under the standards adopted by the Board and the listing standards of the New York Stock Exchange. The committee’s charter, which may be accessed on the Corporate Governance section of our website at investor.ppg.com, describes the composition, purposes and responsibilities of the committee. Among other things, the charter provides that the committee recommends to the Board actions to be taken regarding the structure, organization and functioning of the Board, and the persons to serve as members of the standing committees of, and other committees appointed by, the Board. The charter gives the committee the responsibility to develop and recommend corporate governance guidelines to the Board, to recommend to the Board the process and criteria to be used in evaluating the performance of the Board and to oversee the evaluation of the Board.

Director Candidates

The Nominating and Governance Committee considers recommendations of potential director candidates from current directors, management and shareholders. The Nominating and Governance Committee also has authority to retain and terminate search firms to assist in identifying director candidates. From time to time, search firms have been paid a fee to identify candidates.

Director Candidate Attributes

In evaluating director candidates, the committee looks for candidates having the skills that the Board believes would add to the capabilities and knowledge of our Board, including the skills and attributes set forth below:

●	age shall be considered only in terms of experience of the candidate, seeking candidates who have broad experience in business, finance, leadership, technology, strategy, sustainability, government affairs or law;
●	candidates for director should have knowledge of the global operations of industrial and retail businesses such as those of PPG;

2023 Proxy Statement 31

●	candidates for director should be cognizant of PPG’s societal responsibilities in conducting its operations;
●	each candidate should have sufficient time available to be a meaningful participant in Board affairs. Candidates should not be considered if there is either a legal impediment to service or a foreseeable conflict of interest which might materially hamper full and objective participation in all matters considered by the Board of Directors;
●	absent unforeseen health problems, each candidate should be able to serve as director for a sufficient period of time to make a meaningful contribution to the Board’s guidance of PPG’s affairs; and
●	the Board will be comprised of a majority of independent directors.

In applying these criteria, the committee seeks to establish a Board that, when taken as a whole, should:

●	be representative of the broad scope of shareholder interests, without orientation to any particular constituencies;
●	challenge management, in a constructive way, to reach PPG’s goals and objectives;
●	be sensitive to the diversity of PPG’s shareholders, associates, operations and other stakeholder interests;
●	be comprised principally of active or retired senior executives of publicly held corporations or financial institutions, with consideration given to those individuals who are scientifically-oriented, educators and government officials having corporate experience, whenever the needs of PPG indicate such membership would be appropriate;
●	include directors of varying ages, but whose overriding credentials reflect maturity, experience, insight and prominence in the community; and
●	be small enough to promote open and meaningful boardroom discussion, but large enough to staff the necessary Board committees.

Shareholder Recommendations or Nominations for Director and Proxy Access

The Nominating and Governance Committee considers recommendations of potential candidates from shareholders. Candidates recommended by shareholders are evaluated against the same criteria used to evaluate all candidates. Shareholders wishing to recommend or nominate a nominee for director should send their recommendation or nomination to the corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272.

PPG’s Bylaws provide for “proxy access.” Proxy access is a process that allows an eligible shareholder or a group of eligible shareholders to nominate director candidates to appear in PPG’s proxy materials. Proxy access is available to shareholders or groups consisting of no more than 20 shareholders that have held at least 3% of PPG’s outstanding stock for at least three years and who have met the other requirements set forth in Article I of PPG’s Bylaws. A shareholder recommendation or nomination of a director candidate must be submitted by the deadlines and with the information and written representations that are described in Article I of our Bylaws. Director nominations submitted pursuant to PPG’s proxy access Bylaw for consideration at the 2024 Annual Meeting of shareholders must be received by PPG no earlier than October 11, 2023 and no later than November 10, 2023. A copy of PPG’s Bylaws may be accessed on the Corporate Governance section of our website at investor.ppg.com.

32 2023 Proxy Statement

HUMAN CAPITAL MANAGEMENT AND COMPENSATION COMMITTEE

Primary Role of this Committee:

The primary role of the Human Capital Management and Compensation Committee is to oversee the compensation of PPG’s executive officers and directors, to set objectives for incentive-based compensation for our executive officers and to oversee the Company’s human capital management strategies.

Meetings: 5
Chair: Stephen F. Angel
Other Members:
● Hugh Grant
● Michael W. Lamach
● Guillermo Novo
● Martin H. Richenhagen

Key Responsibilities:
● approves and administers our compensation plans applicable to our directors and executive officers and establishes their compensation and benefits

●  reviews and approves the goals and objectives relative to the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance in light of these goals

●  reviews and approves the Company’s executive incentive compensation plans and equity compensation plans

●  reviews and recommends to the Board the compensation of the Board of Directors

●  reviews tally sheets that set forth the Company’s total compensation obligations to our senior executives under various scenarios, including retirement, voluntary and involuntary termination and termination in connection with a change in control of PPG

●  reviews the Company’s human capital management strategies in the areas of culture and purpose, employee engagement, development and pay equity

The Human Capital Management and Compensation Committee is comprised entirely of directors who are independent under the standards adopted by the Board and the listing standards of the New York Stock Exchange. The committee’s charter, which may be accessed on the Corporate Governance section of our website at investor.ppg.com, describes the composition, purposes and responsibilities of the committee. Among other things, the charter provides that the committee will be comprised of independent, non-employee directors.

The committee approves, adopts, administers, interprets, amends, suspends and terminates our compensation plans applicable to, and establishes the compensation and benefits of, all of our directors and executive officers. Recommendations regarding compensation of other officers are made by our Chief Executive Officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the committee. The committee can exercise its discretion in modifying any recommended adjustments or awards to executives.

Committee meetings are regularly attended by our Executive Chairman, Chief Executive Officer and Vice President and Chief Human Resources Officer, as well as a representative of the outside compensation consulting firm retained by the committee, FW Cook. At each meeting, the committee meets in executive session. The committee’s chair reports the committee’s recommendations on executive compensation to the Board. The human resources department supports the committee in its duties, along with the Company’s Compensation and Employee Benefits Committee, a committee comprised of members of senior management that may be delegated authority to fulfill certain administrative duties regarding our compensation programs. The committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

Independent Compensation Consultant to the Human Capital Management and Compensation Committee

The committee engaged FW Cook to advise the committee on all matters related to executive officer and director compensation. Specifically, FW Cook provides relevant market data, current updates regarding trends in executive and director compensation, and advice on program design, specific compensation recommendations for the Executive Chairman and the Chief Executive Officer and on the recommendations being made by management for executives other than the Executive Chairman and the Chief Executive Officer. The committee meets independently with its consultant at each regularly scheduled meeting. All of the services that the compensation consultant performs for

2023 Proxy Statement 33

PPG are performed at the request of the committee, are related to executive and director compensation and are in support of decision making by the committee.

In 2022, the committee considered the independence of FW Cook in light of Securities and Exchange Commission rules and New York Stock Exchange listing standards. The committee requested and received a letter from FW Cook addressing FW Cook’s and the senior advisor involved in the engagement’s independence, including the following factors: (1) other services provided to us by FW Cook; (2) fees paid by us as a percentage of FW Cook’s total revenue; (3) policies or procedures maintained by FW Cook that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisor and a member of the committee; (5) any Company stock owned by FW Cook or the senior advisor; and (6) any business or personal relationships between our executive officers and FW Cook or the senior advisor. The committee discussed these considerations and concluded that the work performed by FW Cook and FW Cook’s senior advisor involved in the engagement did not raise any conflict of interest.

Human Capital Management and Compensation Committee Report to Shareholders

We have reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated in the Annual Report on Form 10-K for the year ended December 31, 2022.

Human Capital Management and Compensation Committee:

Stephen F. Angel (Chair)

Hugh Grant

Michael W. Lamach

Guillermo Novo

Martin H. Richenhagen

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Human Capital Management and Compensation Committee Report to Shareholders shall not be incorporated by reference into any such filings.

Compensation Program Design Mitigates Risk

In 2022, the Company’s management undertook a review of all of PPG’s compensation programs to identify any inherent material risks to PPG created by these programs. Based on the results of this review, we concluded that the design of our compensation programs does not encourage our employees to take unnecessary or excessive risks that could harm the long-term value of PPG. For more information about this review and the features of our compensation program that mitigate risk, see “Compensation Discussion and Analysis—Compensation Program Design Mitigates Risk.”

Compensation Committee Interlocks and Insider Participation

No member of the Human Capital Management and Compensation Committee was at any time during 2022 an officer or employee of PPG or any of our subsidiaries nor is any such person a former officer of PPG or any of our subsidiaries. In addition, no “Human Capital Management and Compensation Committee interlocks” existed during 2022. For information concerning Related Person Transactions involving members of the Human Capital Management and Compensation Committee, see “Corporate Governance—Certain Relationships and Related Transactions.”

34 2023 Proxy Statement

SUSTAINABILITY AND INNOVATION COMMITTEE

Primary Role of this Committee:

The primary role of the Sustainability and Innovation Committee is to review and provide oversight of programs, initiatives and activities of PPG in the areas of environment, health, safety, technology and sustainability.

Meetings: 3
Chair: Melanie L. Healey
Other Members:
● Kathleen A. Ligocki
● Michael T. Nally
● Martin H. Richenhagen
● Catherine R. Smith

Key Responsibilities:

●  reviews with management the Company’s approach to innovation, science and technology, including the Company’s processes, capabilities and plans in relation to its corporate strategies and goals in these areas

●  reviews with management the current status, plans, risks and emerging trends related to the Company’s environment, health, safety, product stewardship and remediation programs that can have a material impact on the Company

●  oversees the Company’s sustainability principles, practices and programs and monitors the Company’s performance against its sustainability goals, including the risks and opportunities to the Company of climate change

The Sustainability and Innovation Committee is comprised entirely of directors who are independent under the standards adopted by the Board. The committee’s charter, which may be accessed on the Corporate Governance section of our website at investor.ppg.com, describes the composition, purposes and responsibilities of the committee. More information about PPG’s sustainability goals, metrics, initiatives and achievements and PPG’s community and employee engagement programs can be found on PPG’s ESG Report website located at www.sustainability.ppg.com.

Codes of Ethics

Our Global Code of Ethics is applicable to all directors, officers and employees worldwide. The Global Code of Ethics, which was revised, updated and reformatted to make it more user friendly in 2022, embodies our principles and practices relating to the ethical conduct of our business and our long-standing commitment to honesty, fair dealing and compliance with all laws affecting our business. We also have a Code of Ethics for Senior Financial Officers that is applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions. The Global Code of Ethics and Code of Ethics for Senior Financial Officers are available on the Corporate Governance section of our website at investor.ppg.com. In addition, we intend to post on our website all disclosures that are required by law, the Securities and Exchange Commission’s Form 8-K rules or the New York Stock Exchange listing standards concerning any amendments to, or waivers from, any provision of our codes.

The Board has established a means for employees, customers, suppliers, shareholders or other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Global Code of Ethics. Any employee, shareholder or other interested party can call the PPG Ethics HELPLINE toll-free to submit a report. In North America, this number is (800) 461-9330. This number is operational 24 hours a day, seven days a week. PPG Ethics HELPLINE numbers for other regions may be found on the Ethics page of our website at www.ppg.com/ethics.

Communications with the Board

Shareholders and other interested parties may send communications to the Board, the independent directors (individually or as a group) or the Lead Director in writing by sending them in care of our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272. All communications received will be opened by the corporate secretary for the sole purpose of determining whether the contents represent a message to directors. Communications deemed by the corporate secretary to be frivolous or otherwise inappropriate for the Board’s consideration will not be forwarded. The corporate secretary will maintain a log of all such communications. Communications of an urgent nature are promptly reported to the Board. Communications to directors may also be forwarded within PPG for review by a subject matter expert.

2023 Proxy Statement 35

COMPENSATION OF DIRECTORS

Overview

The compensation program for our directors who are not also officers of PPG, to whom we refer as non-employee directors, is reviewed annually by the Human Capital Management and Compensation Committee to ensure that the program remains competitive. As a part of the Human Capital Management and Compensation Committee’s review, the types and levels of compensation offered to our non-employee directors are compared with those provided by a select group of comparable companies. Target total annual compensation for our directors is set at or near the market median using a comparator group of companies. The companies comprising this comparator group are used for review of the executive officer compensation program as well. The comparator group used in 2021 to set 2022 compensation was:

3M Company	Eaton Corporation plc	International Paper Company	Textron Inc.
Air Products and Chemicals, Inc.	Ecolab Inc.	Johnson Controls International Plc	The Goodyear Tire & Rubber Company
Celanese Corporation	Emerson Electric Co.	Linde Plc	The Sherwin-Williams Company
Dow, Inc.	Honeywell International Inc.	Parker-Hannifin Corporation	Trane Technologies Plc
DuPont de Nemours, Inc.	Howmet Aerospace Inc.	Rockwell Automation, Inc.
Eastman Chemical Company	Illinois Tool Works Inc.	Stanley Black & Decker, Inc.

Taking into consideration the size of PPG relative to this comparator group and advice from FW Cook, the Human Capital Management and Compensation Committee reports its recommendations to the Board for approval. The Human Capital Management and Compensation Committee does not determine director compensation, but only makes recommendations to the Board. Changes to the non-employee directors’ compensation program generally become effective as of the year following adoption.

Directors Compensation (2022)

	FEES EARNED OR
	PAID IN CASH ($)(1)
		COMMITTEE
	ANNUAL	CHAIRPERSON	STOCK	ALL OTHER
NAME	RETAINER	FEES	AWARDS ($)(2)	COMPENSATION ($)(3)	TOTAL ($)
S. F. Angel	$135,000	$20,000	$165,047	$10,000	$330,047
S. A. Davis(4)	$67,500	$—	$165,047	$—	$232,547
J. V. Faraci(5)	$—	$—	$—	$10,000	$10,000
H. Grant	$135,000	$55,000	$165,047	$20,000	$375,047
M. L. Healey	$135,000	$15,000	$165,047	$—	$315,047
G. R. Heminger	$135,000	$—	$165,047	$10,000	$310,047
M. W. Lamach	$135,000	$—	$165,047	$—	$300,047
K. A. Ligocki	$135,000	$—	$165,047	$5,000	$305,047
M. T. Nally	$135,000	$—	$165,047	$—	$300,047
G. Novo	$135,000	$—	$165,047	$—	$300,047
M. H. Richenhagen	$135,000	$—	$165,047	$—	$300,047
C. R. Smith	$135,000	$25,000	$165,047	$—	$325,047
(1)	Fees include an annual cash retainer of $135,000, plus an additional cash retainer for each committee chair and for the Lead Director. For 2022, the annual retainer for service as a committee chair or as the Lead Director was as follows: $35,000 for the Lead Director; $25,000 for the chair of the Audit Committee; $20,000 for the chair of each of the Nominating and Governance Committee and the Human Capital Management and Compensation Committee; and $15,000 for the chair of the Sustainability and Innovation Committee.
(2)	In April 2022, each director, other than Mr. Faraci, received 1,232 time-based restricted stock units, or TBRSUs. The TBRSUs will vest on April 19, 2023, and the grant date fair value of each RSU grant was $133.97. Dollar values represent

36 2023 Proxy Statement

the grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. The assumptions made in calculating the grant date fair values are set forth in Note 19 to our Financial Statements for the year ended December 31, 2022, which is located on pages 64 through 66 of our Annual Report on Form 10-K. As of December 31, 2022, each non-employee director had 1,232 unvested RSUs.
(3)	Amounts in this column reflect donations made by the PPG Industries Foundation under our charitable awards program. The PPG Industries Foundation matches donations, up to $10,000 per year in most cases (increased to $20,000 for 2022 only), made by a director in any one year. However, matching payments by the PPG Industries Foundation may be paid in a year subsequent to the donation depending on the timing of the director’s donation during the year and the timing of the PPG Industries Foundation's verification process. This may result in matching payments that exceed $10,000 in one year. For additional information regarding charitable awards, see "Charitable Awards Program."
(4)	Mr. Davis died on July 10, 2022. This director received $67,500 for his prorated cash retainer. No cash retainer was paid to him or his estate after his death. Mr. Davis’s estate will receive his full equity retainer upon vesting on April 19, 2023.
(5)	Mr. Faraci retired from the PPG Board of Directors effective April 21, 2022. As such, this director received no annual retainer or committee chair retainer for the year ended December 31, 2022.

Annual Retainer

For 2022, each of our non-employee directors received an annual retainer with a value equal to $300,000, of which $135,000 was paid in cash and $165,000 in equity in the form of time-based restricted stock units, or TBRSUs. The cash portion of the retainer was payable in quarterly installments, with the first quarterly installment paid after the annual meeting of shareholders. The number of TBRSUs a director received was determined by dividing $165,000 by the weighted average closing price of our stock on the grant date, which was the date of the 2022 Annual Meeting of Shareholders. A TBRSU represents the right to receive a share of PPG common stock upon vesting and earns dividend equivalents during the vesting period when dividends are declared on PPG common stock, but does not carry voting rights or other rights afforded to a holder of PPG common stock. TBRSUs granted in 2022 vest on the day prior to the 2023 Annual Meeting of Shareholders.

Additional Retainers for Committee Chairs and the Lead Director

In addition to the annual retainer for each non-employee director, each non-employee director who chairs a Board standing committee is entitled to an additional annual cash retainer, which is payable at the same time as the regular annual retainer. The Lead Director also receives an additional cash retainer in recognition of the additional time and effort required by the role, including, among other responsibilities, planning Board meetings, meeting with management and engaging with our shareholders. For 2022, the additional annual retainers for service as a committee chair or as the Lead Director were:

RETAINER
COMMITTEE	AMOUNT
Lead Director	$35,000
Audit	$25,000
Nominating and Governance	$20,000
Human Capital Management and Compensation	$20,000
Sustainability and Innovation	$15,000

Insurance Coverage

We pay the premiums to provide each of our non-employee directors with the following insurance coverage:

●	Accidental death and dismemberment insurance coverage, which provides $250,000 for accidental loss of life, and up to 100% of the death benefit for loss of limb. The aggregate cost to PPG of providing this coverage to non-employee directors for 2022 was $1,170.
●	PPG aircraft travel insurance coverage, which provides up to a $1,000,000 per seat voluntary settlement allowance, for travel on a PPG-owned aircraft, and a reduced amount for travel on a PPG leased or chartered aircraft. The aggregate cost to PPG of providing this coverage to non-employee directors for 2022 was $19,330.

Deferred Compensation

A non-employee director may elect to have all or a portion of their retainer fees (including fees payable in TBRSUs) credited to the PPG Industries, Inc. Deferred Compensation Plan for Directors, thus deferring receipt of such fees until

2023 Proxy Statement 37

after the director leaves the Board. All amounts held in a director’s account under the Deferred Compensation Plan are credited as hypothetical shares of our stock, or what we refer to as common stock equivalents, the number of which is determined by dividing the dollar amount of the deferral by the closing stock price of PPG common stock on the New York Stock Exchange on the date of the deferral. Common stock equivalents earn dividend equivalents (that are converted into additional common stock equivalents) when dividends are declared on PPG common stock, but do not carry voting rights or other rights afforded to a holder of PPG common stock. Each non-employee director will generally be paid their deferred compensation account balance no earlier than six months and ten days after leaving the Board of Directors, except in circumstances of death or disability, in which case payment shall be made as soon as administratively possible. Each non-employee director’s account balance will be paid in a lump sum. All distributions are made in the form of one share of PPG common stock for each common stock equivalent credited to the director’s deferred account (and cash as to any fractional common stock equivalents).

PPG Industries Foundation Matching Gifts Program

All of our current directors are eligible to participate in the PPG Industries Foundation Matching Gifts Program, which encourages charitable donations by our directors by matching their contributions to eligible institutions. Contributions of up to a total of $10,000 per year, in most cases, may be matched under the program. The match amount was increased to $20,000 for 2022 in support of PPG’s and the PPG Industries Foundation’s commitment to assist in ongoing relief and recovery efforts for affected communities during the Ukrainian refugees humanitarian crisis. Most charitable organizations are eligible for the Matching Gifts Program, with a few exceptions.

Stock Ownership

We established stock ownership guidelines for all non-employee directors effective January 1, 2005. Under the guidelines, each non-employee director is required to own shares of our stock with a value equal to five times the portion of the annual retainer that is paid in cash. For non-employee directors, unvested TBRSUs and common stock equivalent shares credited to the director under the Deferred Compensation Plan are counted toward meeting this requirement. Ms. Ligocki and Messrs. Nally and Novo are within their five-year compliance period and should meet the ownership requirement by the end of such period. All other non-employee directors have met or exceeded the ownership requirement.

38 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS ROADMAP

HOW DID WE PERFORM?

●
Adjusted earnings per diluted share of $6.05, a decrease of about 11% versus 2021
●
Record net sales of $17.7 billion were up 5%. Organic sales were higher by 8% driven by pricing realization of 11%, partially offset by lower sales volumes
●
Returned approximately $760 million to shareholders in the form of share repurchases and dividends

●
Generated about $1.1 billion in adjusted cash flow from operations, lower than 2021 due to increased working capital primarily due to higher raw material costs on inventories and higher selling prices on trade receivables
●
As the year progressed, year-over-year segment margins improved
●
While our financial performance was solid, we did not achieve our targets for adjusted earnings per diluted share, adjusted cash flow from operations or sales volume growth

HOW DO WE DETERMINE COMPENSATION? ● Based on our pay-for-performance philosophy ● Executive Compensation is approved by our independent Human Capital Management and Compensation Committee
●
We utilize general industry and comparator group data that is intended to be representative of the market in which we compete most directly for executive talent and pay is set at or near the market median

HOW DO WE ADDRESS RISK? ● Our officers are subject to stock ownership requirements ● Our officers may not engage in securities transactions that are contrary to the interests of shareholders
●
Executive officers are subject to a “clawback” policy
●
Incentive plans are appropriately weighted between short-term and long-term performance and cash and equity using multiple award types and performance measures

HOW DO WE PAY OUR EXECUTIVES?

●
Our executive officers receive three forms of long-term incentive compensation—stock options, performance based RSUs and total shareholder return contingent shares—which together constitute an executive’s total long-term incentive compensation

●
Our annual compensation policies reflect our pay-for-performance philosophy with over 70% of pay tied to performance
●
Our executive officers receive two forms of annual compensation—base salary and annual incentive awards—which together constitute an executive’s total annual compensation

WHY YOU SHOULD APPROVE OUR SAY-ON-PAY

●
Base salary and annual incentive targets for our executive officers are established annually to maintain parity with the competitive market for executives in comparable positions and are set at or near the market median

●
Our shareholders overwhelmingly approved the compensation of our named executive officers, with approximately 95% of shareholder votes cast in favor of our 2022 say-on-pay resolution
●
Our compensation program is heavily weighted toward pay for meeting performance objectives and increasing PPG’s stock price

2023 Proxy Statement 39

Executive Compensation Best Practices

The Human Capital Management and Compensation Committee’s decision making reflects the following core governance principles and practices that we employ to promote our overall compensation objectives and to align executive compensation with the interests of our shareholders:

WE DO		WE DO NOT
√	Hold an annual say-on-pay advisory vote for shareholders	x	Have employment contracts with our executive officers
√	Pay for performance – a substantial portion of compensation is performance-based	x	Allow our officers to engage in short sales or hedge their PPG securities
√	Use an appropriate peer group when establishing compensation	x	Allow our officers to pledge their PPG securities or place their PPG securities in a margin account
√	Balance short-term and long-term incentives	x	Guarantee incentive awards
√	Align executive compensation with shareholder returns through long-term incentives	x	Provide significant perquisites to our executive officers
√	Cap individual payouts in incentive plans	x	Reprice, reload or discount options
√	Maintain a clawback provision in the event of a financial restatement caused by misconduct	x	Provide tax gross-ups on perquisites to our named executive officers
√	Maintain robust stock ownership requirements for executives
√	Mitigate undue risk-taking in compensation programs
√	Condition grants of long-term incentive awards on non-compete and non-disclosure restrictions
√	Retain a fully independent, external compensation consultant whose independence is reviewed annually by the Human Capital Management and Compensation Committee
√	Include a double-trigger change-in-control provision for equity grants
√	Incentive plans that are appropriately weighted between short-term and long-term performance and cash and equity using multiple award types and performance measures

40 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

PPG’s vision is to be the world’s leading coatings company by consistently delivering high-quality, innovative and sustainable solutions that customers trust to protect and beautify their products and surroundings. This vision is enabled by a strategy of accelerated profitable growth and enhanced operational excellence. Our executive compensation program is a key factor in promoting this strategy and a crucial tool in aligning the interests of our senior leadership with those of our shareholders.

HOW DID WE PERFORM? In the following section, we discuss our performance in 2022 and how it affected the compensation of our named executive officers.

The Company’s solid performance and focus on shareholder value is evident in our continuing legacy of outstanding cash generation and rewarding shareholders. PPG has paid uninterrupted annual dividends since 1899 and has increased its annual dividend payout for 51 consecutive years. Continuing with that legacy, in 2022 PPG returned about $760 million to shareholders in the form of dividends and share repurchases.

●	In 2022, the Company delivered record net sales despite the global COVID-19 pandemic and ongoing raw material, labor and transportation availability challenges, and geopolitical challenges which significantly impacted the Company’s 2022 performance. Record total net sales for 2022 were approximately $17.7 billion, up 5% compared to 2021. The Company’s 2022 full-year reported net income from continuing operations was $1.0 billion, or $4.33 per diluted share versus $1.4 billion, or $5.93 per diluted share, in 2021. Full-year 2022 adjusted earnings per diluted share from continuing operations decreased 11% year-over-year to $6.05 compared with $6.77 in 2021. Adjusted net income from continuing operations for 2022 was $1.4 billion, versus $1.6 billion in 2021.
●	In 2022, the Company generated approximately $1.0 billion of reported cash flow from operations and $1.1 billion of adjusted cash flow from operations, which is lower than 2021 primarily due to a larger increase in working capital in 2022 compared to the prior year, which reflects the impact of higher raw material costs on inventories and higher selling prices on trade receivables. We made solid progress in the second half of 2022 lowering our inventories on a sequential basis.
●	As the year progressed, year-over-year segment margins improved.
●	Our business portfolio continued to demonstrate its resiliency with record full year net sales, up about 5% compared to the prior year.
●	Selling prices increased 11% compared to prior year.
●	Net sales, excluding the impact of currency, acquisitions, divestitures and the wind down of Russia operations (“organic sales”) increased 8% driven by pricing realization of 11%, partially offset by 3% lower sales volumes.
●	Operating working capital as a percentage of sales as of December 2022 was higher than December 2021 by 300 basis points. Selling, general and administrative costs as a percentage of sales decreased by nearly 1%.
●	In September, the Company raised the per-share dividend by 5%—paying approximately $570 million in dividends in 2022. The Company also repurchased $190 million of stock in 2022.
●	We continued the integration of our recent acquisitions, including timely realization of acquisition-related synergies. These businesses are all executing well and will provide the Company with increased organic growth prospects in the next few years.
●	Cost savings from restructuring actions and acquisition-related synergies totaled about $110 million.

2023 Proxy Statement 41

The following charts contain adjusted earnings per diluted share from continuing operations, net sales and adjusted net income from continuing operations as used for determining the compensation of our executive officers for each of the last five fiscal years:

Adjusted Earnings Per Diluted Share from Continuing Operations	Net Sales (In Millions USD)	Adjusted Net Income from Continuing Operations (In Millions USD)

*2019 Adjusted Earnings Per Diluted Share includes $0.16 for the year-over-year impact of foreign currency translation. **Beginning in 2021, the Company reports adjusted net income and adjusted earnings per diluted share excluding amortization expense relating to intangible assets from completed acquisitions. Adjusted earnings per diluted share for 2020 has been recast to exclude acquisition-related amortization expense. ***Beginning with the calculation of the 2022 annual incentive award, adjusted net income from continuing operating as used for determining compensation excludes one half of the full year earnings impact of foreign currency translation versus the Company’s 2022 plan. As such, 2022 adjusted earnings per diluted share includes a benefit of $0.17 representing one half of the effect of foreign currency translation versus plan.

Adjusted earnings per diluted share from continuing operations and adjusted net income from continuing operations are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and should not be considered a substitute for earnings per diluted share or net income or other financial measures as computed in accordance with U.S. GAAP. PPG’s management considers this information useful in providing insight into the Company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. A Regulation G reconciliation of adjusted earnings per diluted share from continuing operations and adjusted net income from continuing operations to reported earnings per diluted share from continuing operations and net income from continuing operations is included in Annex A to this Proxy Statement.

●	We had a solid performance in 2022 despite a weakening demand environment, as geopolitical issues in Europe, COVID-19-related impacts in China, a strong dollar and continued input and other cost inflation weighed on our business results. We achieved our 2022 target for price increase, but we did not achieve our adjusted earnings per diluted share from continuing operations, adjusted cash flow from operating activities and sales volume growth targets. As a result, annual incentive awards were paid to executive officers ranged from 63% to 89% of target. Our total shareholder return over the past three years when measured against the S&P 500 was in the 28th percentile resulting in the payment of long-term TSR share awards at 0.0% of target.
●	Between 71% and 90% of the named executive officers’ target total direct compensation opportunity for 2022 was in the form of performance-based variable compensation and long-term incentives motivating them to deliver strong business performance and create shareholder value.
●	Base salary and annual incentive targets for our executive officers are established annually to maintain parity with the competitive market for executives in comparable positions. Target total annual compensation for each position is set at or near the market median.
●	PPG’s compensation programs are reviewed annually to identify any inherent material risks to PPG created by these programs. Based on the results of the 2022 review, we concluded that the design of our compensation programs does not encourage our employees to take unnecessary or excessive risks that could harm the long-term value of PPG.
●

42 2023 Proxy Statement

HOW DO WE DETERMINE COMPENSATION?

In the following section, we discuss our philosophy for compensating executives based on their performance as well as how we execute that philosophy through our compensation programs.

Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value creation.

In keeping with our pay-for-performance philosophy, a substantial portion of our executives’ annual and long-term compensation is performance-based, with the payment being contingent on the achievement of performance goals. We believe the program strikes the appropriate balance between effectively incentivizing our executives based on performance and utilizing responsible, market competitive pay practices in order that our executives dedicate themselves fully to value creation for our shareholders. This balance is evidenced by the performance metrics described in the section above.

Compensation Philosophy and Objectives

PPG’s philosophy in establishing compensation policies for our executive officers is to align compensation with our strategic objectives, while concurrently providing competitive compensation that enables us to attract and retain top-quality executive talent. The primary objectives of our compensation policies for executive officers are to:

●	Attract and retain executive officers by offering total compensation that is competitive with that offered by similarly situated companies and rewarding outstanding personal performance;
●	Promote and reward the achievement of short-term objectives that our Board of Directors and management believe will lead to long-term growth in shareholder value; and
●	Closely align the interests of executive officers with those of our shareholders by making long-term incentive compensation dependent upon the Company’s financial performance and total shareholder return.

Annual Compensation Programs

Our executive officers receive two forms of annual compensation—base salary and annual incentive awards—which together constitute an executive’s total annual compensation. Our executive officers also receive long-term incentives which together with total annual compensation constitute an executive’s total direct compensation. Please note that “total annual compensation” and “total direct compensation” as discussed in this Compensation Discussion and Analysis, differs from the “Total” compensation column of the Summary Compensation Table and the “Compensation Actually Paid” column of the Pay Versus Performance table, which include long-term incentive, pension and other forms of compensation. The levels of base salary and annual incentive targets for our executive officers are established annually under a program intended to maintain parity with the competitive market for executives in comparable positions. Target total annual compensation and target total direct compensation for each position is set at or near the “market value” for that position.

To determine market value, the Human Capital Management and Compensation Committee considers compensation data based on a comparator group, as well as the most recently available data from nationally-recognized independent executive compensation surveys representing a cross section of general industrial companies.

2023 Proxy Statement 43

For purposes of establishing the 2022 executive compensation program, the Human Capital Management and Compensation Committee considered a competitive analysis of total direct compensation levels and compensation mixes for our executive officers, using information from:

●	two general industry surveys in which management participates: the Aon Hewitt Associates 2021 TCM Executive Total Compensation Survey and the Willis Towers Watson 2021 U.S. General Industry Executive Database; and
●	comparison company median data from a comparator group consisting of 22 companies.

The comparator group used in 2021 to set 2022 compensation was:

3M Company	Eaton Corporation plc	International Paper Company	Textron Inc.
Air Products and Chemicals, Inc.	Ecolab Inc.	Johnson Controls International Plc	The Goodyear Tire & Rubber Company
Celanese Corporation	Emerson Electric Co.	Linde Plc	The Sherwin-Williams Company
Dow, Inc.	Honeywell International Inc.	Parker-Hannifin Corporation	Trane Technologies Plc
DuPont de Nemours, Inc.	Howmet Aerospace Inc.	Rockwell Automation, Inc.
Eastman Chemical Company	Illinois Tool Works Inc.	Stanley Black & Decker, Inc.

Our comparator group is intended to be representative of the market in which we compete most directly for executive talent. The selection of companies comprising our comparator group is based on similarity in revenue size, lines of business, participation in global markets and market capitalization. The peer group is constructed to target PPG near the median of the composite ranking of the financial and operating metrics of the companies in the comparator group.

The Human Capital Management and Compensation Committee annually reviews this group of companies with our independent executive compensation consultant, FW Cook, to ensure that it remains an appropriate benchmark for us.

We target the median levels of compensation to derive our market value by adjusting this compensation data to reflect differences in company revenues using regression analysis. The competitive analysis showed that the 2022 target total direct compensation for the Company’s named executive officers was on average positioned within the market median range, which we define as within 20% of the median.

In addition, the Human Capital Management and Compensation Committee annually reviews a tally sheet of each executive officer’s compensation. Each tally sheet includes detailed data for each of the following compensation elements:

●	Annual compensation: Information regarding base salary and annual incentive targets for the current year;
●	Long-term incentive awards: Information regarding all equity-based awards, whether vested or unvested, including total pre-tax value to the executive and holdings relative to our stock ownership requirements;
●	Benefits and perquisites: Line item summary showing the annualized cost to the Company of health and welfare benefits, life insurance and perquisites;
●	Pension and deferred compensation: Annualized cost to the Company of pension plan benefits (qualified plan and non-qualified plan) and defined contribution plans (401(k) and deferred compensation); and
●	Description and quantification of all compensation and benefits payable upon retirement, termination of employment or change in control.

The Human Capital Management and Compensation Committee reviews the information presented in the tally sheet to ensure that it is informed of the compensation and benefits each executive is receiving annually.

44 2023 Proxy Statement

The charts below illustrate the allocation of the principal compensation components for our named executive officers for 2022.

Chief Executive Officer Target Compensation

Other Named Executive Officer Target Compensation

HOW DO WE ADDRESS RISK? In the following section, we outline strategies that we have developed to mitigate risks over the short and long term in consideration of regulatory requirements.

Compensation Program Design Mitigates Risk

Annually, PPG management undertakes a review of all of PPG’s compensation programs to identify any inherent material risks to PPG created by these programs. The framework used to identify any potential risks that could be incentivized by our compensation programs was developed with input from members of our human resources, finance, and legal functions and our independent executive compensation consultant, FW Cook. The effect of the global COVID-19 pandemic and any potential negative impact to the Company’s compensation plans was also considered. Based on the results of the 2022 review, we concluded that the design of our compensation programs does not encourage our employees to take unnecessary or excessive risks that could harm the long-term value of PPG. Features

2023 Proxy Statement 45

of our compensation programs and practices that mitigate risk include, among other things: (i) incentive plans that are appropriately weighted between short-term and long-term performance and cash and equity; (ii) long-term incentives that consist of a mix of stock options, performance-based restricted stock units and total shareholder return contingent shares, which provides for a balanced mix of performance measures; (iii) ranges of performance and multiple performance targets are utilized to determine incentive compensation payouts, rather than a single performance target that provides an “all or nothing” basis for compensation; (iv) maximum payouts are in place in our incentive compensation programs to limit excessive payments; (v) determination of incentive compensation payouts is subject to managerial approval and/or Human Capital Management and Compensation Committee discretion; and (vi) our executive officers are subject to a recoupment policy in the event of a financial restatement affecting their incentive compensation payout.

In addition, the following design elements of our compensation program mitigate potential risks.

●	Our officers are subject to stock ownership requirements, as discussed below.
●	Our officers may not engage in transactions that are contrary to the interests of shareholders, such as “short sales,” “short sales against the box,” “put” and “call” options and hedging transactions designed to minimize an executive’s risk inherent in owning PPG stock. In addition, officers may not hold PPG stock in a margin account and may not pledge PPG stock as collateral for a loan.
●	Executive officers are subject to a “clawback” policy that is designed to recoup incentive compensation when a financial restatement occurs and certain other conditions exist.
●	We provide very limited perquisites to our executive officers.
●	We do not provide tax gross-ups on perquisites to our named executive officers.

Financial Restatement

It is our policy that we will, to the extent permitted by governing law, seek recoupment of incentive compensation paid to any executive officer where:

●	the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement;
●	the executive officer is found to have engaged in fraud or misconduct that caused or partially caused the need for the restatement; and
●	a lower payment would have been made to the executive officer based upon the restated financial results.

In each such instance, we will, to the extent practicable, seek to recover the amount by which the individual executive officer’s incentive compensation for the relevant period exceeded the payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

PPG Stock Ownership Requirements

The Human Capital Management and Compensation Committee also believes that it is in the best interests of shareholders for our officers to own a significant amount of PPG common stock, thereby aligning their interests with the interests of shareholders. Accordingly, in 2003 the Human Capital Management Compensation Committee implemented stock ownership requirements applicable to all of our officers based on a multiple of base salary. The current stock ownership requirements are:

Position	Required Stock Ownership
Executive Chairman and President and Chief Executive Officer	6 times base salary
Other executive officers	3 times base salary
Other officers	1 or 2 times base salary

Ownership for purposes of these requirements includes shares of PPG common stock personally owned as well as all stock holdings in PPG’s savings plan and deferred compensation accounts and any unvested time-based restricted stock units. Unexercised options and unvested performance shares awarded under our long-term incentive plans are not counted for these purposes. Officers are expected to meet these ownership requirements within five years of election, appointment or promotion. Those officers who have not yet met this requirement are paid 20% of their annual incentive in PPG stock, which is restricted from sale for a period of two to five years. In addition, for officers who have

46 2023 Proxy Statement

been subject to the policy for more than five years at their current requirement level and have not met the ownership requirement, 100% of the vested shares delivered from the performance-based restricted stock unit (“PBRSU”) award and total shareholder return share award (“TSR”) must be held by the officer for a minimum of one year and until the requirement is met. All executive officers named in the Summary Compensation Table have met their ownership requirement.

Prohibition on Hedging and Pledging PPG Securities

PPG officers and directors may not engage in any transaction in which they may profit from short-term speculative swings in the value of PPG’s securities. This prohibition includes “short sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price) and other hedging transactions designed to minimize an executive’s risk inherent in owning PPG stock, such as zero-cost collars and forward sale contracts. In addition, officers may not hold PPG stock in a margin account and may not pledge PPG stock as collateral for a loan. This policy is designed to discourage risk taking with PPG securities by officers and to ensure compliance with all insider trading rules. PPG employees who are not officers of the Company are not subject to these prohibitions. However, PPG’s Global Code of Ethics prohibits all PPG employees from buying or selling PPG stock or the stock of any other company while aware of material non-public information and prohibits employees from sharing material non-public information for financial or other personal benefit.

Our Policies with Respect to the Granting of Equity Awards

Equity awards may be granted by either the Human Capital Management and Compensation Committee or its delegate. The Human Capital Management and Compensation Committee only delegates authority to grant equity awards to employees who are not executive officers, and only in aggregate amounts not exceeding amounts approved by the Human Capital Management and Compensation Committee. The Board generally does not grant equity awards, although the Human Capital Management and Compensation Committee regularly reports its activity, including approval of grants, to the Board.

Timing of Grants. Equity awards are granted in February at a regularly scheduled meeting of the Human Capital Management and Compensation Committee, and generally further grants are not made for the remainder of the year. These meetings occur approximately one month after the release of our earnings for the immediately preceding year. On limited occasions, grants may occur on an interim basis, primarily for the purpose of approving a compensation package for a newly hired or promoted executive officer. The timing of these grants is driven solely by the activity related to the need for the hiring or promotion, not our stock price or the timing of any release of Company information.

Option Exercise Price. The exercise price of a newly granted stock option is the closing price on the New York Stock Exchange on the date of grant. With respect to the occasional interim grants to a newly hired or promoted executive, the exercise price is the closing price on the New York Stock Exchange on the date of grant, which is the second Friday of the second month of the quarter after the hire or promotion date; provided, however, that if the date of hire or promotion would fall within a Company imposed blackout period, the grant date will be the first business day following such blackout period.

Change In Control Agreements

We have agreements in place with each of the executive officers named in the Summary Compensation Table providing for their continued employment for a period of up to three years in the event of an actual or threatened change in control of PPG (as “change in control” is defined in the agreements). We believe that these agreements serve to maintain the focus of our senior executives and ensure that their attention, efforts and commitment are aligned with maximizing the success of PPG and shareholder value. These agreements avoid distractions involving executive management that arise when the Board is considering possible strategic transactions involving a change in control and assure continuity of executive management and objective input to the Board when it is considering any strategic transaction. For additional information concerning our change in control agreements, see “Potential Payments Upon Termination or Change in Control.”

Tax Deductibility of Compensation Expense

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to any one of our named executive officers during any fiscal year. While it considers the tax and accounting consequences of utilizing various forms of compensation, the Human Capital Management and Compensation Committee designs our

2023 Proxy Statement 47

compensation programs based on the long-term interests of PPG, with deductibility of compensation being one of a variety of considerations taken into account.

HOW DO WE PAY OUR EXECUTIVES?

In this section, we describe the components of the total compensation package for our executives and how these components align with our greater pay-for-performance philosophy.

Principal Components of Executive Compensation

The principal components of our executive compensation program are:

COMPENSATION COMPONENT	OVERVIEW	OBJECTIVES
Base Salary	Fixed compensation that is established annually	Maintain parity with the competitive market for executives in comparable positions
Annual Incentive Awards	Variable compensation that is based on Company, business, and individual performance	Incentivize executive officers to achieve our short-term performance objectives
Long-Term, Equity-Based Incentives	Variable compensation that is based solely on Company performance	Retain our executive officers, align their financial interests with the interests of shareholders, and incentivize achievement of our long-term strategic goals

Mix of Compensation Components

Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value creation. To this end, a substantial portion of our executives’ annual and long-term compensation is performance-based, with the payment being contingent on the achievement of performance goals. The portion of compensation that is performance-based increases with the executive’s level of responsibility. We use performance- based compensation for more senior positions because these roles have greater leadership responsibility and influence on the performance of the Company as a whole.

Annual Compensation

Our annual compensation policies reflect our pay-for-performance philosophy. We set target total annual compensation for our executive officers to be competitive with the market value for comparable positions, taking into account each executive’s experience in the position and performance. Annual incentive awards are targeted at a level that, when combined with base salaries, is intended to yield total annual compensation that approximates market value. As a result, total annual compensation for a position generally should exceed its market value when our financial performance exceeds our applicable annual targets and individual performance contributes to meeting our objectives. Total annual compensation generally should be below market value when our financial performance does not meet targets and/or individual performance does not have a favorable impact on our objectives.

Base Salary. Based on the Human Capital Management and Compensation Committee’s review of the applicable compensation data as discussed above, in February 2022 the Human Capital Management and Compensation Committee set base salaries effective March 1, 2022 for all executive officers in relation to the market value for comparable positions. Mr. McGarry received a base salary increase of $40,000. With his promotion to Chief Operating Officer on March 1, 2022, Mr. Knavish’s annual base salary increased by $200,000 to $900,000. Mr. Morales received a base salary increase of $45,000. Ms. Liebert and Ms. Foulkes each received a base salary increase of $20,000. Mr. Vadlamannati received a base salary increase of $15,000.

Ms. Liebert resigned from the Company, effective September 16, 2022.

On October 19, 2022, Mr. McGarry was appointed Executive Chairman and Mr. Knavish was appointed President and Chief Executive Officer, each effective January 1, 2023.

48 2023 Proxy Statement

Annual Incentive Awards. In February 2022, the Human Capital Management and Compensation Committee established annual incentive awards primarily based on target levels set for each executive officer and pre-established, short-term performance objectives. On an annual basis, the Human Capital Management and Compensation Committee establishes a target annual incentive award for each executive officer based on the executive’s position and the market value of comparable positions in our comparator group. For 2022, this target, when expressed as a percentage of base salary, was as follows for each of the executive officers named in the Summary Compensation Table: Mr. McGarry, 160%; Mr. Knavish, 110%; Mr. Morales, 100%; Ms. Liebert, 80%; Ms. Foulkes, 80%; and Mr. Vadlamannati, 70%. The amount of an executive’s actual annual incentive award, in relation to the executive’s target opportunity, is determined on the basis of achievement of short-term performance objectives. The performance objectives for our Executive Chairman, our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer and our Senior Vice President and General Counsel include specific financial targets for Company performance (weighted 80%) and personal performance (weighted 20%). The performance objectives for our other executive officers include specific financial targets for Company performance (weighted 50%), business performance (weighted 30%) and personal performance (weighted 20%).

For many years, PPG has been committed to sustainability. Recognizing the importance of sustainability and its ability to drive innovation in our business, PPG includes sustainability goals in the performance goals of its Executive Chairman and President and Chief Executive Officer. Performance against these goals is reviewed by the Human Capital Management and Compensation Committee of the Board of Directors. Annual incentive compensation of PPG’s executives and senior managers is partially (20%) based on personal goals that tie to overall corporate business goals, with the remainder based on company and business financial performance. Depending on their role, some executives and senior managers, by virtue of their responsibilities, may have goals related to social or environmental performance. In addition, executive business unit leaders receive sustainability scorecards for their business unit, and they are responsible for driving improvement in their business unit’s sustainability metrics. Safety, waste costs, energy usage and costs, and sustainable product sales are part of these executives’ annual performance review.

Beginning in 2022, our executive officers have ESG goals included in the individual performance component of their annual incentive award. Each executive officer has a specific DE&I goal and a sustainability or governance goal that is aligned with the Company’s strategies and targets.

The potential payout of the Company performance component of the annual incentive is based on a pre-determined schedule recommended by management and approved by the Human Capital Management and Compensation Committee. The schedule corresponds to various levels of potential Company financial performance measured by adjusted earnings per diluted share from continuing operations (weighted 60%), adjusted cash flow from operating activities (weighted 20%), price increase (weighted 10%) and sales volume growth (weighted 10%), assuming the minimum adjusted earnings per diluted share from continuing operations threshold is met. The maximum payout of this component under the schedule is 220% of target.

In assessing Company performance against objectives, the Human Capital Management and Compensation Committee considers reported results against the approved target objectives, taking into consideration whether significant uncontrollable and unforeseen events or economic obstacles or more favorable circumstances impacted the Company’s results. The assessment of Company performance determines the percentage of the target award that will be awarded to each executive for the Company performance component of the annual incentive award. For 2022, as described below, the Human Capital Management and Compensation Committee exercised discretion and approved certain non-operating adjustments to the 2022 reported earnings per diluted share from continuing operations, cash flow from operating activities – continuing operations results, price increase and sales volume growth, consistent with guidelines established previously by the Human Capital Management and Compensation Committee. In the past, select adjustments have related to items such as legacy litigation or legacy environmental remediation, accounting rule changes and major business portfolio changes, including planned restructuring initiatives. Beginning with the calculation of the 2022 annual incentive award, one half of the earnings impact (positive or negative) of foreign currency translation versus plan will be applied as an adjustment to earnings per diluted share.

In February 2022, the Human Capital Management and Compensation Committee approved a financial performance standard for the Company component of the award of $7.48 adjusted earnings per diluted share from continuing operations, adjusted cash flow from operating activities of $2,392 million, price increase of 5.10% and sales volume growth of 2.50%. If achieved, this standard would generate 100% of the target bonus for the Company component of the award. The approved performance standard for 2022 included a threshold adjusted earnings per diluted share from continuing operations of $5.53, below which no bonus would be paid, regardless of the adjusted cash flow from operating activities, the sales increase or the sales volume growth results. The committee also set threshold cash flow from continuing operations performance of $1,489 million, a threshold price increase performance of 0.00% and a threshold sales volume growth performance of 0.00% for payment on those three components. In addition, the approved performance standard for 2022 included a maximum bonus opportunity of 220% if adjusted earnings per

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diluted share from continuing operations of $8.35, adjusted cash flow from operating activities of $2,679 million, price increase of 7.65% and sales volume growth of 3.75% were achieved.

For 2022, the Human Capital Management and Compensation Committee approved the actual Company performance component for incentive awards based on adjusted earnings per diluted share from continuing operations of $6.22, adjusted cash flow from operating activities of $1,059 million, price increase of 11.20% and sales volume growth of - 3.60%. The earnings per diluted share performance component included adjustments of $0.90 for impairment and other related charges associated with the Company’s wind down of its Russian operations, $0.53 for acquisition-related amortization expense, $0.24 for business restructuring-related costs, net, and $0.05 for transaction-related costs. Beginning with the calculation of the 2022 annual incentive award, one half of the earnings impact (positive or negative) of foreign currency translation versus plan will be applied as an adjustment to earnings per diluted share. For 2022, an adjustment of $0.17 for unfavorable currency translation was applied. Adjustments to the cash flow from operating activities performance component included adding back $85 million for restructuring cash spending and $11 million for cash contributions to pension plans.

Adjusted earnings per diluted share from continuing operations of $6.22, adjusted cash flow from operating activities of $1,059 million, price increase of 11.20% and sales volume growth of -3.60% resulted in a payout of 45% of target for the Company performance component, based on the schedule discussed above. For the adjusted earnings per diluted share component, this schedule yielded a payout of 38% for the result of $6.22 per share. For the adjusted cash flow from operating activities component, this schedule yielded a payout of 0% for the result of $1,059 million. For the price increase component, this schedule yielded a payout of 220% for the result of 11.20%. For the sales volume growth component, this schedule yielded a payout of 0% for the result of -3.60%. Combining these four results using the 60%, 20%, 10% and 10% weightings, respectively, yielded an overall result of 45%, which was approved by the Human Capital Management and Compensation Committee.

Approved 2022 Performance Components

Adjusted Earnings Per Diluted	Adjusted Cash Flow from Operating Activities
Share - Continuing Operations	(20% Weighting)
(60% Weighting)

Price Increase	Sales Volume Growth
(10% Weighting)	(10% Weighting)

The personal performance component of the annual incentive is based on measures of individual performance relevant to the particular individual’s job responsibilities. The personal performance assessments of our Executive Chairman and President and Chief Executive Officer are determined by the Human Capital Management and Compensation

50 2023 Proxy Statement

Committee with input from the other non-management members of the Board. The personal performance of each other executive officer is determined by our Executive Chairman and President and Chief Executive Officer. The following factors were considered in assessing the personal performance of the executive officers named in the Summary Compensation Table for 2022 against individual objectives:

Under Mr. McGarry’s leadership, the Company delivered record net sales despite the global COVID-19 pandemic, ongoing raw material, labor and transportation availability challenges, and geopolitical events, all of which significantly impacted the Company’s 2022 performance and businesses. Organic sales were higher by 8%, including higher selling prices of about 11%. Record total net sales for 2022 were approximately $17.7 billion, up 5% compared to 2021. The Company’s 2022 full-year reported net income from continuing operations was $1.0 billion, or $4.33 per diluted share versus $1.4 billion, or $5.93 per diluted share, in 2021. Full year 2022 adjusted earnings per diluted share from continuing operations decreased 11% year-over-year to $6.05 compared with $6.77 in 2021. Adjusted net income from continuing operations for 2022 was $1.4 billion, versus $1.6 billion in 2021. Acquisition-related sales contributed 3% to net sales growth as the Company benefited from four strategic acquisitions that were completed in 2021. Foreign currency translation was unfavorable for the year and impacted net sales by about 5%. During 2022, severe cost inflation, supply disruptions, geopolitical issues in Europe and continuing impacts from the pandemic significantly impacted net sales and earnings. There was partial recovery in the end-use markets that were impacted by mobility restrictions in 2020 and 2021, such as automotive original equipment manufacturer, automotive refinish coatings and aerospace coatings businesses, but all three remained below 2019 global demand levels. Demand was mixed by geographic region. Raw material cost inflation trended higher for most of the year, finishing the fourth quarter about 35% above fourth quarter 2019 levels. New 2030 corporate sustainability operational and sales targets were developed, reviewed and approved. Science-Based Targets (“SBT”) were submitted to the SBT Initiative in September 2022, with validation expected in 2023. Once the targets are validated, new 2030 ESG targets will be published. In 2022, PPG delivered mixed performance improvements for its sustainability goals versus 2021, but the waste and sustainable product metrics remain aligned to 2025 targets. PPG achieved its overall goal of increasing year-over-year representation of our targeted demographics. The Company also promoted an inclusive culture as demonstrated through the increase in enterprise-wide employee resource network and diversity, equity and inclusion capability building and training participation. Finally, employee engagement increased for the seventh year in a row. Considering overall 2022 business performance, these efforts generated results lower than our overall expectations.

Mr. Knavish began 2022 leading PPG’s global architectural coatings business. He also oversaw the automotive refinish coatings business, the traffic solutions business and the Latin America region. With his appointment to Chief Operating Officer in March 2022, Mr. Knavish assumed leadership responsibility for all of the Company’s remaining businesses, operating regions and for the information technology, environment, health and safety (“EH&S”), and procurement functions. In the U.S. and Canada, demand in the residential and commercial construction markets was strong at the beginning of the year but softened as the year progressed. Architectural coatings – Europe, Middle East and Africa organic sales were flat compared to prior year as selling price increases were offset by lower sales volumes. Architectural coatings – Americas and Asia Pacific organic sales increased a mid-single-digit percentage during the year primarily due to selling price increases that more than offset lower sales volumes. In aggregate, organic sales for the Company’s other business units increased primarily due to higher selling prices which were partially offset by lower sales volumes and unfavorable foreign currency translation. PPG’s spill and release and injury and illness rates did not meet target for 2022. Mr. Knavish served as the executive sponsor of the Black Employee Network. He effectively performed as a member of the Executive Committee, positively influencing the results of the Company. Considering overall 2022 business performance, these efforts generated results lower than our overall expectations.

Mr. Morales led the finance organization. In 2022, the Company generated approximately $1.0 billion of cash from operations, which is lower than 2021 primarily due to a larger increase in working capital in 2022 compared to the prior year, which reflects the impact of higher raw material costs on inventories and higher selling prices on trade receivables. Operating working capital as a percentage of sales increased over 2021. The Company made solid progress in the second half of 2022 lowering inventories on a sequential basis. As the year progressed, year-over-year segment margins improved and operating working capital decreased. He led the Company’s efforts to contain costs, delivering about $110 million from restructuring actions and acquisition-related synergies, and to return capital to our shareholders through $190 million of share repurchases and approximately $570 million of dividends. Mr. Morales was the executive sponsor of our Abilities First Employee Resource Network. Mr. Morales performed effectively as a member of the Executive Committee, positively influencing the results of the Company. Considering overall 2022 business performance, these efforts generated results lower than our overall expectations.

Ms. Foulkes led the legal organization. She has expertly managed litigation, compliance and environmental concerns globally for the Company. In addition, she to effectively managed the complexities associated with the war in Ukraine. She was the executive sponsor of our Lesbian, Gay, Bi-sexual, Transgender, Queer (LGBTQ+) Employee Resource Network. Engagement scores for the Law Department were among the highest in the Company. Ms. Foulkes performed

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effectively as a member of the Executive Committee, positively influencing the results of the Company. While Ms. Foulkes provided strong leadership to the legal function to manage the complexities associated with the war in Ukraine. However, overall 2022 business results were lower than our expectations.

Mr. Vadlamannati led the global protective and marine coatings business and the EMEA region. Organic sales in the protective and marine coatings business were higher by a mid-single-digit percentage due to selling price increases in all regions. Sales were negatively affected by pandemic-related restrictions in China. European demand for coatings softened in 2022, mostly impacted by geopolitical issues and high levels of inflation. He provided leadership to his staff responsibilities for the global EH&S organization, but PPG’s spill and release and injury and illness rates did not meet target for 2022. Mr. Vadlamannati provided leadership of the Company’s response to the war in Ukraine and delivered above-target performance in leading the global protective and marine coatings business. These results exceeded expectations.

Business unit short-term performance objectives and their assessment are specific to each particular business and are based on earnings before taxes and interest, working capital reduction, price increase and sales volume growth. The overall assessment of business performance determines the percentage of target paid to applicable executives for the business component of the annual incentive award.

For 2022, we assessed the performance of 12 defined businesses against the criteria discussed above. Actual payouts of the business performance component ranged from 20% to 130% of target. The business performance component payout for our executive officer named in the Summary Compensation Table who has primarily business unit responsibility, Mr. Vadlamannati, is based on the performance of each of the specific businesses and regions for which he is responsible.

Mr. Vadlamannati’s business performance component was a result of the protective and marine coatings business. The performance of this business was higher than the performance objectives for earnings before interest and taxes and price increase and were below the performance objectives for working capital performance and sales volume growth. This resulted in achieving 130% of target for this component.

The level of achievement of corporate and personal performance objectives for 2022 for Messrs. McGarry, Knavish and Morales and Ms. Foulkes corresponded to payouts of 63%, 63%, 63% and 63% of target, respectively. The level of achievement of business, corporate and personal performance objectives for 2022 for Mr. Vadlamannati corresponded to a payout of 89% of target. The annual incentive awards actually paid to each of these executives for 2022 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Annual incentive awards for these executive officers have ranged from 63% to 121% of target.

Due to Ms. Liebert’s departure from the Company in September 2022, she was ineligible to receive a payout under the annual incentive plan.

Annual incentive awards are payable in cash, except that any executive who does not meet the stock ownership requirements described under “PPG Stock Ownership Requirements” receives 20% of their annual incentive award in the form of PPG common stock. Such stock is restricted from sale by such executive for a period of between two and five years, depending upon the level of stock ownership of the executive. In addition, for officers who have been subject to the policy for more than five years at their current requirement level and have not met the ownership requirement, 100% of the vested shares delivered from the PBRSU award and TSR share award must be held by the officer for a minimum of one year and until the requirement is met. U.S.-based participants are entitled to defer part or all of an annual incentive award under our deferred compensation plan. All executive officers named in the Summary Compensation Table have met their stock ownership requirement. For additional information concerning our deferred compensation plan, see “Deferred Compensation Opportunities.”

Long-Term Incentive Compensation

Our Human Capital Management and Compensation Committee believes that long-term incentive compensation is an important component of our program because it has the effect of retaining executives, aligning executives’ financial interests with the interests of shareholders and incentivizing achievement of PPG’s long-term strategic goals. Payment of long-term incentive awards is based solely on Company performance. Grants are targeted at levels that approximate market value for comparable positions, utilizing the same compensation data used for setting total annual compensation. Each February, the Human Capital Management and Compensation Committee reviews and approves equity-based compensation for that year to be granted to executive officers. Three types of long-term incentive awards are granted annually to executive officers:

●	Stock options;
●	Total Shareholder Return contingent shares, or TSR shares; and

52 2023 Proxy Statement

●	Performance-based Restricted Stock Units, or PBRSUs.

The number of stock options, TSR shares and PBRSUs granted to executive officers is intended to represent an estimated potential value that, when combined with total annual compensation, as discussed above, will approximate the market value of total annual and long-term compensation paid to executives in our comparator group and in a cross-section of general industrial companies represented in nationally-recognized executive compensation surveys.

These types of long-term incentive awards were selected to provide a program that focuses on different aspects of long-term performance: stock price appreciation, total return to shareholders and earnings per share growth and cash flow return on capital. The estimated potential value of the awards granted to each executive officer is delivered equally through each instrument, so that approximately one-third of the value of the total award is in stock options, one-third is in performance-based RSUs, and one-third is in TSR shares. The Human Capital Management and Compensation Committee selected equal distribution to emphasize its view that each of the three equity-based vehicles serves a particular purpose and is equally important in supporting our long-term compensation strategy.

Stock Options. Stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in PPG and to share in the appreciation of the value of our stock. All stock options granted to executive officers in 2022 were granted from our shareholder-approved Omnibus Incentive Plan. Some features of our stock option program include:

●	Options become exercisable on the third anniversary of the date of grant;
●	The term of each grant does not exceed ten years;
●	The exercise price is equal to the closing market price on the date of grant (we do not backdate or grant discounted stock options);
●	We do not grant options with “reload” or “restored” provisions; and
●	Repricing of stock options is prohibited.

We continue to use stock options as a long-term incentive because stock options focus the management team on delivering levels of company financial performance over a longer term that contribute to shareholder value. For additional information concerning the timing of grants of stock options, see “Our Policies with Respect to the Granting of Equity Awards.” In February 2022, the following stock options were awarded to each of the executive officers named in the Summary Compensation Table: Mr. McGarry, 91,266; Mr. Knavish, 25,554; Mr. Morales, 27,380; Ms. Liebert, 16,884; Ms. Foulkes, 10,952; and Mr. Vadlamannati, 9,127. Such awards are consistent with our program to distribute long-term incentive awards equally among three different equity-based vehicles, as discussed above. Upon Ms. Liebert’s departure from the Company in September 2022, she forfeited her stock options.

TSR Shares. TSR shares represent a contingent share grant that is made at the beginning of a three-calendar-year performance period and vests on the last day of the performance period. The grant is settled in a combination of cash and shares of PPG common stock at the end of the performance period. The award amount generated by the grant is based on PPG’s total shareholder return relative to the S&P 500 comparison group. This comparison group represents the entire S&P 500 Index as it existed at the beginning of the performance period, excluding any companies that have been removed from the Index because they ceased to be publicly traded during the performance period. The calculation of total shareholder return assumes that all dividends were reinvested. Summarized below are the material provisions of the TSR share program:

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BASIS OF PAYOUT	PERFORMANCE PERIOD	VESTING AND PAYOUT OF BENEFIT
• Total shareholder return of PPG compared to total shareholder return for S&P 500 companies (as described above) • Payout is 0% to 200% of original TSR shares awarded:	3 calendar years

•

Vest on last day of performance period

•

Settled in a combination of cash and shares at end of performance period

•

Dividend equivalents are awarded at the end of the performance period, based on the actual number of shares earned and paid

PPG TSR	GRANT PAYOUT
90th percentile	200%
80th percentile	175%
70th percentile	150%
60th percentile	125%
50th percentile	100%
40th percentile	75%
30th percentile	50%
Below	—%

If minimum performance is not achieved, no payment is made with respect to the TSR share grant. If performance is above target, payment may exceed the original number of contingent TSR shares awarded. Target performance is set at the 50th percentile rank. The minimum and maximum number of shares that may be issued upon settlement of a TSR share grant ranges from 0% to 200% of the original number of contingent TSR shares awarded. Dividend equivalents are awarded at the end of the performance period, based on the actual number of shares earned and paid to an executive. TSR shares are intended to reward executives only when we provide a greater long-term return to shareholders relative to a percentage of the comparison set of companies, which is consistent with our pay-for-performance compensation philosophy.

In February 2022, the following TSR shares were awarded to each of the executive officers named in the Summary Compensation Table: Mr. McGarry, 21,949; Mr. Knavish, 6,146; Mr. Morales, 6,585; Ms. Liebert, 4,060; Ms. Foulkes, 2,634; and Mr. Vadlamannati, 2,195. Such awards are consistent with our program to distribute long-term incentive awards equally among three different equity-based vehicles, as discussed above under “Long-Term Incentive Compensation.”

The performance period for the TSR shares granted in 2020 ended on December 31, 2022. PPG’s total shareholder return was measured against that of the S&P 500 (as described above) over the three-year period ending December 31, 2022. PPG’s ranking on this performance measure was at the 28th percentile, resulting in payouts at 0.0% of target. If the payouts were distributed, the payout would have been 50% in shares of PPG common stock and 50% in cash with the cash payment calculated based on the average PPG stock closing price during the month of December 2022. Payouts to the executive officers named in the Summary Compensation Table for the 2020 TSR grants were: Mr. McGarry, 0 shares and $0; Mr. Knavish, 0 shares and $0; Mr. Morales, 0 shares and $0; Ms. Foulkes, 0 shares and $0; and Mr. Vadlamannati, 0 shares and $0. Such share payouts, which vested in December 2022, are reflected in the Option Exercises and Stock Vested table. Upon Ms. Liebert’s departure from the Company in September 2022, she forfeited her TSR shares.

Performance-based RSUs. Performance-based RSUs, or PBRSUs, represent a contingent share grant that is made at the beginning of a three-calendar-year performance period and vests on the last day of the performance period. If we achieve certain pre-determined performance thresholds, payment is settled in shares of PPG common stock in the February immediately after the end of the three-year performance period. The performance criteria for each year in the three-year performance period were growth in adjusted earnings per diluted share and 11% cash flow return on capital, taking into account the same adjustment categories utilized by the Human Capital Management and Compensation Committee in determining adjusted earnings per diluted share for purposes of annual incentive awards (see “Annual Incentive Awards” above). The adjusted earnings per diluted share growth portion of the PBRSU awards will utilize a linear payment scale that will be calculated annually as shown below:

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ADJUSTED EPS GROWTH (ANNUAL)
ACHIEVEMENT LEVEL	PAYOUT FACTOR
< 5.0%	0.0%
5.0%	50.0%
6.0%	60.0%
7.0%	70.0%
8.0%	80.0%
9.0%	90.0%
>= 10.0%	100.0%

Achievement of 10% growth in adjusted earnings per diluted share is required to receive 100% of the original share grant. A payout scale is not applied to the cash flow return on capital goal, which requires achievement of 11% for this goal to be met each year. Performance against the adjusted earnings per diluted share goal and the cash flow return on capital goal are calculated annually, and the annual payout for each goal is weighted equally over the three-year period. If minimum performance is not achieved, no shares are issued with respect to the grant. If performance is above target, the number of shares issued may exceed the original number of contingent shares awarded. The minimum and maximum number of shares that may be issued upon settlement of a PBRSU award ranges from 0% to 200% of the original number of contingent shares awarded, depending on the goals attained during the three-year period. No dividend equivalents are awarded on performance-based RSUs. By including performance-based RSUs in the long-term incentive mix, executives are rewarded when financial performance objectives are achieved over an extended period of time. Summarized below are the material provisions of the performance-based RSUs:

BASIS OF PAYOUT	PERFORMANCE PERIOD	VESTING AND PAYOUT OF BENEFIT
Performance Goals: • Greater than 5.0% growth in adjusted earnings per diluted share • 11% cash flow return on capital Payout is 0% to 200% of original PBRSU shares awarded:	3 calendar years	• Vest on last day of performance period • Settled in shares in the February immediately after the end of performance period • No dividend equivalents are awarded

In February 2022, the following PBRSUs were awarded to each of the executive officers named in the Summary Compensation Table: Mr. McGarry, 23,111; Mr. Knavish, 6,471; Mr. Morales, 6,933; Ms. Liebert, 4,276; Ms. Foulkes, 2,773; and Mr. Vadlamannati, 2,311. Such awards are consistent with our program to distribute long-term incentive awards equally among three different equity-based vehicles, as discussed above under “Long-Term Incentive Compensation.”

The performance period for the PBRSUs granted in 2020 ended on December 31, 2022. For the 2020 grants, the payout was at 100% of target. Specifically, the results were as follows:

PBRSU Performance Measures for 2020-2022 Performance Period

		Payout	Portion of	Payout %
	Result	Factor	Performance Cycle	Achieved
Adjusted EPS Growth
2020	-8.4%	0.0%	1/3	0.0%
2021	10.6%	100.0%	1/3	33.3%
2022	-8.1%	0.0%	1/3	0.0%
				33.3%
Cash Flow ROC
2020	17.8%	100.0%	1/3	33.3%
2021	11.0%	100.0%	1/3	33.3%
2022	4.7%	0.0%	1/3	0.0%
				66.7%
Total Performance-based RSU payout				100.0%

The Company made share payouts to the executive officers named in the Summary Compensation Table for the 2020 PBRSU grants as follows: Mr. McGarry, 24,351; Mr. Knavish, 4,132; Mr. Morales, 5,903; Ms. Foulkes, 2,361; and

2023 Proxy Statement 55

Mr. Vadlamannati, 2,657. Such payouts, which vested in December 2022, are reflected in the Option Exercises and Stock Vested table. Upon Ms. Liebert’s departure from the Company in September 2022, she forfeited her PBRSUs.

Perquisites and Other Benefits

In addition to the annual and long-term compensation described above, executive officers named in the Summary Compensation Table receive certain perquisites and other benefits. Such perquisites may include financial counseling services and limited personal use of PPG’s corporate aircraft. At the direction of the Human Capital Management and Compensation Committee, in 2011 executive officer perquisites were reviewed and reduced. Effective January 1, 2012, personal club memberships were discontinued. Other benefits for our executive officers may include Company matching contributions under our Deferred Compensation Plan. These perquisites and other benefits are provided to increase the availability of the executives to focus on the business of the enterprise or because we believe they are important to our ability to attract and retain top-quality executive talent. The costs to PPG associated with providing these benefits for executive officers named in the Summary Compensation Table are reflected in the “All Other Compensation” column of the Summary Compensation Table and in the All Other Compensation Table.

We also provide other benefits, such as medical, dental and life insurance and disability coverage, to each executive named in the Summary Compensation Table under our benefit plans, which are also provided to most eligible U.S.-based salaried employees. In addition, all of our U.S.-based executive officers are eligible to participate in the PPG Industries Foundation Matching Gift Program, which encourages charitable donations by all of our U.S. employees by matching their contributions to eligible institutions. Contributions of up to a total of $10,000 per year, in most cases, may be matched under the program. The match amount was increased to $20,000 for 2022 in support of PPG’s and the PPG Industries Foundation’s commitment to assist in ongoing relief and recovery efforts for affected communities during the Ukrainian refugees humanitarian crisis. Most charitable organizations are eligible for the Matching Gifts Program, with a few exceptions. The value of these benefits is not included in the Summary Compensation Table because such benefits are made available on a Company-wide basis to most U.S. salaried employees. We also provide vacation and other paid holidays to all employees, including the executive officers named in the Summary Compensation Table, which are comparable to those provided at other large companies.

Deferred Compensation Opportunities and Retirement Plans

Another aspect of our executive compensation program is our Deferred Compensation Plan. The plan is a voluntary, non-tax qualified, unfunded, deferred compensation plan available to all U.S.-based executive officers and other participants in our management incentive plans to enable them to save for retirement by deferring a portion of their current compensation. The plan also provides eligible employees with supplemental contributions equal to the contributions they would have received under our Employee Savings Plan, but for certain limitations under the Internal Revenue Code. Under the plan, compensation may be deferred until death, disability, retirement or termination or, in the case of the cash portion of certain incentive awards, other earlier specified dates the participants may select. Deferred amounts (other than the PPG common stock portion of deferred incentive awards, which must be invested in PPG stock) are credited to an investment account that earns a return based on the investment options chosen by the participant. The value of a participant’s investment account is based on the value of the investments selected. Benefits are paid out of our general assets. For certain longer-serving, U.S.-based, salaried employees, we maintain both a tax-qualified defined benefit pension plan and a non-qualified defined benefit pension plan. Substantially all employees in the U.S., including our executive officers, participate in the PPG Industries Employee Savings Plan. For additional information concerning our Deferred Compensation Plan, pension plans and the PPG Industries Employee Savings Plan, see “Pension Benefits” and “PPG Industries Employee Savings Plan and Deferred Compensation Plan” and the accompanying Pension Benefits Table and Non-Qualified Deferred Compensation Table.

WHY YOU SHOULD APPROVE OUR SAY-ON-PAY

The Board believes that PPG’s executive compensation program aligns the interests of our executives with those of our shareholders. Our executive compensation is based on our pay for performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter term performance

56 2023 Proxy Statement

objectives and longer term shareholder value creation. At the 2022 Annual Meeting, we held a shareholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with approximately 95% of shareholder votes cast in favor of our 2022 say-on-pay resolution. Following its review of this vote, the Human Capital Management and Compensation Committee recommended to the full Board that we retain our general approach to executive compensation, with an emphasis on short-term and long-term incentive compensation that rewards our executive officers when they deliver value for our shareholders. Consistent with this philosophy:

●	Our performance metrics are focused on increasing shareholder value and are tied to measures impacting both shorter-term and longer-term performance. Shorter-term performance metrics include adjusted earnings per diluted share from continuing operations, cash flow from operating activities, earnings before interest and taxes, working capital reduction, price increase and sales volume growth. Longer-term performance metrics include total shareholder return, adjusted earnings per diluted share growth, adjusted cash flow return on capital and stock price appreciation.
●	Payment of long-term incentive awards is based solely on Company performance. We have three-year award and payout cycles for both performance-based restricted stock units and total shareholder return shares. We also have three-year vesting for stock options.
●	Between 71% and 90% of the named executive officers’ target total direct compensation opportunity for 2022 was in the form of performance-based variable compensation and long-term incentives motivating them to deliver strong business performance and create shareholder value.
●	Our financial performance was below our expectations as we did not achieve our adjusted earnings per diluted share target, our adjusted cash flow from operating activities target or our sales volume growth target. As a result, annual incentive awards were paid to executive officers ranged from 63% to 89% of target.
●	Executive stock ownership goals align the interests of executives with shareholders.
●	We provide very limited perquisites to our executive officers.
●	Our officers may not engage in transactions that are contrary to the interests of shareholders, such as “short sales,” “short sales against the box,” “put” and “call” options and hedging transactions designed to minimize an executive’s risk inherent in owning PPG stock. In addition, officers may not hold PPG stock in a margin account and may not pledge PPG stock as collateral for a loan.
●	Executive officers are subject to a “clawback” policy that is designed to recoup incentive compensation when a financial restatement occurs and certain other conditions exist.

2023 Proxy Statement 57

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table (2020-2022)

							CHANGE
							IN PENSION
							VALUE AND
							NONQUALIFIED
						NON-EQUITY	DEFERRED
				STOCK	OPTION	INCENTIVE PLAN	COMPENSATION	ALL OTHER
NAME AND POSITION	YEAR	SALARY(3)	BONUS(4)	AWARDS(5)	AWARDS(6)	COMPENSATION(7)	EARNINGS(8)	COMPENSATION(9)	TOTAL
M. H. McGarry(1)	2022	$1,333,333	$—	$6,666,695	$3,333,331	$1,351,000	$(4,368,862)	$551,880	$8,867,377
Executive Chairman	2021	$1,300,000	$—	$6,266,679	$3,133,323	$2,250,000	$(218,598)	$468,212	$13,199,616
	2020	$1,164,167	$—	$5,499,994	$2,749,715	$1,950,000	$4,289,632	$250,485	$15,903,993
T. M. Knavish(1)	2022	$866,667	$—	$1,866,705	$933,315	$625,000	$(1,602,788)	$172,293	$2,861,192
President and Chief	2021	$700,000	$—	$1,166,640	$583,322	$680,000	$(165,897)	$130,643	$3,094,708
Executive Officer	2020	$638,333	$—	$933,353	$466,627	$560,000	$1,395,301	$59,649	$4,053,263
V. J. Morales	2022	$767,500	$—	$2,000,011	$1,000,007	$490,000	$(1,688,858)	$176,810	$2,745,470
Senior Vice President	2021	$726,667	$—	$1,533,228	$766,669	$750,000	$(180,405)	$143,457	$3,739,616
and Chief Financial Officer	2020	$637,500	$—	$1,333,309	$666,606	$639,000	$1,612,807	$60,637	$4,949,859
R. B. Liebert(1)	2022	$508,667	$—	$1,233,319	$616,659	$—	$—	$107,576	$2,466,221
Former Executive Vice President	2021	$700,000	$—	$1,166,640	$583,322	$560,000	$—	$107,014	$3,116,976
	2020	$638,333	$—	$933,353	$466,627	$560,000	$—	$85,840	$2,684,153
A. M. Foulkes	2022	$576,667	$—	$799,976	$400,003	$290,000	$(942,319)	$122,206	$1,246,533
Senior Vice President,	2021	$556,667	$—	$733,305	$366,665	$510,000	$(75,589)	$98,005	$2,189,053
and General Counsel	2020	$490,000	$—	$533,277	$266,647	$432,000	$974,552	$45,844	$2,742,320
R. Vadlamannati(2)	2022	$557,500	$—	$666,671	$333,348	$350,000	$—	$175,478	$2,082,997
Senior Vice President,
Global Operations
(1)	Mr. McGarry was appointed Executive Chairman, effective January 1, 2023. Mr. Knavish was appointed Chief Operating Officer, effective March 1, 2022, and President and Chief Executive Officer, effective January 1, 2023. Ms. Liebert voluntarily resigned as Executive Vice President, effective September 16, 2022. She did not receive a severance payment or an annual incentive award for 2022 and all outstanding equity awards were forfeited upon her resignation.
(2)	Mr. Vadlamannati was not a named executive officer in 2020 or 2021.
(3)	The annual salaries as of January 1, 2022, and as of the annual salary increase date of March 1, 2022, were: Mr. McGarry, $1,300,000 and $1,340,000; Mr. Knavish, $700,000 and $900,000; Mr. Morales, $730,000 and $775,000; Ms. Liebert, $700,000 and $720,000; Ms. Foulkes, $560,000 and $580,000; and Mr. Vadlamannati, $545,000 and $560,000. The annual salaries as of January 1, 2021, and as of the annual salary increase date of March 1, 2021, were: Mr. McGarry, $1,300,000 and $1,300,000; Mr. Knavish, $700,000 and $700,000; Mr. Morales, $710,000 and $730,000; Ms. Liebert, $700,000 and $700,000; and Ms. Foulkes, $540,000 and $560,000. The annual salaries as of January 1, 2020, and as of the annual salary increase date of March 1, 2020, were: Mr. McGarry, $1,265,000 and $1,300,000; Mr. Knavish, $680,000 and $700,000; Mr. Morales, $630,000 and $710,000; Ms. Liebert, $680,000 and $700,000; and Ms. Foulkes, $510,000 and $540,000. Given the global COVID-19 pandemic and its impact on the Company, the Human Capital Management and Compensation Committee approved a base salary reduction for the named executive officers, which was effective April 2020 through July 2020. For Mr. McGarry, his base salary was reduced by 30% to $910,000. For Messrs. Knavish and Morales and Mss. Liebert and Foulkes, their base salary was reduced by 25% to $525,000, $532,500, $525,000 and $405,000, respectively. The full base salaries were restated effective August 2020 as follows: Mr. McGarry, $1,300,000; Mr. Knavish, $700,000; Mr. Morales, $710,000; Ms. Liebert, $700,000; and Ms. Foulkes, $540,000.
(4)	The named executive officers were not entitled to receive any payments that would be characterized as “Bonus” payments for the fiscal years ended December 31, 2022, 2021 and 2020. Amounts listed under the column “Non-Equity Incentive Plan Compensation” constitute annual incentive awards for 2022, 2021 and 2020 that were determined by the Human Capital Management and Compensation Committee at its February 15, 2023, February 16, 2022 and February 17, 2021 meetings, respectively, and, to the extent not deferred by an executive, were paid out shortly thereafter.
(5)	The amounts in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718 for grants occurring in the fiscal years ended December 31, 2022, 2021 and 2020 of performance-based restricted stock units, or PBRSUs, and performance-based total shareholder return contingent shares, or TSRs, granted as part of the long-term incentive components of our compensation program described on pages 52 through 56. The assumptions used in calculating these amounts for 2022 are set forth in Note 19 to our Financial Statements for the year ended December 31, 2022, which is located on pages 64 through 66 of our Annual Report on Form 10-K. PBRSUs and TSRs are subject to performance conditions, and the grant date fair value shown is based on performance at target levels, which is the probable outcome of such conditions. The value of these awards made in the fiscal year ended December 31, 2022, assuming that the highest level of performance conditions will be achieved, is as follows: Mr. McGarry, $13,333,388; Mr. Knavish, $3,733,411; Mr. Morales, $4,000,021; Ms. Liebert, $2,466,639; Ms. Foulkes, $1,599,951; and Mr. Vadlamannati, $1,333,340. The value of these awards made in the fiscal year ended December 31, 2021, assuming that the highest level of performance conditions will be achieved, is as follows: Mr. McGarry $12,533,357; Mr. Knavish, $2,333,280; Mr. Morales, $3,066,456; Ms. Liebert, $2,333,280; and Ms. Foulkes, $1,466,611. The value of these awards made in the fiscal year ended December 31, 2020, assuming that the highest level of performance conditions will be achieved, is as follows: Mr. McGarry $10,999,988; Mr. Knavish, $1,866,705; Mr. Morales, $2,666,617; Ms. Liebert, $1,866,705; and Ms. Foulkes, $1,066,554.
(6)	The amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 for stock option grants occurring in the fiscal years ended December 31, 2022, 2021 and 2020 as part of the long-term incentive component of our compensation program described on pages 52 through 56. The assumptions used in calculating these amounts are set forth in Note 19 to our Financial Statements for the year ended December 31, 2022, which is located on pages 64 through 66 of our Annual Report on Form 10-K.
(7)	The amounts in this column reflect the dollar value of annual incentive awards for 2022, 2021 and 2020, as described on pages 48 through 52.
(8)	The amounts in this column reflect the actuarial increase or decrease in the present value of the named executive officer’s benefits under our qualified and non-qualified pension plans, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements, except that retirement age is assumed to be normal retirement age as defined in the applicable plan.
(9)	Includes all other compensation as described in the table entitled “All Other Compensation Table.”

58 2023 Proxy Statement

All Other Compensation Table (2022)

	PERQUISITES				OTHER COMPENSATION
	PERSONAL USE				EMPLOYEE	DEFERRED			TOTAL
	OF COMPANY	FINANCIAL		TOTAL	SAVINGS PLAN	COMPENSATION	DEFERRED	TOTAL OTHER	ALL OTHER
	AIRCRAFT(1)	COUNSELING(2)	OTHER(3)	PERQUISITES	CONTRIBUTIONS(4)	CONTRIBUTIONS(5)	DIVIDENDS(6)	COMPENSATION	COMPENSATION
M. H. McGarry	$121,137	$13,035	$—	$134,172	$18,896	$255,842	$142,970	$417,708	$551,880
T. M. Knavish	$1,884	$13,035	$—	$14,919	$35,135	$104,371	$17,868	$157,374	$172,293
V. J. Morales	$—	$13,035	$—	$13,035	$27,025	$109,638	$27,112	$163,775	$176,810
R. B. Liebert	$—	$—	$—	$—	$29,771	$59,937	$17,868	$107,576	$107,576
A. M. Foulkes	$—	$13,035	$—	$13,035	$23,367	$76,867	$8,937	$109,171	$122,206
R. Vadlamannati	$—	$—	$93,856	$93,856	$34,700	$32,625	$14,297	$81,622	$175,478
(1)	The amounts in this column reflect the aggregate incremental cost to PPG of personal use of corporate aircraft. The aggregate incremental cost to PPG is determined on a per flight basis and includes the cost of fuel, a pro rata share of repairs and maintenance, landing and storage fees, crew-related expenses and other miscellaneous variable costs. A portion of this value attributable to personal use of corporate aircraft (as calculated in accordance with Internal Revenue Service guidelines) is included as compensation on the W-2 of Mr. McGarry and Mr. Knavish.
(2)	The amounts in this column reflect the cost of financial counseling services paid by PPG.
(3)	For Mr. Vadlamannati, the amount in this column reflects housing-related expenses ($72,284), automotive-related expenses ($13,434), personal travel-related expenses ($6,638) and tax preparation expenses ($1,500) all related to his international assignment.
(4)	The amounts in this column reflect Company contributions under the Employee Savings Plan.
(5)	The amounts in this column reflect Company contributions under the Deferred Compensation Plan in lieu of Company contributions that could not be made under the Employee Savings Plan because of the Internal Revenue Code limitations.
(6)	The amounts in this column represent dividend equivalents on the TSR award that was paid during 2022.

2023 Proxy Statement 59

Grants of Plan Based Awards (2022)

									ALL OTHER
		ESTIMATED FUTURE PAYOUTS UNDER			ESTIMATED FUTURE PAYOUTS UNDER				OPTION
		NON-EQUITY INCENTIVE PLAN AWARDS(1)			EQUITY INCENTIVE PLAN AWARDS				AWARDS:
											GRANT DATE
										EXERCISE OR	FAIR VALUE
									NUMBER OF	BASE PRICE	OF STOCK
									SECURITIES	OF OPTION	AND OPTION
NAME	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)		UNDERLYING (#)	AWARDS ($/SH)(2)	AWARDS(3)
M. H. McGarry	N/A	$214,400	$2,144,000	$4,523,840
	16-Feb-22								91,266	$151.87	$3,333,331
	16-Feb-22				3,852	23,111	46,222	U			$3,333,300
	16-Feb-22				10,975	21,949	43,898	T			$3,333,395
T. M. Knavish	N/A	$99,000	$990,000	$2,088,900
	16-Feb-22								25,554	$151.87	$933,315
	16-Feb-22				1,079	6,471	12,942	U			$933,312
	16-Feb-22				3,073	6,146	12,292	T			$933,393
V. J. Morales	N/A	$77,500	$775,000	$1,635,250
	16-Feb-22								27,380	$151.87	$1,000,007
	16-Feb-22				1,156	6,933	13,866	U			$999,947
	16-Feb-22				3,293	6,585	13,170	T			$1,000,064
R. B. Liebert	N/A	$57,600	$576,000	$1,215,360
	16-Feb-22								16,884	$151.87	$616,659
	16-Feb-22				713	4,276	8,552	U			$616,727
	16-Feb-22				2,030	4,060	8,120	T			$616,592
A. M. Foulkes	N/A	$46,400	$464,000	$979,040
	16-Feb-22								10,952	$151.87	$400,003
	16-Feb-22				462	2,773	5,546	U			$399,950
	16-Feb-22				1,317	2,634	5,268	T			$400,026
R. Vadlamannati	N/A	$39,200	$392,000	$809,480
	16-Feb-22								9,127	$151.87	$333,348
	16-Feb-22				385	2,311	4,622	U			$333,316
	16-Feb-22				1,098	2,195	4,390	T			$333,355

U—PBRSUs. Estimated future payouts relate to the performance period of 2022 through 2024. For additional information concerning the material terms of these PBRSU grants, see pages 54 through 56.

T—TSR shares. Estimated future payouts relate to the performance period of 2022 through 2024. For additional information concerning the material terms of these TSR grants, see pages 53 through 54.

(1)	The amounts in these columns reflect the minimum payment level, if an award is achieved, the target payment level and the maximum payment level under our annual incentive award program. For additional information concerning our annual incentive award program, see pages 48 through 52.
(2)	The exercise price of option awards is the closing sale price of PPG common stock reported for the date of grant on the New York Stock Exchange. Option awards vest on the third anniversary of the date of grant. For additional information concerning stock option awards, see page 53.
(3)	Refer to Note 19 to our Financial Statements for the year ended December 31, 2022, which is located on pages 64 through 66 of our Annual Report on Form 10-K, for the relevant assumptions used to determine the valuation of stock-based compensation awards.

60 2023 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End (2022)

	OPTION AWARDS
									EQUITY INCENTIVE
						EQUITY INCENTIVE			PLAN AWARDS:
						PLAN AWARDS:			MARKET OR
	NUMBER OF	NUMBER OF				NUMBER OF			PAYOUT VALUE
	SECURITIES	SECURITIES				UNEARNED			OF UNEARNED
	UNDERLYING	UNDERLYING				SHARES, UNITS			SHARES, UNITS
	UNEXERCISED	UNEXERCISED	OPTION		OPTION	OR OTHER			OR OTHER
	OPTIONS (#)	OPTIONS (#)	EXERCISE	OPTION	EXPIRATION	RIGHTS NOT		PERFORMANCE	RIGHTS NOT
NAME	EXERCISABLE	UNEXERCISABLE	PRICE ($)	VEST DATE	DATE	VESTED (#)(1)(2)		PERIOD	VESTED ($)(3)
M. H. McGarry	28,414		$118.12	18-Feb-18	17-Feb-25	23,111	U	2022-2024	2,905,977
	61,867		$95.00	17-Feb-19	16-Feb-26	24,192	U	2021-2023	3,041,902
	16,760		$105.98	1-Sep-19	31-Aug-26	11,985	T	2022-2024	1,506,994
	118,204		$101.50	15-Feb-20	14-Feb-27	—	T	2021-2023	—
	105,057		$116.32	14-Feb-21	13-Feb-28
	118,514		$109.74	20-Feb-22	19-Feb-29
		125,386	$119.52	19-Feb-23	18-Feb-30
		107,049	$136.60	17-Feb-24	16-Feb-31
		91,266	$151.87	16-Feb-25	15-Feb-32
T. M. Knavish	4,800		$118.12	18-Feb-18	17-Feb-25	6,471	U	2022-2024	813,664
	14,814		$109.74	20-Feb-22	19-Feb-29	4,504	U	2021-2023	566,333
		21,278	$119.52	19-Feb-23	18-Feb-30	3,356	T	2022-2024	421,983
		19,929	$136.60	17-Feb-24	16-Feb-31	—	T	2021-2023	—
		25,554	$151.87	16-Feb-25	15-Feb-32
V. J. Morales	3,700		$93.53	19-Feb-17	18-Feb-24	6,933	U	2022-2024	871,755
	3,400		$118.12	18-Feb-18	17-Feb-25	5,919	U	2021-2023	744,255
	5,200		$95.00	17-Feb-19	16-Feb-26	3,596	T	2022-2024	452,161
	12,600		$101.50	15-Feb-20	14-Feb-27	—	T	2021-2023	—
	17,072		$116.32	14-Feb-21	13-Feb-28
	19,259		$109.74	20-Feb-22	19-Feb-29
		30,397	$119.52	19-Feb-23	18-Feb-30
		26,193	$136.60	17-Feb-24	16-Feb-31
		27,380	$151.87	16-Feb-25	15-Feb-32
A. M. Foulkes	3,300		$118.12	18-Feb-18	17-Feb-25	2,773	U	2022-2024	348,677
	5,050		$95.00	17-Feb-19	16-Feb-26	2,831	U	2021-2023	355,970
	2,850		$101.50	15-Feb-20	14-Feb-27	1,439	T	2022-2024	180,940
	3,150		$116.32	14-Feb-21	13-Feb-28	—	T	2021-2023	—
	7,407		$109.74	20-Feb-22	19-Feb-29
		12,159	$119.52	19-Feb-23	18-Feb-30
		12,527	$136.60	17-Feb-24	16-Feb-31
		10,952	$151.87	16-Feb-25	15-Feb-32
R. Vadlamannati	9,192		$116.32	14-Feb-21	13-Feb-28	2,311	U	2022-2024	290,585
	11,851		$109.74	20-Feb-22	19-Feb-29	2,574	U	2021-2023	323,655
		13,678	$119.52	19-Feb-23	18-Feb-30	1,199	T	2022-2024	150,762
		11,388	$136.60	17-Feb-24	16-Feb-31	—	T	2021-2023	—
		9,127	$151.87	16-Feb-25	15-Feb-32

U—PBRSUs. For additional information concerning the material terms of these PBRSU grants, see pages 54 through 56.

T—TSR shares. For additional information concerning the material terms of these TSR grants, see pages 53 through 54.

(1)	The PBRSUs for the 2021 - 2023 performance period reflect an estimated payout of 100.0%. The PBRSUs for the 2022 - 2024 performance period reflect an estimated payout of 100.0%.
(2)	The TSRs for the 2021 - 2023 performance period reflect an estimated payout of 0.0%. The TSRs for the 2022 - 2024 performance period reflect an estimated payout of 54.6%.
(3)	Payout value is based on the $125.74 closing sale price of PPG common stock reported on December 30, 2022 on the New York Stock Exchange Composite Tape.

2023 Proxy Statement 61

Option Exercises and Stock Vested (2022)

	OPTION AWARDS		STOCK AWARDS
			NUMBER OF	NUMBER OF
	NUMBER OF		SHARES	SHARES	VALUE
	SHARES	VALUE	ACQUIRED ON	ACQUIRED ON	REALIZED
	ACQUIRED ON	REALIZED ON	RSU	TSR	ON
NAME	EXERCISE (#)	EXERCISE ($)(1)	VESTING (#)(2)	VESTING (#)(3)	VESTING ($)(4)
M. H. McGarry	—	$—	24,351	—	$3,061,895
T. M. Knavish	—	$—	4,132	—	$519,558
V. J. Morales	—	$—	5,903	—	$742,243
R. B. Liebert	30,086	$677,344	—	—	$—
A. M. Foulkes	—	$—	2,361	—	$296,872
R. Vadlamannati	—	$—	2,657	—	$334,091
(1)	The amounts in this column are calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of the common stock on the date of exercise and the exercise price of the options.
(2)	The amounts in this column are the number of shares acquired upon the vesting of PBRSU awards granted in 2020. Payout of 2020 PBRSU awards is described on pages 54 through 56.
(3)	The amounts in this column represent the number of shares earned upon the vesting of TSR awards granted in 2020. As described on pages 53 through 54, when earned, TSR awards are paid 50% in shares of PPG common stock and 50% in cash.
(4)	The amounts in this column are calculated by multiplying (a) the number of PPG shares acquired upon vesting of the PBRSU awards and (b) the number of TSR shares of PPG common stock earned upon vesting by $125.74, the closing stock price of PPG common stock reported on December 30, 2022 on the New York Stock Exchange Composite Tape. The amounts in this column also include the TSR cash portion of the award calculated based on the average PPG stock closing price during the month of December 2022 ($129.34).

Pension Benefits

For certain longer-serving, U.S.-based, salaried employees we maintain both a tax-qualified defined benefit pension plan, called Retirement Plan C, and a non-qualified defined benefit pension plan, called the Non-Qualified Retirement Plan. Employees hired on or after January 1, 2006 are not eligible to participate in these plans. Each of the executive officers named in the Summary Compensation Table participates in these plans, with the exception of Ms. Liebert and Mr. Vadlamannati. The executives named below ceased to accrue benefits under Retirement Plan C on December 31, 2020. The table below shows the present value of accumulated benefits payable to each such named executive officer as of December 31, 2022, including the number of years of service credited to each such named executive officer, under each of Retirement Plan C and the Non-Qualified Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. The material terms of Retirement Plan C and the Non-Qualified Retirement Plan are described below.

Pension Benefits (2022)

		NUMBER OF	PRESENT
		YEARS	VALUE OF
		CREDITED	ACCUMULATED
NAME	PLAN NAME	SERVICE (#)	BENEFIT ($)
M. H. McGarry	Retirement Plan C	40.0	$1,326,797
	Non-Qualified Retirement Plan	40.0	$14,619,351	(1)
T. M. Knavish	Retirement Plan C	33.7	$805,365
	Non-Qualified Retirement Plan	33.7	$2,171,439	(1)
V. J. Morales	Retirement Plan C	36.0	$815,223
	Non-Qualified Retirement Plan	36.0	$2,194,567	(1)
A. M. Foulkes	Retirement Plan C	26.0	$739,793
	Non-Qualified Retirement Plan	26.0	$1,242,366	(1)
(1)	This officer is eligible to commence a retirement benefit under the Non-Qualified Pension Plan based on the officer’s age and years of service as of December 31, 2022. As further described in the narrative discussion following this table, the estimated lump-sum present value under the Non-Qualified Pension Plan to which the officer would be entitled is as follows: Mr. McGarry, $19,744,157; Mr. Knavish, $4,561,694; Mr. Morales, $4,730,781; and Ms. Foulkes, $2,417,626.

62 2023 Proxy Statement

The values reflected in the “Present Value of Accumulated Benefit” column of the Pension Benefits Table are equal to the actuarial present value of each officer’s accrued benefit under the applicable plan as of December 31, 2022, using the same actuarial factors and assumptions used for financial statement reporting purposes, except that retirement age is assumed to be normal retirement age as defined in the applicable plan. These assumptions are described under Note 14 to our Financial Statements for the year ended December 31, 2022, which is located on pages 54 through 60 of our Annual Report on Form 10-K. In accordance with Item 402(h) of Regulation S-K, the present value amounts are calculated using a 5.43% discount rate for Retirement Plan C and 5.42% discount rate for the Non-Qualified Retirement Plan. The lump-sum payment amounts for the Non-Qualified Pension Plan are calculated in accordance with the relevant provisions of the Non-Qualified Pension Plan using the Pension Benefit Guaranty Corporation discount rate of 2.75% as in effect on December 31, 2022, rather than the 5.42% discount rate used for financial statement reporting purposes.

The benefit payable under Retirement Plan C is a function of the participant’s five-year average annual covered base compensation for the highest five consecutive years out of the final ten years immediately prior to retirement and credited years of service. In January 2011, Retirement Plan C was amended such that eligible employees with combined age and service points fewer than 60 and actively employed by the Company as of December 31, 2011 ceased to accrue benefits under Retirement Plan C as of December 31, 2011. Eligible employees with combined age and service points of 60 or more and actively employed by the Company at December 31, 2011 ceased to accrue benefits under Retirement Plan C upon the earlier of their retirement date or December 31, 2020. Eligible employees now earn retirement benefits through the PPG Industries Employee Savings Plan. The Non-Qualified Retirement Plan’s benefit is supplemental to the qualified plan’s benefit in that the Non-Qualified Retirement Plan provides a benefit that is substantially equal to the difference between the amount that would have been payable under the qualified Retirement Plan C, in the absence of legislation limiting the compensation covered by the plan, and the amount actually payable under Retirement Plan C. The Non-Qualified Retirement Plan also includes a benefit based on bonus awards for certain U.S. management bonus program participants. The benefit payable under the Non-Qualified Plan is determined in the same manner as for Retirement Plan C with regard to credited service and base salary above legislative limits; incentive payments are factored in by using the average of the highest five payments during the last ten years prior to retirement.

Retirement Plan C contains the following material terms:

●	The normal form of benefit is a life annuity for unmarried participants and a joint and 50% survivor annuity for married participants;
●	A participant may elect out of the normal form of benefit and receive an actuarially-equivalent alternative form of benefit, including a single life annuity (for a married participant) or a joint and survivor annuity with a survivor benefit ranging from 1%-100%, as selected by the participant;
●	There is no lump-sum benefit option;
●	A participant may elect early retirement up to ten years prior to the participant’s normal retirement age, subject to reduction of the retirement benefit to reflect the early commencement of the benefit; and
●	A participant has a fully vested benefit under the plan upon completing five years of service or reaching early retirement age.

The Non-Qualified Plan contains the following material terms:

●	A participant is entitled to a distribution upon reaching the later of their early retirement date (as defined in the qualified plan) or the participant’s termination of employment;
●	The normal form of payment for benefits at retirement for the group of participants that includes each of the executive officers named in the Summary Compensation Table who participates in the plan is a lump-sum payment; and
●	A participant has a fully vested benefit under the plan upon completing five years of service or reaching early retirement age, but their accrued benefit is subject to forfeiture if the participant engages in any competitive activity, or other activity that is deemed contrary or harmful to the interests of PPG.

PPG Industries Employee Savings Plan and Deferred Compensation Plan

The PPG Industries Employee Savings Plan (the “Savings Plan”) covers substantially all employees in the U.S. All of the executive officers named in the Summary Compensation Table participate in the Savings Plan. The Company makes matching contributions to the Savings Plan, at management’s discretion, based upon participants’ savings, subject to certain limitations. For most participants, Company-matching contributions are established each year at the discretion of the Company and are applied to participant savings up to a maximum of 6% of eligible participant

2023 Proxy Statement 63

compensation. Employees can contribute from 1% to 50% of eligible plan compensation to the Savings Plan, subject to certain Plan or legal limits that may apply. Employees are always 100% vested in any money employees contribute or the Company contributes to the Savings Plan as a matching contribution. Executive officers and certain other employees also receive additional Company contributions to the Savings Plan. These contributions are between 2% and 5% of a participant’s eligible plan compensation, based on age and years of service. If contributions made for the benefit of an executive are limited due to requirements of the Internal Revenue Code, we credit such excess contributions to the executive officer’s account in the Deferred Compensation Plan. These contributions vest upon completion of three years of service with the Company.

In the U.S., we maintain the Deferred Compensation Plan to allow participants, including each of the executive officers named in the Summary Compensation Table, to defer a portion of their compensation in a phantom PPG stock account or other phantom investment accounts. The amount deferred earns a return based on the investment options selected by the executive officer. Executive officers may elect to defer up to 50% of their base salary, and up to 100% of any incentive award, TSR share award and restricted stock unit award that the executive officer may be entitled to receive. All dividend equivalents earned on TSR share award grants are deferred into the Deferred Compensation Plan. We also may make certain additional contributions to the executive officer’s account. For example, if the executive officer’s contributions under the Savings Plan are limited due to requirements of the Internal Revenue Code, we will credit such excess contributions to the executive officer’s account under the Deferred Compensation Plan. The executive officer is always fully vested in compensation that he or she elects to have deferred into the plan and any contributions made on behalf of the executive officer related to the Savings Plan. Company contributions are invested proportionally into the investment options chosen by the employee.

The table below shows the Deferred Compensation Plan’s current investment options and their respective annual rate of return for the year ended December 31, 2022, as reported by the administrator of the plan.

INVESTMENT OPTION	RATE OF RETURN
PPG Stock Account	(25.35)%
Fidelity Growth Company Fund	(33.78)%
Fidelity Contrafund	(28.26)%
Fidelity US Equity Index Fund	(18.13)%
Fidelity Intermediate Bond Fund	(8.73)%
Fidelity Government Money Market	1.43%

The amount owed to executive officers under the Deferred Compensation Plan is an unfunded and unsecured general obligation of PPG. An executive officer receives a distribution of the balance in their plan account upon retirement, death, disability, termination of employment, a scheduled payment date, financial hardship (for amounts deferred prior to January 1, 2005) or unforeseeable emergency (for amounts deferred after December 31, 2004). Distributions can be in the form of a lump sum or installments. Payment can commence at the time of separation or, in certain situations, can be deferred until a later point in time. Compensation deferred prior to January 1, 2005 and related earnings are distributed according to the executive officer’s election. Compensation deferred after December 31, 2004 and related earnings are distributed according to the executive officer’s election only in the case of retirement (no earlier than six months following retirement). In the case of disability or termination, the distribution is made in a lump sum on the date that is the later of (i) the first day of the first quarter of a plan year that is six months and ten days following the separation or (ii) January 1 of the year following the separation. In the case of death, a distribution is made to the executive officer’s beneficiary as soon as administratively possible. Distributions from the PPG stock account are in the form of PPG common stock and distributions from all other investment options are in cash.

Non-Qualified Deferred Compensation (2022)

		EXECUTIVE	REGISTRANT	AGGREGATE	AGGREGATE
NAME	PLAN(1)	CONTRIBUTIONS ($)(2)	CONTRIBUTIONS ($)(3)	EARNINGS ($)(4)	BALANCE ($)(5)
M. H. McGarry	DCP	$80,000	$398,812	$(745,976)	$3,350,128
T. M. Knavish	DCP	$26,000	$122,240	$(470,033)	$1,995,845
V. J. Morales	DCP	$1,082,490	$136,749	$(448,675)	$2,501,540
R. B. Liebert	DCP	$50,936	$77,805	$(170,425)	$762,077
A. M. Foulkes	DCP	$—	$85,804	$(32,936)	$181,932
R. Vadlamannati	DCP	$—	$46,922	$(66,994)	$233,517
(1)	All executive officers named in the Summary Compensation Table participate in the Deferred Compensation Plan, or DCP.
(2)	The amounts in this column are reported as compensation in the “Salary” and “All Other Compensation” columns of the Summary Compensation Table.

64 2023 Proxy Statement

(3)	The amounts in this column are reported in the “All Other Compensation” column of the Summary Compensation Table.
(4)	None of the amounts in this column are included as compensation in the Summary Compensation Table.
(5)	The following aggregate amounts were reported in the Summary Compensation Table as 2020 and 2021 compensation, as applicable: Mr. McGarry, $611,992; Mr. Knavish, $156,051; Mr. Morales, $1,030,783; Ms. Liebert, $270,230; and Ms. Foulkes, $110,531.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation to each of our currently serving executive officers named in the Summary Compensation Table in the event of termination of such executive’s employment under certain circumstances. The amounts shown assume that such termination was effective as of December 31, 2022, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from PPG.

For purposes of calculating the estimated potential payments to our officers under the Non-Qualified Pension Plan, as reflected in the tables below, we have used the same actuarial factors and assumptions used for financial statement reporting purposes and set forth under Note 14 to our Financial Statements for the year ended December 31, 2022, which is located on pages 54 through 60 of our Annual Report on Form 10-K. However, the amounts reflected in the tables below for the Non-Qualified Pension Plan are calculated in accordance with the relevant provisions of the Non-Qualified Pension Plan using the 5.42% discount rate for our U.S. non-qualified defined benefit pension plan that is used for financial statement reporting purposes.

Potential Payments and Benefits Upon Termination

The first column of each table below sets forth the payments to which the officer would be entitled, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a termination of the officer’s employment for any reason by PPG or the officer, and assuming such termination occurred prior to, or did not otherwise arise in connection with, a change in control of PPG. The second column of each table reflects payments that would be due in the event of the officer’s termination of employment due to death prior to a change in control of PPG. In any of these events, we are not obligated to provide other health or welfare benefits or any special severance payments, accelerated vesting of equity compensation or tax gross-ups to the officers. Employees hired on or after January 1, 2006 are not eligible to participate in the Non-Qualified Retirement Plan. Mr. Vadlamannati is not included in the table below because he did not participate in the Non- Qualified Retirement Plan, and as of December 31, 2022 he did not receive financial counseling.

2023 Proxy Statement 65

Change in Control
Voluntary or Involuntary Termination (2022)

	VOLUNTARY OR
	INVOLUNTARY
	TERMINATION		DEATH
M. H. McGarry
Non-Qualified Pension	$—	(1)	$14,376,908	(2)
Financial Counseling	13,035		—
Total	$13,035		$14,376,908
T. M. Knavish
Non-Qualified Pension	$—	(1)	$3,422,778	(2)
Financial Counseling	13,035		—
Total	$13,035		$3,422,778
V. J. Morales
Non-Qualified Pension	$—	(1)	$3,372,878	(2)
Financial Counseling	13,035		—
Total	$13,035		$3,372,878
A. M. Foulkes
Non-Qualified Pension	$—	(1)	$1,416,074	(2)
Financial Counseling	13,035		—
Total	$13,035		$1,416,074
(1)	This officer is eligible to commence a retirement benefit under the Non-Qualified Pension Plan based on the officer’s age and years of service as of December 31, 2022 upon any termination of the officer’s employment. The estimated lump-sum present value under the Non-Qualified Pension Plan to which this officer would be entitled is presented in the Pension Benefits Table.
(2)	This officer’s beneficiary is eligible to commence a beneficiary retirement benefit under the Non-Qualified Pension Plan based on the officer’s age and years of service as of December 31, 2022 upon the officer’s termination of employment due to death. The amount reflected in this column for this officer is not a present value amount, but the estimated aggregate payments over the lifetime of the eligible beneficiary of the officer, assuming payments commenced following the officer’s termination of employment as a result of death on December 31, 2022.

Potential Payments and Benefits Upon Termination Following, or in Connection with, a Change in Control of PPG

We have entered into change in control agreements with our executive officers named in the Summary Compensation Table and with certain other officers. The change in control agreements have three-year terms, which terms are automatically extended for one year upon each anniversary unless a notice not to extend is given by PPG. If a “change in control” occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the officer’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change in control of PPG. The change in control agreements also contain non-competition provisions and confidentiality provisions prohibiting the officer from divulging or communicating, without our prior consent or except as required by law, any confidential information, knowledge or data relating to PPG or its business during the officer’s employment and at all times thereafter. The Human Capital Management and Compensation Committee approved certain changes to our change in control agreements, which are described under “Changes to Form of Change in Control Agreement.”

Termination For Cause or Other Than For Good Reason. Under the change in control agreements, in the event of an officer’s termination of employment by PPG for cause or by the officer other than for good reason during the three-year period following a change in control, the officer will receive payment only of their accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs.

Termination Without Cause or For Good Reason. If PPG terminates the officer’s employment (other than for cause, death or disability) or the officer terminates their employment for good reason during the three-year period

66 2023 Proxy Statement

following a change in control, and upon certain terminations prior to a change in control or in connection with or in anticipation of a change in control, the officer is generally entitled to receive the following payments and benefits:

●	a pro-rata bonus for the year of the date of termination based on the officer’s highest annual bonus during the three years prior to the change in control or the annual bonus for the most recent fiscal year after the change in control, whichever is higher (such higher amount referred to herein as the “highest annual bonus”);
●	three times the officer’s annual base salary;
●	three times the officer’s highest annual bonus;
●	a lump-sum payment having an actuarial present value equal to the additional pension benefits the officer would have received if he or she had continued to be employed by PPG for an additional three years for purposes of both age and service credit, assuming the officer’s compensation for each such additional year is equal to their annual base salary prior to the change in control (or any higher salary thereafter) and their annual bonus is at least equal to the officer’s highest annual bonus during the three years prior to the change in control (the “Pension Differential”);
●	a lump-sum payment equal to the present value of any employer contributions the executive would have received or accrued under PPG’s defined contribution retirement plans and arrangements (whether qualified or non-qualified) in which the executive participates if the executive’s employment continued for an additional three years in respect of retirement benefits provided in the form of a defined contribution retirement plan, program or arrangement, but excluding any salary or pay deferral contributions to such plans or arrangements that are deemed to be employer contributions under applicable law;
●	continued medical, dental and life insurance benefits for three years and continued age and service credit for purposes of determining the officer’s eligibility for retiree medical benefits;
●	continued payment of financial counseling expenses for the officer for three years; and
●	a payment in an amount sufficient to make the officer whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code.

The table below sets forth the amounts each executive officer named in the Summary Compensation Table would be entitled to receive, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a termination of the executive officer’s employment by PPG without cause or by the executive officer for good reason following or in connection with a change in control of PPG.

For purposes of calculating the estimated potential payment to such executive officers with respect to the Pension Differential under the change in control agreements, as reflected in the table below, we have used the same actuarial factors and assumptions used for financial statement reporting purposes and set forth under Note 14 to our Financial Statements for the year ended December 31, 2022, which is located on pages 54 through 60 of our Annual Report on Form 10-K, including a discount rate of 5.43% for Retirement Plan C and 5.42% for our U.S. non-qualified defined benefit pension plan.

Termination During the 30-Day Window Period. Under certain of our change in control agreements, if an officer terminates their employment for any reason during a 30-day window period following the first anniversary of the change in control, the officer will be entitled to the payments and benefits described above, except that the multiplier of three referenced above would be two for purposes of all payments and benefits for which the multiplier is relevant.

Definitions. For purposes of the agreements, the terms set forth below generally have the meanings described below.

“Change in Control” generally includes the occurrence of any of the following events or circumstances:

(i)	the acquisition of 20% or more of the outstanding shares of PPG or the voting power of the outstanding voting securities of PPG, other than any acquisition from or by PPG or any PPG-sponsored employee benefit plan;
(ii)	the individuals who, as of the date of the agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of the agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board are considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

2023 Proxy Statement 67

(iii)	shareholder approval of a reorganization, merger or consolidation or sale of substantially all of the assets of PPG, unless following such transaction PPG’s historic shareholders retain at least 60% ownership of the surviving entity, no shareholder acquires a 20% or more ownership interest in the surviving entity and a majority of the surviving entity’s board of directors were members of our Board at the time such transaction was approved;
(iv)	shareholder approval of a dissolution or liquidation of PPG; or
(v)	a determination by a majority of our Board that a change in control has occurred.

“Cause” generally means (i) the willful and continued failure of the officer to perform their duties; or (ii) the willful engaging by the officer in illegal conduct or gross misconduct that is materially and demonstrably injurious to PPG.

“Good reason” generally means (i) the assignment of duties inconsistent with the officer’s position, authority, duties or responsibilities in effect at the time of the change in control, or any other action resulting in a diminution in such position, authority, duties or responsibilities, other than isolated and inadvertent action not taken in bad faith that is remedied promptly; (ii) failure to provide the employment compensation and benefits required under the change in control agreement, other than an isolated and inadvertent failure not occurring in bad faith that is remedied promptly; or (iii) a relocation or substantial change in the officer’s workplace or the company’s requiring the officer to travel on company business to a substantially greater extent than required immediately prior to the change in control.

Changes to Form of Change in Control Agreement. The Human Capital Management and Compensation Committee has made modifications to the form of change in control agreement for officers in response to current trends in executive compensation and to a shareholder proposal that was supported by shareholders at the 2007 Annual Meeting of Shareholders. PPG began entering into the revised agreements in 2008 with certain newly hired or promoted officers.

Key revisions include:

●	Modification of the definition of “change in control” to require “consummation” of a reorganization, merger or consolidation or sale of substantially all of the assets of PPG.
●	Modification of the definition of “compensation” to include “target” bonus instead of the “highest” bonus over the last three years. This change affects the cash payment and the Pension Differential calculation.
●	Modification of certain termination provisions, including elimination of the window period termination.
●	Modification of the excise tax and gross-up provision to replace the full gross up with a “conditional” gross up, which provides for a reduction in change in control payments if such payments trigger an excise tax by a limited amount.
●	Elimination of the provisions providing for the payment of financial counseling and legal expenses.

In subsequent years, the Human Capital Management and Compensation Committee made additional modifications to the form of change in control agreement for officers in response to current trends in executive compensation. The key revisions include:

●	Elimination of the excise tax gross-up entirely.
●	Including a “conditional” payment limitation, which provides for a reduction in change of control payments if such payments would trigger an excise tax, unless a larger amount would be received on an after-tax basis without a payment reduction.
●	Modification of the definition of Retirement and the associated benefits related to retirement to ensure that all applicable provisions are applied properly for executives who only participated in the former PPG Defined Contribution Retirement Plan and non-U.S. executives who do not participate in either Retirement Plan C or the former Defined Contribution Retirement Plan.
●	Elimination of potential double payments under other PPG severance provisions or statutory requirements and the change in control agreement.

68 2023 Proxy Statement

Change in Control
Involuntary or Good Reason Termination (2022)

	INVOLUNTARY OR
	GOOD REASON
	TERMINATION
M. H. McGarry
Financial Counseling	$41,705
Lump Sum Payment
Base Salary	4,020,000
Bonus	6,750,000
Health & Welfare Benefits	54,117
Accelerated Vesting of LTI	16,435,383
Total	$27,301,205	(1)
T. M. Knavish
Financial Counseling	$41,705
Lump Sum Payment
Base Salary	2,700,000
Bonus	2,970,000
Health & Welfare Benefits	62,775
Accelerated Vesting of LTI	2,207,929
Total	$7,982,409	(1)
V. J. Morales
Financial Counseling	$41,705
Lump Sum Payment
Base Salary	2,325,000
Bonus	2,325,000
Health & Welfare Benefits	62,775
Accelerated Vesting of LTI	3,336,559
Total	$8,091,039	(1)
A. M. Foulkes
Financial Counseling	$41,705
Lump Sum Payment
Base Salary	1,740,000
Bonus	1,392,000
Health & Welfare Benefits	54,117
Accelerated Vesting of LTI	1,358,868
Total	$4,586,690	(1)
R. Vadlamannati
Lump Sum Payment
Base Salary	$1,680,000
Bonus	1,176,000
Health & Welfare Benefits	56,695
Accelerated Vesting of LTI	1,126,284
Total	$4,038,979
(1)	This officer is eligible to commence a retirement benefit under the Non-Qualified Pension Plan based on the officer’s age and years of service as of December 31, 2022 upon any termination of the officer’s employment. The estimated lump-sum present value under the Non-Qualified Pension Plan to which this officer would be entitled is presented in the Pension Benefits Table.

Equity Acceleration

In the event of a change in control of PPG, the Company stock plans and award agreements provide that an executive must be terminated (or have a substantial diminution of job duties) to be entitled to full vesting acceleration of unvested stock options, TSR awards and restricted stock units. The table below reflects the calculation of the aggregate dollar values related to acceleration of vesting of the incentive equity awards held by the executive officers named in the Summary Compensation Table in the event of a termination following a change in control, and the total is reflected in the “Accelerated Vesting of LTI” row for each officer in the table above. The stock option value was calculated by multiplying the number of unvested shares by the difference between the grant price and the closing stock price on December 31, 2022 ($125.74). If any stock options were underwater as of December 31, 2022, no value was assigned to such options. The TSR share and restricted stock unit value was calculated by multiplying the target number of unvested shares by the closing stock price on December 31, 2022, except as otherwise noted.

2023 Proxy Statement 69

Change in Control
Accelerated Vesting of Outstanding Equity (2022)

					TOTAL SHAREHOLDER RETURN
		RESTRICTED STOCK UNITS			SHARES
		2021 - 2023	2022 - 2024		2021 - 2023	2022 - 2024
	STOCK	PERFORMANCE	PERFORMANCE	TIME	PERFORMANCE	PERFORMANCE
EXECUTIVE	OPTIONS ($)	PERIOD ($)(1)	PERIOD ($)(1)	VESTED ($)	PERIOD ($)(2)	PERIOD ($)(2)	TOTAL ($)
M. H. McGarry	8,980,510	3,041,902	2,905,977	—	—	1,506,994	16,435,383
T. M. Knavish	405,949	566,333	813,664	—	—	421,983	2,207,929
V. J. Morales	1,268,388	744,255	871,755	—	—	452,161	3,336,559
A. M. Foulkes	473,281	355,970	348,677	—	—	180,940	1,358,868
R. Vadlamannati	361,282	323,655	290,585	—	—	150,762	1,126,284
(1)	The PBRSUs for the 2021 - 2023 performance period reflect an estimated payout of 100.0%. The PBRSUs for the 2022 - 2024 performance period reflect an estimated payout of 100.0%.
(2)	The TSRs for the 2021 - 2023 performance period reflect an estimated payout of 0.0%. The TSRs for the 2022 - 2024 performance period reflect an estimated payout of 54.6%.

70 2023 Proxy Statement

PAY RATIO

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires most companies with publicly traded stock in the United States to identify the median total compensation of their worldwide employee population (other than the chief executive officer) and to compare that amount with the total compensation of their chief executive officer. Total compensation amounts are required to be calculated using the Securities and Exchange Commission’s compensation disclosure rules applicable to reporting compensation in the Summary Compensation Table of the Proxy Statement. Median employee compensation used to calculate the pay ratio is required to be the total compensation paid to an actual employee of the Company. We identified our median employee using our total employee population as of October 1, 2022 by applying a consistently applied compensation measure across our global employee population. For our consistently applied compensation measure, we used annual base salary as it represents the primary compensation component paid to all of our employees. As a result, annual base salary provides an accurate depiction of total earnings for the purpose of identifying our median employee. We then calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table. We did not use any material estimates, assumptions, adjustments or statistical sampling to determine the worldwide median employee. The methodology we used to determine the median employee was unchanged from 2021.

Our median employee’s total 2022 compensation was $35,600. The total 2022 compensation of our Executive Chairman, who served as our Chief Executive Officer during 2022, was $8,867,377, as reported in the Summary Compensation Table. Accordingly, our 2022 Chief Executive Officer to Median Employee Pay Ratio was 249:1. The annual salary of the median employee in 2022 was comparable to the annual salary of the median employee in 2021. The lower amount of the median employee’s total compensation for 2022 was the result of a lower bonus payout received by the median employee in 2022 versus 2021. In addition, the median employee in 2022 did not receive any Company contributions under the Employee Savings Plan. Each individual’s total annual compensation can be comprised of different compensation elements and is dependent on where the individual works globally.

Please keep in mind that under Securities and Exchange Commission’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the employee population sampled, the elements of pay and benefits used, any assumptions made and the use of statistical sampling. In addition, no two companies have identical employee populations or compensation programs, and pay, benefits and retirement plans differ by country even within the same company. As such, our pay ratio may not be comparable to the pay ratio reported by other companies.

2023 Proxy Statement 71

PAY VERSUS PERFORMANCE

Securities and Exchange Commission rules adopted in 2022 pursuant to the Dodd-Frank Act require most companies with publicly traded stock in the United States to describe the relationship between compensation actually paid (“CAP”) to their named executive officers, as calculated in accordance with the Securities and Exchange Commission's rules, and the Company’s performance represented by total shareholder return (“TSR”), net income and a Company-selected financial performance measure.

To determine the executive compensation that is “actually paid” for the principal executive officer (“PEO”) and non-PEO named executive officers (“non-PEO NEOs”) in a given year, companies are required to make certain adjustments to the total executive compensation reported in the summary compensation table (“SCT”) (see page 58) for pension and equity awards that are calculated in accordance with U.S. GAAP.

●	For the pension adjustment, the aggregate change in the pension value as reflected in the summary compensation table is deducted and the service cost and prior service cost for the year is included.
●	For equity awards, the grant date value as reported in the summary compensation table is subtracted and a new value is added, which is calculated as follows: the year-end fair value of awards granted in the current fiscal year plus or minus the annual change in fair value as of the year-end for any unvested awards or as of vesting for awards vested in the current year.

The Pay Versus Performance table below presents this information for PPG. The significant reduction in the compensation actually paid for 2022 is due to (a) the Company’s stock price at December 31, 2022 versus December 31, 2021 and (b) the Company’s TSR share payout percentage for the three performance periods outstanding at December 31, 2022 compared to the fair value of these awards when granted. The TSR shares for the 2020-2022 performance period reflect a payout of 0.0%. The TSR shares for the 2021-2023 performance period reflect an estimated payout of 0.0%. The TSR shares for the 2022-2024 performance period reflect an estimated payout of 54.6%.

Pay Versus Performance Table (2020-2022)

			AVERAGE	AVERAGE				SELECTED
			SUMMARY	COMP.	VALUE OF INITIAL FIXED $100			MEASURE:
			COMP. TABLE	ACTUALLY PAID	INVESTMENT BASED ON:			ADJUSTED
	SUMMARY	COMP.	TOTAL FOR	TO NON-PEO		PEER GROUP(3)		EARNINGS
	COMP. TABLE	ACTUALLY	NON-PEO NAMED	NAMED	TOTAL	TOTAL	NET	PER
	TOTAL FOR	PAID TO	EXECUTIVE	EXECUTIVE	SHAREHOLDER	SHAREHOLDER	INCOME	DILUTED
YEAR	PEO(1)	PEO(1)	OFFICERS(2)	OFFICERS(2)	RETURN	RETURN	(in millions)	SHARE
2022	$8,867,377	$238,659	$2,280,483	$(26,911)	$99	$101	$1,028	$6.22
2021	$13,199,616	$22,568,453	$3,035,088	$5,267,224	$133	$135	$1,420	$6.77
2020	$15,903,993	$16,689,353	$3,607,399	$3,526,539	$110	$112	$1,056	$6.12

(1)	The principal executive officer was Mr. McGarry for each of the years shown.
(2)	The non-principal executive officer named executive officers were Mr. Morales, Mr. Knavish, Ms. Liebert and Ms. Foulkes for each of the years shown. Mr. Vadlamannati was included as a non-principal executive officer named executive officer for 2022.
(3)	The peer group consists of: 3M Co., Akzo Nobel N.V., Axalta Coatings Systems Ltd., Dow, Inc., Dupont de Nemours, Inc., Eastman Chemical Co., Masco Corp., RPM International Inc., and The Sherwin-Williams Co. See Exhibit 13.1 of our Form 10-K for the year ended December 31, 2022.

A reconciliation of PEO SCT total compensation to CAP is provided in the following table.

PEO SCT Total Compensation to CAP Reconciliation (2020-2022)

PLUS CHANGE
						FROM BOY TO	PLUS CHANGE
					PLUS EOY	EOY IN FAIR	IN FAIR VALUE
					FAIR VALUE	VALUE OF	FROM BOY TO
					OF EQUITY	AWARDS	VESTING DATE
					AWARDS	GRANTED IN	OF AWARDS
					GRANTED	ANY PRIOR	GRANTED IN
			PLUS		DURING YEAR	YEAR	ANY PRIOR
		MINUS SCT	PENSION		THAT ARE	THAT ARE	YEAR THAT
	SCT	CHANGE IN	VALUE		OUTSTANDING	OUTSTANDING	VESTED
	TOTAL FOR	PENSION	SERVICE	MINUS SCT	AND UNVESTED	AND UNVESTED	DURING	PEO
YEAR	PEO	VALUE	COST	EQUITY	AT EOY	AT EOY	THE YEAR	CAP
2022	$8,867,377	$4,368,862	$—	$(10,000,026)	$7,834,096	$(4,197,554)	$(6,634,096)	$238,659
2021	$13,199,616	$218,598	$—	$(9,400,002)	$10,917,328	$4,275,913	$3,357,000	$22,568,453
2020	$15,903,993	$(4,289,632)	$180,279	$(8,249,709)	$11,073,569	$1,559,781	$511,072	$16,689,353

"EOY" = end of Year; "BOY" = Beginning of Year

72 2023 Proxy Statement

A reconciliation of average non-PEO SCT total compensation to CAP is provided in the following table.

Average Non-PEO NEOs SCT Total Compensation to CAP Reconciliation (2020-2022)

PLUS CHANGE
						FROM BOY TO	PLUS CHANGE	MINUS FAIR
					PLUS EOY	EOY IN FAIR	IN FAIR VALUE	VALUE AT
					FAIR VALUE	VALUE OF	FROM BOY TO	BOY OF
					OF EQUITY	AWARDS	VESTING DATE	AWARDS
					AWARDS	GRANTED IN	OF AWARDS	GRANTED
					GRANTED	ANY PRIOR	GRANTED IN	IN PRIOR
			PLUS		DURING YEAR	YEAR	ANY PRIOR	YEAR THAT
	SCT	MINUS SCT	PENSION		THAT ARE	THAT ARE	YEAR THAT	WERE
	TOTAL FOR	CHANGE IN	VALUE		OUTSTANDING	OUTSTANDING	VESTED	FORFEITED	NON-PEO
	NON-PEO	PENSION	SERVICE	MINUS SCT	AND UNVESTED	AND UNVESTED	DURING	DURING	NEOs
YEAR	NEOs	VALUE	COST	EQUITY	AT EOY	AT EOY	THE YEAR	THE YEAR	CAP
2022	$2,280,483	$846,793	$—	$(1,970,003)	$1,253,448	$(546,994)	$(815,908)	$(1,074,730)	$(26,911)
2021	$3,035,088	$105,473	$—	$(1,724,948)	$2,003,403	$1,388,365	$459,843	$—	$5,267,224
2020	$3,607,399	$(995,665)	$117,478	$(1,399,950)	$1,879,152	$201,719	$116,406	$—	$3,526,539

"EOY" = end of Year; "BOY" = Beginning of Year

The three items listed below represent the most important financial performance measures used by PPG to link compensation actually paid to our named executive officers for 2022 to the Company’s performance:

MOST IMPORTANT PERFORMANCE MEASURES
Adjusted earnings per diluted share
Cash flow return on capital
Total shareholder return

Please see “Annual Compensation” and “Long-Term Incentive Compensation” on pages 48 through 56 for a description of how these metrics are used in our executive compensation program.

As shown in the chart below, the Company’s TSR performance for the immediately preceding three years was aligned with the companies included in the peer group, and when the six-year TSR is compared to peers, the Company has outperformed the peers.

The peer group consists of: 3M Co., Akzo Nobel N.V., Axalta Coatings Systems Ltd., Dow, Inc., Dupont de Nemours, Inc., Eastman Chemical Co., Masco Corp., RPM International Inc., and The Sherwin-Williams Co.

2023 Proxy Statement 73

As shown in the chart below, the PEO’s and the Non-PEO NEOs’ CAP amounts are aligned with the Company’s TSR. This is primarily due to the Company’s use of equity incentives, which are tied directly to stock price in addition to the Company’s financial performance.

CAP versus Total Shareholder Return
Compensation Actually Paid (CAP)
$000s
$25,000
$20,000
$15,000
$10,000
$5,000
$0
-$5,000
$16,689
$3,527
$22,568
$5,267
$239
-$27
$110
$133
$99
2020
2021
2022
Total Shareholder Return (TSR)
Value of Initial Fixed $100 Investment
$150
$125
$100
$75
$50
$25
$0
CAP for PEO
Average CAP for non-PEO NEOs
TSR

As shown in the chart below, the Company’s CAP is aligned with the Company's net income. The Company does not use net income to determine compensation levels or incentive plan payouts.

74 2023 Proxy Statement

The chart below which compares the PEO’s and the other non-PEO NEOs’ CAP to PPG’s company-selected measure, adjusted earnings per diluted share, indicates that there is a very strong relationship between adjusted earnings per diluted share and CAP. This is primarily due to the Company's use of equity incentives, which are tied directly to stock price and earnings growth in addition to the Company's financial performance.

2023 Proxy Statement 75

PROPOSAL 2: Advisory Vote on Approval of the Compensation of the Named Executive Officers

As required by the rules of the Securities and Exchange Commission, we are including in this Proxy Statement a non-binding, advisory shareholder vote on our executive compensation as described in this Proxy Statement (commonly referred to as “say-on-pay”). Based upon the vote of our shareholders at the 2011 and 2017 Annual Meetings and the Board’s recommendation, PPG has provided this advisory vote on an annual basis.

We encourage shareholders to review the section of this Proxy Statement relating to executive compensation on pages 39 through 70. The Board believes that PPG’s executive compensation program aligns the interests of our executives with those of our shareholders. Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value. To this end, a substantial portion of our executives’ annual and long-term compensation is performance-based, with the payment being contingent on the achievement of performance goals. We believe our program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our shareholders. This balance is evidenced by the following:

●	In 2022, the Company delivered record net sales despite the global COVID-19 pandemic and ongoing raw material, labor and transportation availability challenges, and geopolitical challenges which significantly impacted the Company’s 2022 performance. Record total net sales for 2022 were approximately $17.7 billion, up 5% compared to 2021. The Company’s 2022 full-year reported net income from continuing operations was $1.0 billion, or $4.33 per diluted share versus $1.4 billion, or $5.93 per diluted share, in 2021. Full-year 2022 adjusted earnings per diluted share from continuing operations decreased 11% year-over-year to $6.05 compared with $6.77 in 2021. Adjusted net income from continuing operations for 2022 was $1.4 billion, versus $1.6 billion in 2021.
●	In 2022, the Company generated approximately $1.0 billion of reported cash flow from operations and $1.1 billion of adjusted cash flow from operations, which is lower than 2021 primarily due to a larger increase in working capital in 2022 compared to the prior year, which reflects the impact of higher raw material costs on inventories and higher selling prices on trade receivables. We made solid progress in the second half of 2022 lowering our inventories on a sequential basis.
●	As the year progressed, year-over-year segment margins improved.
●	Our business portfolio continued to demonstrate its resiliency with record full year net sales, up 5% compared to the prior year.
●	Selling prices increased 11% compared to prior year.
●	Organic sales increased 8% driven by pricing realization of 11%, partially offset by 3% lower sales volumes.
●	Operating working capital as a percentage of sales as of December 2022 was higher than December 2021 by 300 basis points. Selling, general and administrative costs as a percentage of sales decreased by nearly 1%.
●	In September, the Company raised the per-share dividend by 5%—paying approximately $570 million in dividends in 2022. The Company also repurchased $190 million of stock in 2022.
●	We continued the integration of our recent acquisitions, including timely realization of acquisition-related synergies. These businesses are all executing well and will provide the Company with increased organic growth prospects in the next few years.
●	Cost savings from restructuring actions and acquisition-related synergies totaled about $110 million.

76 2023 Proxy Statement

The following charts contain adjusted earnings per diluted share from continuing operations, net sales and adjusted net income from continuing operations as used for determining the compensation of our executive officers for each of the last five fiscal years:

Adjusted Earnings Per Diluted Share from Continuing Operations	Net Sales (In Millions USD)	Adjusted Net Income from Continuing Operations (In Millions USD)

*2019 Adjusted Earnings Per Diluted Share includes $0.16 for the year-over-year impact of foreign currency translation. **Beginning in 2021, the Company reports adjusted net income and adjusted earnings per diluted share excluding amortization expense relating to intangible assets from completed acquisitions. Adjusted earnings per diluted share for 2020 has been recast to exclude acquisition-related amortization expense. ***Beginning with the calculation of the 2022 annual incentive award, adjusted net income from continuing operating as used for determining compensation excludes one half of the full year earnings impact of foreign currency translation versus the Company’s 2022 plan. As such, 2022 adjusted earnings per diluted share includes a benefit of $0.17 representing one half of the effect of foreign currency translation versus plan.

Adjusted earnings per diluted share from continuing operations and adjusted net income from continuing operations are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and should not be considered a substitute for earnings per diluted share or net income or other financial measures as computed in accordance with U.S. GAAP. PPG’s management considers this information useful in providing insight into the Company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. A Regulation G reconciliation of adjusted earnings per diluted share from continuing operations and adjusted net income from continuing operations to reported earnings per diluted share from continuing operations and net income from continuing operations is included in Annex A to this Proxy Statement.

●	We had a solid performance in 2022 despite a weakening demand environment, as geopolitical issues in Europe, COVID-19-related impacts in China, a strong dollar and continued input and other cost inflation weighed on our business results. We achieved our 2022 target for price increases, but we did not achieve our adjusted earnings per diluted share from continuing operations, adjusted cash flow from operating activities and sales volume growth targets. As a result, annual incentive awards were paid to executive officers ranged from 63% to 89% of target. Our total shareholder return over the past three years when measured against the S&P 500 was in the 28th percentile resulting in the payment of long-term TSR share awards at 0.0% of target.
●	Between 71% and 90% of the named executive officers’ target total direct compensation opportunity for 2022 was in the form of performance-based variable compensation and long-term incentives motivating them to deliver strong business performance and create shareholder value.
●	Base salary and annual incentive targets for our executive officers are established annually to maintain parity with the competitive market for executives in comparable positions. Target total annual compensation for each position is set at or near the market median.
●	PPG’s compensation programs are reviewed annually to identify any inherent material risks to PPG created by these programs. Based on the results of the 2022 review, we concluded that the design of our compensation programs does not encourage our employees to take unnecessary or excessive risks that could harm the long-term value of PPG.
●	At the 2022 Annual Meeting, we held a shareholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with approximately 95% of shareholder votes cast in favor of our 2022 say-on-pay resolution. Following its review of this vote, the Human Capital Management and Compensation Committee recommended to the full Board that we retain our general approach to executive compensation, with an emphasis on short-term and long-term incentive compensation that rewards our executive officers when they deliver value for our shareholders. Consistent with this philosophy:
●	Our performance metrics are focused on increasing shareholder value and are tied to measures impacting both shorter-term and longer-term performance. Shorter-term performance metrics include adjusted earnings per diluted share from continuing operations, cash flow from operating activities, earnings before interest and taxes, working

2023 Proxy Statement 77

capital reduction, price increase and sales volume growth. Longer-term performance metrics include total shareholder return, adjusted earnings per diluted share growth, cash flow return on capital and stock price appreciation.
●	Payment of long-term incentive awards is based solely on Company performance. We have three-year award and payout cycles for both performance-based restricted stock units, or PBRSUs, and total shareholder return shares, or TSR shares. We also have three-year vesting for stock options.
●	We provide very limited perquisites to our executive officers.
●	Our officers are subject to stock ownership requirements. Our Executive Chairman and our President and Chief Executive Officer must own shares of PPG common stock with a value of six times their base salary, and the other executive officers must own shares of PPG common stock with a value of three times their base salary. Officers are expected to meet these ownership requirements within five years of election. Those officers who have not yet met this requirement are paid 20% of their annual incentive in PPG stock, which is restricted from sale for a period of two to five years. In addition, for officers who have been subject to the policy for more than five years at their current requirement level and have not met the ownership requirement, 100% of the vested shares delivered from the PBRSU award and TSR share award must be held by the officer for a minimum of one year and until the requirement is met. All executive officers named in the Summary Compensation Table have met their ownership requirement.
●	Our officers may not engage in transactions that are contrary to the interests of shareholders, such as “short sales,” “short sales against the box,” “put” and “call” options and hedging transactions designed to minimize an executive’s risk inherent in owning PPG stock. In addition, officers may not hold PPG stock in a margin account and may not pledge PPG stock as collateral for a loan.
●	Executive officers are subject to a “clawback” policy that is designed to recoup incentive compensation when a financial restatement occurs and certain other conditions exist.
●	We do not provide tax gross-ups on perquisites to our named executive officers.

Accordingly, you are asked to vote on the following resolution:

RESOLVED: The Board strongly endorses the Company’s executive compensation program and recommends that the shareholders vote in favor of the following resolution: that the shareholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement on pages 39 through 70 and disclosed in accordance with rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained therein.

Because the vote is advisory, it will not be binding upon the Board or the Human Capital Management and Compensation Committee, and neither the Board nor the Human Capital Management and Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Human Capital Management and Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation programs.

Vote Required

Adoption of the resolution approving the compensation of the Company’s named executive officers will require the affirmative vote of more than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

78 2023 Proxy Statement

PROPOSAL 3: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

The Dodd-Frank Act requires that we include in this Proxy Statement the advisory vote on executive compensation (commonly referred to as "say-on-pay") appearing in Proposal 2. In addition, the Dodd-Frank Act requires that companies provide their shareholders with a separate non-binding shareholder vote every six years to advise the Board on whether the say-on-pay vote should occur every one, two or three years. You have the option to vote for any one of the three options or to abstain on the matter.

In 2017, the Company last asked its shareholders to recommend the frequency of future say-on-pay votes. At that time, the Board recommended and shareholders agreed that PPG should hold a say-on-pay vote annually. In keeping with that recommendation, the Company has held a say-on-pay vote annually. Since 2023 marks the sixth year since the last shareholder recommendation, the Company is required to ask its shareholders again to recommend the frequency of future say-on-pay votes. As it did in 2011 and 2017, the Board has determined that an advisory vote on executive compensation every year is the best approach for the Company based on a number of considerations. An annual advisory vote on the compensation of our named executive officers allows us to obtain information on shareholders' views of the compensation of our named executive officers on a more consistent basis. In addition, an annual advisory vote on the compensation of our named executive officers aligns more closely with our objective to engage in regular dialogue with our shareholders on corporate governance matters, including our executive compensation philosophy, policies and programs. We understand that our shareholders may have different views as to what is the best approach for PPG, and we look forward to hearing from our shareholders on this proposal.

The proxy card provides shareholders with the opportunity to choose one of four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board's recommendation but to convey their recommendation to the Board as to how frequently the Company should hold future advisory votes on executive compensation.

Although this advisory vote regarding the frequency of say-on-pay votes is non-binding on the Board, the Board and the Human Capital Management and Compensation Committee will review the voting results and take them into consideration when making a determination concerning the frequency of future advisory votes on executive compensation.

Vote Required

The frequency of the advisory vote on executive compensation (every one, two or three years) receiving a plurality of the votes cast, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting will be considered the frequency recommended by the Company's shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO CONDUCT AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR.

2023 Proxy Statement 79

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Service Fees Paid to the Independent Registered Public Accounting Firm

In 2021 and 2022, we retained PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. In 2021 and 2022, PricewaterhouseCoopers LLP provided services in the following categories and amounts:

	MILLIONS OF DOLLARS
	2022	2021
Audit fees(1)	$10.0	$10.1
Audit-related fees(2)	$0.2	$0.4
Tax fees(3)	$1.1	$1.2
All other fees(4)	$0.1	$0
Total All Fees	$11.4	$11.8
(1)	Fees related to the audit of the consolidated financial statements and internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, comfort letters, statutory and regulatory audits, consents, quarterly reviews and consultations concerning financial accounting and reporting standards arising during the audits.
(2)	Fees related to non-recurrent projects, including certain agreed-upon procedures, and in 2021 reimbursement of legal fees incurred by PricewaterhouseCoopers LLP.
(3)	Fees related to tax compliance, planning and advice.
(4)	Fees related to seminars and the use of accounting research and reporting tools.

The services performed by PricewaterhouseCoopers LLP in 2022 were pre-approved in accordance with the Audit Committee pre-approval policy and procedures adopted at its July 19, 2017 meeting. Additional services were approved during the year as needed, in accordance with this policy. In so doing, the committee determined that the provision of these services is compatible with maintaining the principal accountant’s independence. In 2022, no services were provided by PricewaterhouseCoopers LLP that were approved by the committee after such services were performed.

Audit Committee Pre-approval Policy

The pre-approval policy describes the permitted audit, audit-related, tax and other services that PricewaterhouseCoopers LLP may perform and lists a range of fees for these services (referred to as the Service List). The services listed in the pre-approval policy are pre-approved by the Audit Committee. If a type of service to be provided by PricewaterhouseCoopers LLP is not included in the Service List, the committee must specifically pre-approve it. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to pre-approve engagements has been delegated to the committee chair to accommodate time sensitive service proposals. Any pre-approval decisions made by the chair must be communicated to the full committee at the next scheduled meeting.

80 2023 Proxy Statement

PROPOSAL 4: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to appropriate questions from shareholders.

It is intended that the shares represented by each proxy will be voted, in the discretion of the persons appointed as proxies, FOR the ratification. If the selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will reconsider the appointment of the Company’s independent registered public accounting firm. Even if the selection of PricewaterhouseCoopers LLP is ratified by our shareholders, the Audit Committee in its discretion could decide to terminate the engagement of PricewaterhouseCoopers LLP and engage another firm if the committee determines such action to be necessary or desirable.

Vote Required

The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023 will require the affirmative vote of more than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.

2023 Proxy Statement 81

PROPOSAL 5: Shareholder Proposal for an Independent Board Chair

The AFL-CIO Equity Reserve Funds, the owner of 66,248 shares of PPG stock, has advised us that it intends to present the shareholder proposal below for action at the Annual Meeting. The shareholder proposal and the supporting statement are presented exactly as received from the proponent in accordance with the rules of the Securities and Exchange Commission, and we disclaim any responsibility for their content.

Shareholder Proposal

RESOLVED: Shareholders of PPG Industries, Inc. (the “Company”) urge the Board of Directors (the “Board”) to adopt a policy to require that the Chair of the Board (the “Chair”) shall be an independent director who has not previously served as an executive officer of the Company.

This policy shall apply prospectively so as not to violate any contractual obligations, with amendments to the Company's governing documents as needed. The policy should also specify the process for selecting a new independent Chair if the current Chair ceases to be independent between annual meetings of shareholders. Compliance with the policy may be excused if no independent director is available and willing to be Chair.

SUPPORTING STATEMENT

We believe that an independent Chair will enhance the independent leadership of the Board. In our opinion, the Board’s oversight of management can be diminished when the Board Chair is not an independent director. We favor having an independent Board Chair to provide a more robust oversight of risk including of environmental, social, and governance issues. Independent board chain have become more common in recent years. In 2021, 37 percent of S&P 500 boards were chaired by an independent director, compared to 21 percent a decade ago.1

Our Company has announced that Michael McGarry intends to retire as Executive Chairman of the Company on October 1, 2023. Prior to Tim Knavish’s appointment as Company CEO, Mr. McGarry had served as Chair and CEO since 2016. In our view, this leadership transition provides the opportunity for the Board to appoint an independent director as Chair. We note that Mr. McGarry joined the Company in 1981 and Mr. Knavish joined the Company in 1987. While this long service with the Company is commendable, we believe that having an independent director serve as Chair will bring a valuable outside perspective to Board deliberations.

According to Institutional Shareholder Services, “boards with independent leadership (either via an independent Chair or a Lead Director) are more likely to be more diverse, have more balance tenure, are more responsive to shareholders, while their CEO pay levels are less likely to be excessive relative to peers.”2 According to Glass Lewis, “shareholders are better served when the board is led by an independent chairman who we believe is better able to oversee the executives of the Company and set a pro-shareholder agenda without management conflicts that exist when the CEO or other executive also serves as a chairman.”3

For these reasons, we urge shareholders to vote FOR this resolution.

Board of Directors’ Statement in Opposition to the Shareholder Proposal

PPG’s Board believes that the interests of its shareholders are best served when the Board has the flexibility to determine PPG’s leadership structure.

Under the Company's Corporate Governance Guidelines, the Board has the authority to determine whether the positions of Chair of the Board and Chief Executive Officer should be held by the same or different persons. The shareholder proposal seeks to mandate one rigid leadership structure for all circumstances and would therefore prevent our directors from determining the most appropriate leadership structure for PPG’s Board at any given time. The Board believes that the Company and its shareholders are best served when the Board holds the ability to determine its own leadership structure. At the Company’s 2021 Annual Meeting, a similar shareholder proposal requiring the appointment of an independent Chair was not approved by the Company’s shareholders.

The Board has determined that the appropriate structure for the Board at this time is for Mr. McGarry, our former Chief Executive Officer, to serve as Executive Chairman of the Board, while also providing for the counterbalance of a strong

1 Spencer Stuart, 2021 U.S. Spencer Stuart Board Index, 2021, https://www.spencerstuart.com//media/2021/october/ssbi2021/us-spencer-stuart-board-index-2021.pdf

2 Institutional Shareholder Services, Independent Board Leadership Matters: Evidence from Governance Practices, November 9, 2018, https://www.issgovernance.com/library/indcpcndent-board-leadership-matters/

3 Glass Lewis, In-Depth: Independent Board Chairman, March 2016, https://www.g]asslewis.com/wpcontent/uploads/2016/03/2016-In-Depth-Report-INDEPENDENT-BOARD-CHAIRMAN.pdf.

82 2023 Proxy Statement

independent Lead Director, fully independent Board committees, and other good governance practices as described below and elsewhere in this Proxy Statement.

The Board believes that Mr. McGarry is the best person to serve as Chairman because he is the director most familiar with our business and industry and the director most capable of identifying strategic priorities, communicating these to the Board and executing our business strategy. The Board believes Mr. McGarry’s service as Executive Chairman creates a highly effective bridge between the Board and management and provides the leadership to execute our business strategy and create shareholder value. In addition, having Mr. McGarry continue to serve as Executive Chairman demonstrates to our employees, suppliers, customers, shareholders and other stakeholders that PPG has undertaken a thoughtful and measured leadership transition. Mr. McGarry’s Board leadership will allow for the continued, orderly transition of the Chief Executive Officer role to Mr. Knavish and will allow Mr. McGarry to continue to mentor Mr. Knavish as he begins his tenure as PPG’s Chief Executive Officer. Having Mr. McGarry serve as Executive Chairman also provides the Board time to consider the best Board leadership approach for PPG after Mr. McGarry retires based on the Company’s current circumstances. This flexibility would not be possible in the future if the shareholder proposal is approved.

At least annually, the Board reexamines our corporate governance policies and Board leadership structure to ensure that it provides the optimal structure for PPG given the circumstances at the time. While the Board has believed that the combined role of the Chair and Chief Executive Officer strikes an appropriate balance that does not constrain independent oversight of the Company, the Board recognizes that in the future there may be circumstances under which an independent Board Chair would be appropriate.

PPG’s Board has implemented robust governance structures and practices that provide for accountability, strong independent leadership, and effective independent oversight of the Company.

●	The Board has appointed an independent Lead Director with broad responsibilities that are clearly defined in our Corporate Governance Guidelines, including:
●	serving as Chair of the meetings of the independent directors and all meetings of the Board at which the Executive Chair is not present;
●	authority to call meetings of the independent directors;
●	facilitating communications and serving as a liaison between the Executive Chairman, the Chief Executive Officer and the independent directors;
●	communicating to the Executive Chairman and the Chief Executive Officer any suggestions, views or concerns expressed by the independent Directors and being available to consult with the Executive Chairman and the Chief Executive Officer about the concerns of the Board;
●	approving Board meeting agendas and other types of information sent to the Board and facilitating efficient and effective Board functioning;
●	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;
●	being available for consultation and direct communication with major shareholders as appropriate;
●	participating in the identification and evaluation of director candidates and facilitating director development;
●	establishing a close relationship and trust with the Chief Executive Officer and acting as a resource for and advisor to the Chief Executive Officer;
●	unless otherwise directed by the Board, serving as the independent directors’ representative in extraordinary matters such as significant corporate transactions and crisis situations;
●	recommending to the Board the formation and membership of ad-hoc committees of the Board to oversee extraordinary matters such as significant corporate transactions and crisis situations; and
●	authorizing the retention of outside advisors and consultants who report directly to the Board on Board-wide issues.

Through these responsibilities, the Lead Director provides independent oversight of management and meaningful coordination between our Executive Chairman and our independent directors.

●	With the exception of Mr. McGarry and Mr. Knavish, the Board is comprised entirely of independent directors, as determined under the rules of the New York Stock Exchange and the categorical independence standards adopted by the Board in PPG’s Corporate Governance Guidelines. Our independent directors collectively bring to the Board vast leadership experience, industry expertise, and other critical skills, and they have individually demonstrated the willingness to think and act independently on behalf of our shareholders. The Board continually reviews its composition with a focus on refreshing necessary skill sets to oversee management’s execution of the Company’s strategy, and we have added nine new independent directors since the end of 2014.

2023 Proxy Statement 83

●	Each of the Audit Committee, Nominating and Governance Committee, Human Capital Management and Compensation Committee and Sustainability and Innovation Committee is comprised solely of independent directors. This means only the independent directors oversee critical matters such as the quality and integrity of our financial statements; our compliance with legal and regulatory requirements; corporate governance; the performance and compensation of our executive officers, including our Executive Chairman and our Chief Executive Officer; the nomination of directors; the evaluation of the Board and its committees; and our sustainability initiatives.
●	In 2022, we amended our Articles of Incorporation and Bylaws to provide for the annual election of our directors and to replace the supermajority voting requirements in our governing documents with a simple majority vote.
●	As required by our Corporate Governance Guidelines, our independent directors meet separately, without management present, at each meeting of the Board. In addition, our Board committees meet in executive session on a regular basis without the presence of management.
●	All directors have the ability to suggest items for inclusion on the agenda and may raise at any Board meeting subjects that are not on the agenda for that meeting. All directors also have complete access to management, and the Board and its committees have the authority to retain legal, accounting and other outside consultants to advise the Board or committees as they deem appropriate.

Because of these strong governance structures, the Board does not believe that a policy mandating an independent Chair is necessary to achieve effective independent leadership and management oversight.

It is instructive that over 60% of S&P 500 companies do not require an independent chair of the board as required by the shareholder proposal. According to the Spencer Stuart U.S. Board Index 2021, only 36% of S&P 500 companies have an independent chair of the board (available at https://www.spencerstuart.com/research-and-insight/us-board-index).

The Board believes that having the flexibility to appoint a single leader for the Company, coupled with an independent Lead Director with significant responsibilities, makes it unnecessary to have an absolute requirement that the Chair be an independent director.

PPG’s Board believes that an independent Chair is not required to oversee PPG’s environmental, social and governance (“ESG”) risks.

In its supporting statement, the proponent states, “We favor having an independent Board Chair to provide a more robust oversight of risk including of environmental, social, and governance issues.” Like the proponent, the Board of Directors recognizes the importance of independent oversight of the Company’s ESG programs and risks. The Board is actively engaged in PPG’s ESG programs and initiatives, and significant ESG risks are reviewed and evaluated by the Board and its committees as part of its ongoing oversight of the Company’s risk management.

In 2021, the Board conducted a comprehensive review of its oversight of the Company’s ESG programs and practices to ensure that the Board or one of its committees has oversight responsibility for each of the ESG programs and practices that is significant to PPG. As a result of this review, the Board in 2021 revised our Corporate Governance Guidelines and the charters of each committee to more clearly specify the ESG programs and practices overseen by the Board and each of its committees. For more information about how the Board oversees PPG’s ESG programs, see “Corporate Governance—The Board’s Role in ESG.”

Given the strong independent Board oversight of the Executive Chairman, the Chief Executive Officer and management and the Company’s robust corporate governance structures, including an empowered and effective independent Lead Director and effective Board oversight of PPG’s ESG efforts, the Board does not believe that a fixed policy requiring an independent Chair is in the best interests of PPG’s shareholders.

Vote Required

Adoption of the shareholder proposal requesting the Board of Directors to adopt a policy to require that the Chair of the Board shall be an independent director who has not previously served as an executive officer of the Company will require the affirmative vote of more than one half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL IF IT IS PROPERLY PRESENTED AT THE ANNUAL MEETING.

84 2023 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2022 regarding the number of shares of PPG common stock that may be issued under PPG’s equity compensation plans:

NUMBER OF SECURITIES
REMAINING AVAILABLE FOR
FUTURE ISSUANCE
	NUMBER OF SECURITIES	WEIGHTED-AVERAGE	UNDER EQUITY
	TO BE ISSUED UPON EXERCISE	EXERCISE PRICE OF	COMPENSATION PLANS
	OF OUTSTANDING OPTIONS,	OUTSTANDING OPTIONS,	(EXCLUDING SECURITIES
	WARRANTS AND RIGHTS	WARRANTS AND RIGHTS	REFLECTED IN COLUMN (A))
PLAN CATEGORY	(A)	(B)	(C)(2)
Equity compensation plans approved by security holders(1)	4,159,011	$117.16	8,051,415
Equity compensation plans not approved by security holders(3)	—	$—	—
Total	4,159,011	$117.16	8,051,415
(1)	All securities were granted under the PPG Industries, Inc. Amended and Restated Omnibus Incentive Plan.
(2)	Represents securities remaining available for future issuance under the PPG Industries, Inc. Amended and Restated Omnibus Incentive Plan and includes securities that represent the incremental increase above target for a maximum payout.
(3)	Excluded from the information presented here are common stock equivalents held under the PPG Industries, Inc. Deferred Compensation Plan and the PPG Industries, Inc. Deferred Compensation Plan for Directors, neither of which are equity compensation plans. As supplemental information, there were 492,037 common stock equivalents held under such plans as of December 31, 2022.

2023 Proxy Statement 85

BENEFICIAL OWNERSHIP

Beneficial Ownership Tables

As of the close of business on the record date, February 17, 2023, there were outstanding 235,357,983 shares of PPG common stock, par value $1.66⅔ per share. Set forth below is certain information concerning the beneficial owners of more than 5% of PPG’s outstanding shares:

	NUMBER OF SHARES		PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER	BENEFICIALLY OWNED		SHARES OUTSTANDING
BlackRock, Inc.	20,729,550	(1)	8.8%
and/or certain other entities
55 East 52nd Street
New York, NY 10055
JPMorgan Chase & Co.	17,752,958	(2)	7.5%
and/or certain other entities
383 Madison Avenue
New York, NY 10179
Massachusetts Financial Services Company	14,451,181	(3)	6.1%
and/or certain other entities
111 Huntington Avenue
Boston, MA 02199
The Vanguard Group, Inc.	20,701,127	(4)	8.8%
and/or certain other entities
100 Vanguard Boulevard
Malvern, PA 19355
Wellington Management Group LLP	15,255,645	(5)	6.5%
and/or certain other entities
280 Congress Street
Boston, MA 02210
(1)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 25, 2023, BlackRock, Inc. and/or certain affiliated entities reported aggregate beneficial ownership of 20,729,550 shares of PPG common stock as of December 31, 2022. Blackrock, Inc. reported that it possessed sole voting power over 18,709,386 shares and sole dispositive power over 20,729,550 shares. BlackRock, Inc. also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.
(2)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 25, 2023, JPMorgan Chase & Co. and/or certain affiliated entities reported aggregate beneficial ownership of 17,752,958 shares of PPG common stock as of December 31, 2022. JPMorgan Chase & Co. reported that it possessed sole voting power over 15,771,512 shares, sole dispositive power over 17,681,711 shares, shared dispositive power over 68,793 shares and shared voting power over 68,721 shares.
(3)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2023, Massachusetts Financial Services Company (“MFS”) and/or certain affiliated entities reported aggregate beneficial ownership of 14,451,181 shares of PPG common stock as of December 31, 2022. MFS reported that it possessed sole voting power over 13,351,207 shares and sole dispositive power over 14,451,181 shares. MFS also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.
(4)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2023, The Vanguard Group and/or certain affiliated entities reported aggregate beneficial ownership of 20,701,127 shares of PPG common stock as of December 31, 2022. The Vanguard Group reported that it possessed sole voting power over 0 shares, sole dispositive power over 19,763,020 shares, shared dispositive power over 938,107 shares and shared voting power over 325,713 shares.
(5)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2023, Wellington Management Group LLP and/or certain affiliated entities reported aggregate beneficial ownership of 15,255,645 shares of PPG common stock as of December 31, 2022. Wellington Management Group LLP reported that it possessed shared voting power over 14,019,556 shares and shared dispositive power over 15,255,645 shares. Wellington Management Group LLP also reported that it did not possess sole voting or sole dispositive power over any shares beneficially owned.

86 2023 Proxy Statement

The following table sets forth all shares of PPG common stock beneficially owned, as of February 17, 2023, by each director and each executive officer named in the Summary Compensation Table, as well as all directors and all executive officers of the Company as a group.

	SHARES OF BENEFICIALLY OWNED COMMON STOCK
	AND COMMON STOCK EQUIVALENTS(1)
	BENEFICIALLY OWNED	COMMON STOCK
NAME OF BENEFICIAL OWNER	COMMON STOCK(2)	EQUIVALENTS(3)	TOTAL(4)
Stephen F. Angel	1,000	36,073	37,073
Hugh Grant	1,000	79,685	80,685
Melanie L. Healey	5,112	2,449	7,561
Gary R. Heminger	500	6,365	6,865
Timothy M. Knavish	70,066	10,253	80,319
Michael W. Lamach	1,000	9,332	10,332
Kathleen A. Ligocki	106	2,701	2,807
Michael H. McGarry	725,066	5,330	730,396
Michael T. Nally	264	2,092	2,356
Guillermo Novo	274	2,967	3,241
Martin H. Richenhagen	28,076	—	28,076
Catherine R. Smith	3,886	—	3,886
Anne M. Foulkes	30,529	557	31,086
Rebecca B. Liebert	24,693	—	24,693
Vincent J. Morales	122,588	15,929	138,517
Ramaprasad Vadlamannati	64,919	—	64,919
All Directors and Executive Officers as a Group(5)	1,116,250	173,733	1,289,983
(1)	Each of the named beneficial owners has sole voting power and sole investment power as to all the shares beneficially owned by them with the exception of (i) shares held by certain of them jointly with, or directly by, their spouses and children and (ii) the common stock equivalents shown in the second column, and described more fully below, which have no voting power.
(2)	Shares of common stock considered to be “beneficially owned” include both common stock actually owned and shares of common stock as to which there is a right to acquire ownership on, or within 60 days after, February 17, 2023. These amounts reflect shares subject to options exercisable within 60 days of February 17, 2023: as follows: Mr. McGarry, 512,335; Mr. Knavish, 40,892; Ms. Foulkes, 12,159; Ms. Liebert, 0; Mr. Morales, 91,628 and Mr. Vadlamannati, 34,721. These amounts also include shares held in the PPG Industries Employee Savings Plan as of February 17, 2023 as follows: Mr. McGarry, 15,586; Mr. Knavish, 5,052; Ms. Foulkes, 6,105; and Mr. Morales, 8,295. In April 2022, each director received 1,232 time-based restricted stock units. The directors’ restricted stock units granted in 2022 vest on April 19, 2023 and are not included in the table because these restricted stock units do not vest within 60 days of February 17, 2023. To the Company’s knowledge, none of the shares reflected in the table have been pledged.
(3)	Certain directors hold common stock equivalents in their accounts in the Deferred Compensation Plan for Directors, which is described under “Deferred Compensation.” Certain executive officers hold common stock equivalents in their accounts in the Deferred Compensation Plan, which is described under “PPG Industries Employee Savings Plan and Deferred Compensation Plan.” Common stock equivalents are hypothetical shares of common stock having a value on any given date equal to the value of a share of common stock. Common stock equivalents earn dividend equivalents that are converted into additional common stock equivalents, but carry no voting rights or other rights afforded to a holder of common stock. Upon leaving the Company, the common stock equivalents are made available for distribution, and all distributions are made in the form of one share of PPG common stock for each common stock equivalent credited to the person’s deferred account.
(4)	This is the sum of the beneficially owned common stock and the common stock equivalents as shown in the previous two columns. None of the identified beneficial owners holds more than 1.0% of the voting securities of PPG outstanding. The beneficial owners as a group hold less than 1.0% of the voting securities of PPG outstanding.
(5)	The group consists of 17 persons: the directors and executive officers named in this Proxy Statement and PPG’s remaining executive officer: Ms. Amy R. Ericson.

2023 Proxy Statement 87

GENERAL MATTERS

When and where is the Annual Meeting?

The Annual Meeting will be held on Thursday, April 20, 2023, at 11:00 a.m., Eastern Time. This year’s Annual Meeting will be a virtual shareholders meeting held via the Internet which you can attend by visiting https://www.cesonlineservices.com/ppg23_vm. There will be no physical location for in-person attendance at the Annual Meeting.

Why am I receiving these proxy materials?

In connection with the solicitation of proxies by our Board of Directors to be voted at the 2023 Annual Meeting of Shareholders, these materials have been made available to you on the Internet or, upon your request or under certain other circumstances, have been delivered to you by mail in printed form.

If your shares were registered directly in your name with our transfer agent, Computershare Investor Services, as of the close of business on February 17, 2023, you are considered a shareholder of record, and we have sent you these proxy materials.

If your shares were held in the name of a bank, brokerage account or other nominee as of the close of business on February 17, 2023, you are considered a beneficial owner of the shares held in street name. Your bank, broker or other nominee has sent you these proxy materials. You should direct your bank, broker or other nominee on how to vote your shares, and we encourage you to make such direction. If you do not make a direction with respect to Proposals 1, 2, 3, or 5, your bank, broker or other nominee will not be able to vote your shares on your behalf with respect to such proposals.

What is included in these materials?

These proxy materials include:

●	Our Notice of Annual Meeting and Proxy Statement for the 2023 Annual Meeting; and
●	Our 2022 Annual Report to shareholders, which includes our audited consolidated financial statements.

If you received printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?

In accordance with the rules of the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to our shareholders, we have elected to furnish these materials by providing access to these documents over the Internet. Accordingly, on or about March 9, 2023, we sent a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to our shareholders of record and beneficial owners. All shareholders have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability.

What does it mean if I receive more than one set of proxy materials?

It means you have multiple accounts at the transfer agent or with banks, brokers or other nominees. If you received more than one Notice of Internet Availability, you may need to enter separate electronic control voting numbers when voting by the Internet to ensure that all of your shares have been voted. If you received more than one proxy card or vote instruction form, please complete and provide your voting instructions for all proxy cards and vote instruction forms that you receive.

How can I get electronic access to the proxy materials?

The Notice of Internet Availability provides you with instructions regarding how to (1) view our proxy materials for the Annual Meeting on the Internet; (2) vote your shares after you have viewed our proxy materials; and (3) request a printed copy of the proxy materials.

Our proxy materials are also available online at investor.ppg.com.

88 2023 Proxy Statement

What am I voting on?

You are voting on five proposals. Details of each proposal are included in this Proxy Statement.

●	Proposal 1: To elect as directors the five nominees named in this Proxy Statement as directors to serve in a class whose term expires in 2025: Stephen F. Angel, Hugh Grant, Melanie L. Healey, Timothy M. Knavish and Guillermo Novo;
●	Proposal 2: To vote on a nonbinding resolution to approve the compensation of the Company’s named executive officers on an advisory basis;
●	Proposal 3: To vote on the frequency of future advisory votes on executive compensation on an advisory basis;
●	Proposal 4: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023; and
●	Proposal 5: To vote on a shareholder proposal to adopt a policy requiring an independent board chair, if properly presented.

What are the Board’s recommendations on how I should vote my shares?

The Board of Directors recommends that you vote your shares as follows:

●	Proposal 1: FOR the election of five directors to serve in a class whose term expires in 2025;
●	Proposal 2: FOR the approval of the compensation of the Company’s named executive officers on an advisory basis;
●	Proposal 3: EVERY YEAR on the frequency of future advisory votes on executive compensation on an advisory basis;
●	Proposal 4: FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023; and
●	Proposal 5: AGAINST the shareholder proposal to adopt a policy requiring an independent board chair.

What are my choices when voting?

●	Proposal 1: You may cast your vote in favor of or against election of each of the nominees or you may elect to abstain from voting your shares. Abstentions and broker non-votes will not be taken into account to determine the outcome of the election of directors.
●	Proposals 2, 4 and 5: You may cast your vote in favor of or against each proposal, or you may elect to abstain from voting your shares. Abstentions and broker non-votes will have no effect on the outcome of these proposals.
●	Proposal 3: You may cast your vote in favor of every one year, two years or three years or abstain from voting your shares. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

What vote is needed for the proposals to be adopted?

As of the record date, February 17, 2023, there were 235,357,983 shares of PPG common stock issued and outstanding. Each shareholder is entitled to one vote for each share of common stock held.

●	Quorum: In order to conduct the Annual Meeting, more than one-half of the outstanding shares must be present or be represented by proxy. This is referred to as a quorum. If you vote by Internet or by telephone, or submit a properly executed proxy card or vote instruction form, you will be considered part of the quorum. Abstentions and broker non-votes on any proposal to be acted on by shareholders will be treated as present at the Annual Meeting for purposes of a quorum.
●	Proposal 1: Each director nominee who receives a majority of the votes cast (the number of shares voted “for” the director must exceed 50% of the votes cast with respect to that director) at the Annual Meeting will be elected as a director.
●	Proposal 2: More than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting must vote for the proposal for it to be adopted. The advisory vote on this proposal is nonbinding. However, the Human Capital Management and Compensation Committee will take into account the outcome of the vote on this proposal when making future decisions about the Company's executive

2023 Proxy Statement 89

compensation arrangements, policies and procedures. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
●	Proposal 3: The frequency of the advisory vote on executive compensation (every one, two or three years) receiving a plurality of the votes cast, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting will be considered the frequency recommended by the Company's shareholders. The advisory vote on this proposal is nonbinding. However, the Board and the Human Capital Management and Compensation Committee will review the voting results and take them into consideration when making a determination concerning the frequency of future advisory votes on executive compensation.
●	Proposals 4 and 5: More than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting must vote for the proposal for it to be adopted. Abstentions and broker non-votes will have no effect on the outcome of these proposals.

How do I vote?

You may vote your shares by any one of the following methods:

●	By Internet: Log onto the website indicated in the Notice of Internet Availability or on the proxy card or vote instruction form.
●	By telephone: Call the toll-free number shown on the proxy card or vote instruction form and follow the voice prompts.
●	By mail: Mark your votes, sign and return the proxy card or vote instruction form in the postage-paid envelope provided.
●	By ballot: Attend the Annual Meeting virtually and vote online during the meeting.

If you vote by the Internet or by telephone, you do not need to send in a proxy card or vote instruction form. The deadline for Internet and telephone voting will be 11:59 p.m., Eastern Time, on April 19, 2023. If your shares are held in the name of a bank, broker or other nominee, and you wish to vote your shares online while attending the virtual Annual Meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must submit to Corporate Election Services when you register to attend the meeting.

What happens if I do not give specific voting instructions?

The Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the Annual Meeting in the manner you direct. If you (1) choose the “submit your vote” option without voting on each individual proposal when voting on the Internet or by telephone or (2) if you are a shareholder of record and sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by our Board on all matters presented in this Proxy Statement.

If your shares are held by a broker, bank or other nominee, the broker, bank or nominee will ask you how you want to vote your shares. If you give the broker, bank or nominee instructions, your shares will be voted as you direct. If you do not give instructions, your broker, bank or nominee may vote your shares in its discretion for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023 (Proposal 4), but your broker, bank or nominee will not vote your shares at all with respect to any of the other proposals. We encourage you to provide instructions to your bank, broker or nominee by carefully following the instructions provided. This will ensure that your shares are voted at the Annual Meeting as you direct.

How can I change or revoke my vote after I have voted?

You have the right to change your vote or revoke your proxy before it is exercised at the Annual Meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the virtual Annual Meeting and voting online during the meeting. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked. Please note that any re-votes by mail or proxy revocations must be received by our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272 prior to the Annual Meeting in order to be effective.

90 2023 Proxy Statement

How will shares in employee benefit plans be voted?

This Proxy Statement is being used to solicit voting instructions from you with respect to shares of PPG common stock that you own, but which are held by the trustees of a retirement or savings plan for the benefit of you and other plan participants. Shares held in the benefit plans that are entitled to vote will be voted by the trustees pursuant to your instructions. Shares held in any employee benefit plan that you are entitled to vote, but do not vote, will not be voted by the trustees. You must instruct the trustees to vote your shares by utilizing one of the voting methods described above.

Who will count and certify the votes?

Representatives of Corporate Election Services and the staff of our corporate secretary and Investor Relations offices will count the votes and certify the election results. The results will be publicly filed with the Securities and Exchange Commission on a Form 8-K within four business days after the Annual Meeting.

How can I attend the virtual Annual Meeting?

This year’s Annual Meeting will be held in a virtual format through a live webcast which you can attend by visiting https://www.cesonlineservices.com/ppg23_vm.

Shareholders of PPG as of the close of business on February 17, 2023, the record date, or those that hold a valid proxy for the meeting, are entitled to participate in and ask questions at the Annual Meeting. All shareholders wishing to attend the virtual Annual Meeting must pre-register no later than 5:00 p.m., Eastern Time, on April 19, 2023.

Registered Shareholders

Shareholders of record as of the record date may register to participate in the Annual Meeting by visiting the website https://www.cesonlineservices.com/ppg23_vm. Please have your proxy card or Notice of Internet Availability containing your 11-digit control number available and follow the instructions to complete your registration request. After registering, you will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting.

Beneficial Shareholders

Shareholders whose shares are held through a broker, bank or other nominee as of the record date may register to participate in the virtual Annual Meeting by visiting the website https://www.cesonlineservices.com/ppg23_vm. Please have your voting instruction form, Notice of Internet Availability, or other communication containing your control number available and follow the instructions to complete your registration request, including uploading a copy of one of these documents. After registering, you will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting. If you are a beneficial shareholder and you wish to vote your shares online during the virtual Annual Meeting, rather than submitting your voting instructions before the Annual Meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must submit when voting online during the Annual Meeting.

Listen-Only, Live Webcast

A listen-only, live webcast of the virtual Annual Meeting will also be available to all shareholders and guests who do not pre-register at https://www.cesonlineservices.com/ppg23_vm. Pre-registration is required to vote and submit questions during the meeting.

We encourage you to access the virtual Annual Meeting or live, listen-only webcast 15 to 30 minutes before it begins. Online check-in will start at approximately 10:30 a.m. Eastern Daylight Time on April 20, 2023. If you have difficulty accessing the meeting, please follow the instructions contained in the reminder email you will receive the evening before the meeting. We will have technicians available to assist you.

How can I ask questions at the virtual Annual Meeting?

We will have a question and answer session during the Annual Meeting. To ask a question during the Annual Meeting, you must be a shareholder and have pre-registered for the Annual Meeting as discussed above under “How can I attend the virtual Annual Meeting.” The question and answer session will answer questions submitted live during the Annual Meeting. Questions may be submitted during the Annual Meeting on the Annual Meeting website and shareholders may be limited to two questions. Substantially similar questions will be answered once to avoid repetition and allow more time for other questions. Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. If there are questions pertinent to meeting matters that are not answered during the meeting due to time constraints, management will post answers to a representative set of such questions on our

2023 Proxy Statement 91

Investor Relations website at investor.ppg.com. These questions and answers will be available as soon as practicable after the meeting.

How do I obtain a copy of materials related to corporate governance?

Our Corporate Governance Guidelines, charters of each standing committee of our Board of Directors, Global Code of Ethics, Code of Ethics for Senior Financial Officers and other materials related to our corporate governance are published on the Corporate Governance section of our website at investor.ppg.com.

Who is soliciting my vote and what are the solicitation expenses?

This solicitation is being made on behalf of our Board of Directors, but may also be made without additional compensation by our directors, officers or employees by telephone, facsimile, e-mail or personal interview. We will bear the expense of the preparation, printing and mailing of the Notice of Internet Availability and these proxy materials. We have hired D.F. King & Company to help us send out the proxy materials and to solicit proxies for the Annual Meeting, the estimated cost of which is approximately $17,500 plus reimbursement of certain additional out of pocket expenses. We will request brokers, banks and other nominees who hold shares of PPG common stock in their names to furnish proxy materials to beneficial owners of the shares. We will reimburse these brokers, banks and nominees for their reasonable out of pocket expenses incurred in forwarding solicitation materials to such beneficial owners.

How can I submit a proposal for consideration at the 2024 Annual Meeting of Shareholders?

To be considered for the 2024 Annual Meeting, shareholder proposals must be submitted in writing to our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272. No proposal can be included in our Proxy Statement for the 2024 Annual Meeting unless it is received by our corporate secretary no later than November 10, 2023. The proposal must also comply with the rules of the Securities and Exchange Commission relating to shareholder proposals.

Any shareholder whose proposal is not included in our Proxy Statement relating to the 2024 Annual Meeting and who intends to present business for consideration at the 2024 Annual Meeting must give notice to our corporate secretary in accordance with Section 1.5 of our Bylaws (which are available on the Corporate Governance section of our website at investor.ppg.com) and such business must otherwise be a proper matter for shareholder action. If, as expected, the 2024 Annual Meeting of Shareholders is held on April 18, 2024, then the notice must be received by our corporate secretary on or before January 19, 2024.

How can I recommend someone as a candidate for director?

A shareholder who wishes to recommend or nominate a candidate for director of PPG may write to the chair of the Nominating and Governance Committee of the Board of Directors, in care of our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272.

To be effective for consideration at the 2024 Annual Meeting, the recommendation or nomination must be received by our corporate secretary by the deadlines set forth in our Bylaws and must include information required under our Bylaws, including information about the nominating shareholder and information about the nominee that would be required to be included in a Proxy Statement under the rules of the Securities and Exchange Commission. Director nominations submitted pursuant to PPG’s proxy access Bylaw for consideration at the 2024 Annual Meeting must be received by PPG no earlier than October 11, 2023 and no later than November 10, 2023. For additional information regarding the nomination procedure, see “Corporate Governance—Shareholder Recommendations or Nominations for Director and Proxy Access.”

92 2023 Proxy Statement

OTHER INFORMATION

Householding Information

PPG and some banks, brokers and other nominees are participating in the practice of “householding” proxy materials. This means that shareholders who share the same address may not receive separate copies of proxy materials, unless we have received instructions to the contrary. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of the proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your bank, broker or other nominee if your shares are held in a brokerage account or us if you hold registered shares. We will promptly deliver an additional copy of the proxy materials to you, without charge, if you write to Investor Relations at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272, or call us at (412) 434-3318.

Other Matters

So far as is known, no matters other than those described herein are expected to come before the Annual Meeting. It is intended, however, that the proxies solicited hereby will be voted on any other matters that may properly come before the Annual Meeting, or any adjournment thereof, in the discretion of the person or persons voting such proxies unless the shareholder has indicated on the proxy card that the shares represented thereby are not to be voted on such other matters.

Pittsburgh, Pennsylvania

March 9, 2023

2023 Proxy Statement 93

ANNEX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

PPG believes investors' understanding of the Company’s performance is enhanced by the disclosure of net income from continuing operations and earnings per diluted share from continuing operations adjusted for certain items. PPG’s management considers this information useful in providing insight into the Company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income from continuing operations and earnings per diluted share from continuing operations adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income and earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and adjusted earnings per diluted share from continuing operations may not be comparable to similarly titled measures as reported by other companies.

Net income from continuing operations (attributable to PPG) and earnings per share – assuming dilution (attributable to PPG) are reconciled to adjusted net income from continuing operations (attributable to PPG) and adjusted earnings per share – assuming dilution below:

	2022		2021		2020		2019		2018
FOR THE YEAR-ENDED	NET INCOME		NET INCOME		NET INCOME		NET INCOME		NET INCOME
(MILLIONS, EXCEPT PER SHARE AMOUNTS)	$	EPS(1)	$	EPS(1)	$	EPS(1)	$	EPS(1)	$	EPS(1)
Net income from continuing operations (attributable to PPG)	$1,028	$4.33	$1,420	$5.93	$1,056	$4.44	$1,243	$5.22	$1,323	$5.40
Impairment and other related charges, net(2)	214	0.90	12	0.05	64	0.27	—	—	11	0.05
Acquisition-related amortization expense(3)	126	0.53	130	0.55	99	0.42	—	—	—	—
Business restructuring-related costs, net(4)	56	0.24	20	0.08	166	0.70	168	0.71	53	0.21
Transaction-related costs, net(5)	12	0.05	69	0.29	7	0.03	13	0.05	4	0.02
Pension settlement charges	—	—	36	0.15	—	—	—	—	—	—
Net charges related to environmental remediation and other costs	—	—	26	0.11	19	0.08	47	0.20	58	0.24
Net tax charge related to UK statutory rate change	—	—	22	0.09	—	—	—	—	—	—
Expenses incurred due to natural disasters	—	—	13	0.06	13	0	—	—	—	—
Change in allowance for doubtful accounts related to COVID-19	—	—	(11)	(0.05)	23	0.10	—	—	—	—
Income from legal settlements	—	—	(17)	(0.07)	—	—	—	—	—	—
Asbestos-related claims reserve adjustment(6)	—	—	(101)	(0.42)	—	—	9	0.04	—	—
Charge related to early retirement of debt	—	—	—	—	5	0.02	—	—	—	—
Net charges related to litigation matters	—	—	—	—	—	—	—	—	19	0.08
Net tax charge related to U.S. Tax Cuts and Jobs Act	—	—	—	—	—	—	—	—	(13)	(0.05)
Gains from the sale of non-operating assets	—	—	—	—	—	—	—	—	(20)	(0.08)
Charges related to a customer assortment change	—	—	—	—	—	—	—	—	14	0.05
Adjusted net income from continuing operations (attributable to PPG)(7)	$1,436	$6.05	$1,619	$6.77	$1,452	$6.12	$1,480	$6.22	$1,449	$5.92

(1)	Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(2)	In the first quarter 2022, the Company recorded impairment and other related charges due to the wind down of the company’s operations in Russia. Subsequently, the Company released a portion of the previously established reserves for Receivables and Inventories due to the collection of certain trade receivables and the realization of certain inventories. Also in 2022, impairment and other related charges were recorded for the write-down of certain assets and liabilities related to the planned sale of a non-core business and for certain asset write downs. In 2021, an impairment charge was recorded for the write-down of certain assets related to the previously planned sale of certain smaller entities in non-strategic regions.
(3)	Beginning in 2021, the Company reports adjusted earnings per diluted share excluding amortization expense relating to intangible assets from completed acquisitions. Adjusted earnings per diluted share for 2020, as shown in the table above, has been recast to exclude acquisition-related amortization expense.
(4)	Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases related to previously approved programs.
(5)	Transaction-related costs, net include advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions. Transaction-related costs, net also include the impact for the step up to fair value of inventory acquired in certain acquisitions.
(6)	In the fourth quarter 2021, the reserve for asbestos-related claims was reduced to reflect the Company’s current estimate of potential liability for these claims.
(7)	As discussed within the "Compensation Discussion and Analysis" section of the 2023 Proxy Statement, full year 2022 adjusted net income and adjusted earnings per share from continuing operations as calculated for purposes of determining incentive compensation excluded $41 million and $0.17, respectively, which represents one half of the full year earnings impact of foreign currency translation versus the Company's 2022 plan. In 2019, adjusted net income and adjusted earnings per share from continuing operations as calculated for purposes of determining incentive compensation excluded $39 million and $0.16, respectively, which represents the year-over-year impact of foreign currency translation on earnings.

C
2023 Proxy Statement A-1

NOTE: At least one registered owner must sign exactly as their name appears above. Give full title if signing for a corporation or partnership or as attorney, agent or in another representative capacity. V OTE BY T ELEPHONE Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote. V OTE BY I NTERNET Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote. V OTE BY M AIL Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230. Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683 Vote by Internet Access the Website and cast your vote: www.cesvote.com Vote by Mail return your proxy card in the postage-paid envelope provided QR Code Scan with a mobile device Vote 24 hours a day, 7 days a week. If you vote by telephone or Internet, please do not send your proxy by mail. PPG INDUSTRIES, INC. One PPG Place Pittsburgh, PA 15272 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 4, “1 YEAR” FOR PROPOSAL 3 AND “AGAINST” PROPOSAL 5. 1. APPROVE THE ELECTION OF DIRECTORS TO SERVE IN THE CLASS WHOSE TERM EXPIRES IN 2025: FOR AGAINST ABSTAIN (1) STEPHEN F. ANGEL    (2) HUGH GRANT    (3) MELANIE L. HEALEY    (4) TIMOTHY M. KNAVISH    (5) GUILLERMO NOVO    2. APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS ON AN ADVISORY BASIS  FOR  AGAINST  ABSTAIN 3. PROPOSAL TO RECOMMEND THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION  1 YEAR  2 YEARS  3 YEARS  ABSTAIN 4. RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023  FOR  AGAINST  ABSTAIN 5. SHAREHOLDER PROPOSAL TO ADOPT A POLICY REQUIRING AN INDEPENDENT BOARD CHAIR, IF PROPERLY PRESENTED  FOR  AGAINST  ABSTAIN SIGNATURE(S) DATE:  Please fold and detach card at perforation before mailing.  PPG Industries, Inc. P. O. Box 1150 Pittsburgh, PA 15230 

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PPG INDUSTRIES, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 20, 2023. The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 9, 2023, hereby appoints T.M. Knavish, A.M. Foulkes and J.R. Gette, or any of them, with full power of substitution to each, proxies to represent the undersigned and to vote all of the shares of the Common Stock of PPG Industries, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the 2023 Annual Meeting of Shareholders of the Company, or any adjournment thereof, as directed on the reverse side hereof and in their discretion on such other matters as may properly come before the meeting or any adjournment thereof. The shares represented by this proxy will be voted as directed on the reverse side hereof. If no direction is given, however, the shares represented by this proxy will be voted FOR the proposal to approve the election of Stephen F. Angel, Hugh Grant, Melanie L. Healey, Timothy M. Knavish and Guillermo Novo to serve in the class whose term expires in 2025, FOR the proposal to approve the compensation of the Company’s named executive officers on an advisory basis, ONE YEAR on a nonbinding resolution to recommend the frequency with which shareholders shall be entitled to have an advisory vote on executive compensation, FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2023, and AGAINST the shareholder proposal to adopt a policy requiring an independent board chair, if properly presented. This card votes all of the shares of the Common Stock of the Company held under the same registration in any one or more of the following manners: as a shareholder of record; in the shareholder Investor Services Program; in the PPG Industries Employee Savings Plan; in the PPG Canada Inc. Retirement Savings Plan; and in the PPG Puerto Rico Employee Savings Plan. Please complete, sign and date this card on the reverse side and return it promptly in the enclosed reply envelope if you do not vote by telephone or over the Internet.  Please fold and detach card at perforation before mailing. 